Exhibit 4.1
Execution Version

INDENTURE
Dated as of June 27, 2023
Among
FORTREA HOLDINGS INC.
and
U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee and as Collateral Agent
7.500% SENIOR SECURED NOTES DUE 2030

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Exhibit A	Form of Note
Exhibit B	Form of Effective Date Supplemental Indenture to Be Delivered by the Initial Subsidiary Guarantors
Exhibit C	Form of Supplemental Indenture to Be Delivered by Subsequent Subsidiary Guarantors
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INDENTURE, dated as of June 27, 2023, among Fortrea Holdings Inc., a Delaware corporation (the “Company”), upon consummation of the Spin-off (as defined herein) and execution and delivery of the Effective Date Supplemental Indenture (as defined herein) and each supplemental indenture substantially in the form of Exhibit C hereto, as applicable, certain subsidiaries of the Company, as Subsidiary Guarantors (as defined herein) from time to time party hereto, and U.S. Bank Trust Company, National Association, as Trustee and as Collateral Agent.
W I T N E S S E T H
WHEREAS, the aggregate principal amount of the Notes that may be authenticated and delivered under this Indenture is unlimited;
WHEREAS, the Company has duly authorized the issuance of $570,000,000 aggregate principal amount of 7.500% Senior Secured Notes due 2030 (the “Initial Notes”);
WHEREAS, the Company has duly authorized the execution and delivery of this Indenture; and
WHEREAS, on the Effective Date (as defined herein), certain subsidiaries of the Company and the Trustee shall enter into the Effective Date Supplemental Indenture substantially in the form of Exhibit B hereto pursuant to which the Subsidiaries listed on the signature pages of such Exhibit B (the “Initial Subsidiary Guarantors”) will become Subsidiary Guarantors under this Indenture and the Notes.
NOW, THEREFORE, the Company, the Trustee and the Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes.
ARTICLE 1
DEFINITIONS AND INCORPORATION BY REFERENCE
Section 1.01    Definitions.
“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to the Company and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” were references to such Pro Forma Entity and its subsidiaries that will become Restricted Subsidiaries), all as determined (or estimated by the Company in good faith) on a consolidated basis for such Pro Forma Entity in accordance with GAAP.
“Acquired Entity or Business” has the meaning provided in the definition of “Consolidated EBITDA.”
“Acquisition” means any acquisition, by merger, consolidation, amalgamation or otherwise, by the Company or any of its Restricted Subsidiaries of assets (including any assets constituting a business unit, line of business or division) or Capital Stock.
“Additional Notes” means additional Notes (other than the Initial Notes) issued from time to time under this Indenture in accordance with Sections 2.01, 4.09 and 4.12.
“Additional Obligations” means the Obligations with respect to any indebtedness having Pari Passu Lien Priority (but without regard to the control of remedies) relative to the Notes with respect to the Collateral (other than the Senior Credit Facility Obligations); provided that an authorized representative of the holders of such indebtedness shall be a party to the Intercreditor Agreement or shall have executed a joinder to the Intercreditor Agreement (or entered into such other intercreditor agreement having substantially similar terms as the Intercreditor Agreement, taken as a whole) and such Obligations have been designated as Additional Obligations pursuant to the Intercreditor Agreement.
“Additional Secured Parties” means the holders of any Additional Obligations and any trustee, authorized representative or agent of such Additional Obligations.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Agent” means any Registrar or Paying Agent.
“Applicable Percentage” means 100.0%; provided that the Applicable Percentage shall be (1) 50.0% if the Secured Leverage Ratio as of the last day of the most recent Test Period is less than or equal to 3.40:1.00 but greater than 2.90:1.00, or (2) 0.0% if the Secured Leverage Ratio as of the last day of the most recent Test Period is less than or equal 2.90:1.00.
“Applicable Premium” means, with respect to a Note on any date of redemption, the greater of:
(1)    1.0% of the principal amount of such Note; and
(2)    the excess, if any, of (a) the present value as of such date of redemption of (i) the redemption price of such Note on July 1, 2026 (such redemption price being set forth in Section 3.07(d)), plus (ii) all required interest payments due on such Note through July 1, 2026 (excluding accrued but unpaid interest to, but not including, the date of redemption), computed using a discount rate equal to the Treasury Rate as of such date of redemption plus 50 basis points, over (b) the then-outstanding principal of such Note;
provided that the Company shall calculate the Applicable Premium and the Trustee shall have no duty to calculate or confirm the calculation of the Applicable Premium.
“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.
“Asset Sale” means (a) the sale, lease, conveyance or other disposition of Property and (b) the sale or transfer by the Company or any Restricted Subsidiary of any Capital Stock issued by any Restricted Subsidiary and held by such transferor Person (excluding director’s qualifying shares and shares issued to foreign nationals as required by applicable law). For the avoidance of doubt, “Asset Sale” shall not include the granting of any Permitted Lien or any issuance by the Company of any of its Capital Stock to another Person, but shall include the sale of any Property as a result of any foreclosure or exercise of remedies pursuant thereto.
Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:
(1)    any disposition or issuance by any Subsidiary of the Company of its Capital Stock to the Company or any Restricted Subsidiary;

(2)    the disposition of Cash Equivalents and marketable securities in the ordinary course of business;
(3)    (i) dispositions of inventory, or worn-out, obsolete or surplus equipment and other tangible fixed assets, in each case in the ordinary course of business and (ii) dispositions of other property that is immaterial and no longer used or useful in the conduct of the business of the Company and its Restricted Subsidiaries (including, without limitation, (x) dispositions of any Property acquired in connection with a Permitted Acquisition that the Company determines is or will not be useful or necessary in the conduct of the business of the Company and its Restricted Subsidiaries, (y) dispositions of intellectual property (including allowing registered intellectual property to lapse or be abandoned), the disposition of which would not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of the Company and its Restricted Subsidiaries, taken as a whole and (z) allowing any registrations or any applications for registration of any immaterial intellectual property to lapse, expire or be abandoned);
(4)    the substantially contemporaneous exchange of Property for Property of a like or similar kind, to the extent that the Property (together with any cash or Cash Equivalents) received in such exchange is of a value substantially equivalent to the value or of greater value of the Property exchanged as determined in good faith by the Company (which exchange, for the avoidance of doubt, may be a component of a larger transaction);
(5)    a disposition pursuant to a Sale Leaseback conducted on an arm’s length basis for fair market value and, immediately after giving effect thereto, no Event of Default has occurred and is continuing;
(6)    dispositions of the type referred to in, and permitted (as determined by the Company in good faith) by, Section 5.01 and dispositions constituting a Change of Control;
(7)    dispositions resulting from any loss, casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Company or any Restricted Subsidiary;
(8)    leases or subleases granted to third parties that do not materially interfere with the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole;
(9)    to the extent constituting a disposition, Permitted Liens, Permitted Investments (other than those described in clause (32) of the definition of “Permitted Investments”) and Restricted Payments permitted by Section 4.07;
(10)    (i) collection of accounts receivable, (ii) conversions of Cash Equivalents and the Investments listed in clause (9)(i) of the definition of “Permitted Investments”, into cash or other Cash Equivalents; and (iii) conversions of the long-term Investments referred to in clause (9)(i) of the definition of “Permitted Investments” (and any gains thereon realized or accruing after the Effective Date) into other long-term Investments listed in clause (9)(i) of the definition of “Permitted Investments” or into cash or other Cash Equivalents;
(11)    the transfer of Property (i) by the Company or a Restricted Subsidiary to the Company or any other Restricted Subsidiary or (ii) from a Person which is not the Company or a Restricted Subsidiary to (A) the Company or a Restricted Subsidiary or (B) any other Person other than the Company or a Restricted Subsidiary;

(12)    the sale or issuance of the Capital Stock of any Person that is not the Company or a Restricted Subsidiary to any other Person, including, without limitation, in connection with any tax restructuring activities not otherwise prohibited by this Indenture; provided that, upon giving Pro Forma Effect to any such activities, the Liens on the Collateral securing the Notes, taken as a whole, would not be materially impaired;
(13)    the cross-licensing, non-exclusive licensing, sublicensing or licensing of intellectual property in the ordinary course of business;
(14)    (i) sales or discounting, on a non-recourse basis and in the ordinary course of business of past due accounts receivable in connection with the collection or compromise thereof and (ii) sales or discounting, on a non-recourse basis of past due accounts receivable in connection with the collection or compromise thereof (provided that in the case of this clause (ii), the aggregate amount of sales or discounting on a non-recourse basis in any fiscal year with respect to any such accounts receivable that are less than 90 days past due shall not exceed the greater of $50.0 million and 12.5% of Consolidated EBITDA for the most recent Test Period (determined at the time of such sales and discounting for the most recent Test Period));
(15)    the unwinding or termination of any Rate Contract permitted by this Indenture;
(16)    dispositions of Investments in joint ventures or any non-Wholly Owned Subsidiary to the extent required by buy/sell arrangements (including tag, drag and the like) between the joint venture or similar parties set forth in the joint venture arrangement or similar binding agreements (in each case, that is binding upon the Company or its Subsidiaries);
(17)    dispositions of non-core assets acquired in connection with a Permitted Acquisition which are (x) made in order to obtain antitrust approval, (y) necessary and advisable (determined by the Company in good faith) to consummate an acquisition or (z) held for sale and not for continued operation of the Company’s business;
(18)    any issuance or sale of Capital Stock in, or Indebtedness or other securities or assets of, an Unrestricted Subsidiary (other than Unrestricted Subsidiaries the primary assets of which are cash and/or Cash Equivalents) or a Restricted Subsidiary which owns an Unrestricted Subsidiary (other than an Unrestricted Subsidiary the primary assets of which are cash and/or Cash Equivalents) provided such Restricted Subsidiary owns no assets other than the Capital Stock of such an Unrestricted Subsidiary;
(19)    dispositions in connection with any Permitted Receivables Financing or Supply Chain Financing;
(20)    any other sale, lease, conveyance or other disposition of Property; provided that (x) the fair market value of such Property does not exceed the greater of (i) $60.0 million and (ii) 15.0% of Consolidated EBITDA (determined at the time such disposition is made for the most recent Test Period) per transaction and (y) the aggregate fair market value of all Property so sold, leased, conveyed or disposed on or after the Issue Date pursuant to this clause (20) does not exceed the greater of (i) $125.0 million and (ii) 30.0% of Consolidated EBITDA (determined at the time such disposition is made for the most recent Test Period);
(21)    dispositions of property or assets in a single transaction or series of related transactions with a fair market value of less than the greater of (x) $40.0 million and (y) 10.0% of Consolidated EBITDA for the most recent Test Period; and

(22)    (i) any disposition to effectuate the Internal Restructuring pursuant to the Spin-off Documents on substantially the terms described in the Form 10 and (ii) any other disposition to Labcorp or any of its Subsidiaries pursuant to the Spin-off Documents or any related transactions.
“Authorized Representative” means, at any time, (i) in the case of any Senior Credit Facility Obligations or the Senior Credit Facility Secured Parties, the Senior Credit Facility Agent, (ii) in the case of the Notes Obligations or the Notes Secured Parties, the Collateral Agent, and (iii) in the case of any other Series of Additional Obligations or Additional Secured Parties that become subject to the Intercreditor Agreement after the Effective Date, the Authorized Representative named for such Series in the applicable joinder agreement to the Intercreditor Agreement.
“Bankruptcy Code” means Title 11 of the United States Code, as amended.
“Bankruptcy Law” means the Bankruptcy Code, and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or the city in which the Corporate Trust Office of the Trustee is located are authorized or required by law to close.
“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any Property by such Person as lessee that has been or should be accounted for as a capital or finance lease on a balance sheet of such Person prepared in accordance with GAAP.
“Capital Lease Obligations” means, at any time, with respect to any Capital Lease, the amount of liability in respect of such Capital Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.
“Capital Stock” means (x) all shares of capital stock (whether denominated as common stock or preferred stock), shares, equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting and (y) all securities convertible into or exchangeable for Capital Stock and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Capital Stock, whether or not presently convertible, exchangeable or exercisable.
“Cash Equivalents” means:
(1)    U.S. dollars, or such local currencies of the jurisdictions in which Foreign Subsidiaries operate, held from time to time in the ordinary course of business;
(2)    securities issued or directly and fully guaranteed or insured by the U.S. Government or any agency or instrumentality of the U.S. (provided that the full faith and credit of the U.S. is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(3)    marketable general obligations issued by any state of the U.S. or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of “A” or better from either S&P or Moody’s;
(4)    certificates of deposit, demand deposits, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by S&P, or “A” or the equivalent thereof by Moody’s, and having combined capital and surplus in excess of $500.0 million;
(5)    repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) entered into with any bank meeting the qualifications specified in clause (4) above;
(6)    commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s, or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and
(7)    interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (6) above.
“CFC” means any direct or indirect Subsidiary of the Company (other than an English Subsidiary) that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.
“Change of Control” means:
(1)    prior to the Effective Time, Labcorp ceasing to own, directly or indirectly, 100% of the Company’s Capital Stock; or
(2)    the acquisition by any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than, prior to the Effective Time, Labcorp and its direct and indirect wholly-owned Subsidiaries, of the beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of their assets); or
(3)    the sale, assignment, lease, conveyance, transfer or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or
(4)    the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.
Notwithstanding the foregoing, at any time after the Effective Time, a transaction in which the Company becomes a Subsidiary of another Person (other than a Person that is an individual) or is merged with or into (or consolidates with) another Person shall not itself constitute a Change of Control if, immediately following the consummation of such transaction, no “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) (including, in each case, the holders of the Capital Stock of such other Person), other than such other Person or its direct or indirect wholly-owned Subsidiaries, beneficially owns (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, more than 50% of the total voting power of the Voting Stock of the Company or such successor by merger or such consolidated entity.
For purposes of clause (2) of this definition, at any time when more than 50% of the total voting power of the Voting Stock of the Company is directly or indirectly owned by a parent entity, all references to the Company shall be deemed to refer to its ultimate parent entity (but excluding, in the case of a limited partnership the general partner of which is owned by a convenience party, such as a trust for the benefit of a charity, such general partner and such convenience party (but not any other Person or “group” who has the right to direct the general partner in its capacity as such) that directly or indirectly owns such Voting Stock).
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” means all of the assets and property of the Company and the Subsidiary Guarantors, whether real, personal or mixed, securing or purported to secure any Notes Obligations, other than the Excluded Property.
“Collateral Agent” means U.S. Bank Trust Company, National Association, not in its individual capacity but solely as collateral agent for the Notes Secured Parties, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.
“Collateral Documents” means, collectively, the Security Agreement, the English Security Documents, the Mortgages (if any), the Intercreditor Agreement, any Customary Intercreditor Agreement, and all other security agreements, pledge agreements, patent, copyright and trademark security agreements and other similar agreements (including, without limitation, any joinders or supplements to any of the foregoing), pledging or granting a lien on Collateral, by or between the Company or any one or more of the Subsidiary Guarantors and the Collateral Agent for the benefit of the Collateral Agent and the Notes Secured Parties now or hereafter delivered to the Collateral Agent pursuant to or in connection with the transactions contemplated by this Indenture or executed and delivered pursuant to any of the Collateral Documents, as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time.
“Common Stock” means with respect to any Person, any and all shares of, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.
“Company Order” means a written request or order signed on behalf of the Company by an Officer of the Company, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, and delivered to the Trustee.
“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period, plus (without duplication) to the extent the same was deducted or not included (and not otherwise added back or excluded) in calculating Consolidated Net Income as determined on a consolidated basis for the Company and the Restricted Subsidiaries in accordance with GAAP:

(a)    Consolidated Taxes; plus
(b)    Consolidated Interest Expense; plus
(c)    depreciation and amortization expense (including amortization of (i) intangible assets and non-cash organization costs, (ii) deferred financing fees, debt issuance costs, commissions, fees and expenses, bridge, commitment and other financing fees, discounts, yield and other fees and charges, (iii) unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, (iv) capitalized software expenditures or costs, capitalized customer acquisition costs and incentive payments and capitalized conversion costs and contract acquisition costs, and (v) favorable or unfavorable lease assets or liabilities); plus
(d)    Consolidated Non-cash Charges; plus
(e)    any extraordinary, unusual or non-recurring reserves, losses or expenses (including costs of legal settlements, fines, judgments or orders); plus
(f)    any expenses or charges related to (whether or not consummated) any issuance of Capital Stock, Investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness (including a refinancing thereof), including (i) such fees, expenses or charges related to the Senior Credit Facility, (ii) any amendment or other modification of the loans under the Senior Credit Facility or other Indebtedness and (iii) the Transaction Expenses; plus
(g)    business optimization expenses or reserves and other restructuring charges and non-recurring charges, reserves or expenses, including, without limitation, one-time costs incurred in connection with acquisitions and investments (including travel and out-of-pocket costs, professional fees for legal, accounting and other services), the effect of inventory optimization programs, facility openings and closures, facility consolidations, retention, systems establishment costs, contract termination costs, future lease commitments and excess pension charges; plus
(h)    (A) pro forma adjustments, including pro forma “run rate” cost savings, operating expense reductions and other synergies related to the Transactions projected by the Company in good faith to result from actions that have been taken, actions with respect to which substantial steps have been taken or actions that are expected to be taken (in each case, in the good faith determination of the Company), in any such case within eight fiscal quarters after the Effective Date and (B) without duplication, pro forma adjustments, including pro forma “run rate” cost savings, operating expense reductions, and other synergies related to mergers, business combinations, Permitted Acquisitions and similar Permitted Investments, Asset Sales and other similar transactions, or related to restructuring initiatives, cost savings initiatives and other initiatives projected by the Company in good faith to result from actions that have been taken, actions with respect to which substantial steps have been taken or actions that are expected to be taken (in each case, in the good faith determination of the Company), in any such case, within eight fiscal quarters after the date of consummation of such merger, business combination, Permitted Acquisition or similar Permitted Investment, Asset Sale or other similar transaction or the initiation of such restructuring initiative, cost savings initiative or other initiative; provided that, for the purpose of this clause (h), (i) with respect to any relevant Test Period, the aggregate adjustments in the calculation of Consolidated EBITDA for such period pursuant to this clause (h) shall not exceed 25.0% of Consolidated EBITDA (calculated after giving effect to any adjustments pursuant to this clause (h)), (ii) any such adjustments shall be added to Consolidated EBITDA for each Test Period until fully realized and shall be calculated on a Pro Forma Basis as though such adjustments had been realized on the first day of the relevant Test Period and shall be calculated net of the amount of actual benefits realized from such actions and (iii) any such adjustments shall be reasonably identifiable and factually supportable; plus

(i)    public company costs (including, for the avoidance of doubt, fees, costs and expenses associated with, in anticipation of, in preparation for, or of compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and fees, costs and expenses relating to compliance with the provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as applicable to companies with equity or debt securities held by the public, the rules of national securities exchanges for companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement, fees, costs and expenses relating to investor relations, shareholder meetings and reports to shareholders and debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees and listing fees); plus
(j)    non-cash write-downs or write-offs with respect to revaluing assets and liabilities; plus
(k)    non-cash losses from joint ventures and non-cash minority interest reductions; plus
(l)    non-cash losses attributable to the mark-to-market movement in the valuation of any Rate Contract to the extent the cash impact resulting from such losses has not been realized pursuant to Accounting Standards Codification 815; plus
(m)    losses relating to amounts paid in cash prior to the stated settlement date of any Rate Contract; plus
(n)    non-cash interest expense, non-cash write-offs of deferred financing costs and all other non-cash expenses or charges; plus
(o)    (i) the aggregate amount of Net Income for such period attributable to non-controlling interests of third parties or minority interest expense in any non-Wholly Owned Subsidiary (which, for the avoidance of doubt, shall be calculated to lower the amount of any add-back under this clause (o) to the extent of any negative Net Income), excluding cash distributions in respect thereof to the extent included in Consolidated Net Income for such period and (ii) any ordinary course dividend, distribution or other payment paid in cash and received from any Person in excess of amounts included in clause (g) of the definition of “Consolidated Net Income”; plus
(p)    the amount of any fees and other compensation paid to the members of the board of directors (or the equivalent thereof) of the Company or any of its parent entities; plus
(q)    any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment or disposition permitted under this Indenture, in each case, to the extent deducted in calculating Consolidated Net Income for such period; plus
(r)    to the extent reimbursed in cash from insurance, expenses with respect to liability or casualty events or business interruption; plus
(s)    any net loss from or in respect of disposed, abandoned or discontinued operations; plus
(t)    all charges, expenses or losses in connection with, incurred or suffered as a result of, or necessitated due to the Spin-off; plus
(u)    losses or discounts on sales or other payments of receivables and related assets in connection with any Permitted Receivables Financing or similar arrangement; plus

(v)    any earn-out and/or contingent consideration obligation (including those accounted for as bonuses, compensation or otherwise) and any adjustment thereof incurred in connection with the Transactions and/or any acquisition and/or other Investment (whether or not consummated) that is paid or accrued during such period and, in each case, adjustments thereof;
less, without duplication, to the extent that the same was added or included in calculating Consolidated Net Income,
(A)    any extraordinary, unusual or non-recurring gains; plus
(B)    non-cash gains with respect to revaluing assets and liabilities; plus
(C)    non-cash gains from joint ventures and non-cash minority interest increases; plus
(D)    non-cash gains attributable to the mark-to-market movement in the valuation of any Rate Contract to the extent the cash impact resulting from such gains has not been realized pursuant to Accounting Standards Codification 815; plus
(E)    gains relating to amounts received in cash prior to the stated settlement date of any Rate Contract; plus
(F)    non-cash interest gains, non-cash gains of deferred financing costs and all other non-cash gains or benefits; plus
(G)    gains from disposed, abandoned or discontinued operations; plus
(H)    non-cash items increasing Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced Consolidated Net Income in any prior period and any items for which cash was received in a prior period);
provided that:
(I)    there shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any Person, property, business or asset acquired by the Company or any Restricted Subsidiary during such period (other than any Unrestricted Subsidiary) to the extent not subsequently sold, transferred or otherwise disposed of during such period (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to the Transactions or pursuant to a transaction consummated prior to the Effective Date, and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical pro forma basis; and
(II)    there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Company or any Restricted Subsidiary to the extent not subsequently reacquired, reclassified or continued, in each case, during such period (each such Person (other than an Unrestricted Subsidiary), property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted

Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the Disposed EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical pro forma basis.
For purposes of calculating Consolidated EBITDA, unless otherwise specified, Consolidated EBITDA shall be for the period of the most recent Test Period ending on or prior to the date of the applicable incurrence of Indebtedness, incurrence of Liens, Restricted Payment, Investment or other event for which Consolidated EBITDA is being determined.
“Consolidated First Lien Debt” means, without duplication, as of any date of determination, (1) the aggregate principal amount of all Consolidated Total Debt (determined without regard to clause (2) of the definition thereof) outstanding in respect of the Notes or under the Senior Credit Facility as of such date (but excluding the effects of any discounting of Indebtedness resulting from the application of recapitalization or purchase accounting in connection with the Transactions, any Permitted Acquisition, or permitted Restricted Investments or Permitted Investments similar to those made for Permitted Acquisitions) and all other Consolidated Total Debt (determined without regard to clause (2) of the definition thereof) that is, in each case, secured by Liens on the Collateral on a pari passu basis with the Liens securing the Notes minus (2) unrestricted cash and Cash Equivalents of the Company and its Restricted Subsidiaries on the balance sheet of the Company and its Restricted Subsidiaries on such date.
“Consolidated Interest Expense” means, with respect to the Company and the Restricted Subsidiaries for any period, the sum of (1) cash interest expense of the Company and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (including (a) all commissions, discounts, fees and other charges in connection with letters of credit and similar instruments, (b) the cash interest component of Capital Lease Obligations, and (c) net cash payments, if any made (less net cash payments received) pursuant to obligations under permitted Rate Contracts in respect of interest rates), minus (2) to the extent included in cash interest expense of the Company and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP and not added to net income (or loss) in the calculation of Consolidated EBITDA, (i) amounts paid to obtain Rate Contracts, (ii) any one-time cash costs associated with breakage in respect of Rate Contracts for interest rates and any payments with respect to make-whole premiums or other breakage costs in respect of any Indebtedness, (iii) all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations, (iv) any “additional interest” owing pursuant to a registration rights agreement, (v) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting, (vi) penalties and interest relating to taxes and any other amounts of non-cash interest resulting from the effects of acquisition method accounting or pushdown accounting, (vii) amortization or expensing of deferred financing fees, amendment and consent fees, debt issuance costs, commissions, fees and expenses and discounted liabilities, (viii) any expensing of bridge, arrangement, structuring, commitment or other financing fees, (ix) any non-cash interest expense and any capitalized interest, whether paid in cash or accrued, (x) any accretion or accrual of, or accrued interest on, discounted liabilities not constituting Indebtedness during such period, (xi) accretion or amortization of original issue discount resulting from the incurrence of Indebtedness at less than par and (xii) any non-cash interest expense attributable to the movement of the mark to market valuation of obligations under Rate Contracts or other derivative instruments pursuant to Financial Accounting Standards Board’s Accounting Standards Codification 815 (Derivatives and Hedging) minus (3) cash interest income of the Company and its Restricted Subsidiaries for such period.

“Consolidated Net Income” means, for any period, the aggregate Net Income attributable to the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis and in accordance with GAAP; provided, however, that, without duplication, and on an after-tax basis to the extent appropriate:
(a)    any extraordinary, nonrecurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses or charges, any severance expenses, relocation expenses, curtailments or modifications to pension and post-retirement employee benefit plans, one-time compensation charges, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses and fees, expenses or charges relating to facilities closing costs, acquisition integration costs, facilities opening costs, project start-up costs, costs incurred in connection with any strategic initiatives, business optimization costs, signing, retention or completion bonuses, costs or expenses relating to litigation settlements, fines, judgments, orders or losses and related expenses, expenses or charges related to (and whether or not consummated) any issuance of Capital Stock, Permitted Investment, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness, and any Transaction Expenses shall be excluded;
(b)    effects of purchase accounting adjustments (including the effects of such adjustments pushed down to the Company and its Restricted Subsidiaries) in amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, shall be excluded;
(c)    the Net Income for such period in respect of the cumulative effect of a change in accounting principles during such period shall be excluded;
(d)    any income or loss from or in respect of disposed, abandoned, transferred, closed or discontinued operations and any gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded;
(e)    any gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions (including any related goodwill) or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business (as determined in good faith by the Company) shall be excluded;
(f)    any gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Rate Contracts or other derivative instruments shall be excluded;
(g)    the Net Income for such period of any Person that is not a Subsidiary of the Company, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the Company or a Restricted Subsidiary in respect of such period;
(h)    [reserved];
(i)    [reserved];
(j)    any impairment charges or asset write-offs (including in respect of goodwill), in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(k)    any equity-based or non-cash expense or charge realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded;
(l)    any (i) non-cash compensation charges, (ii) costs and expenses after the Effective Date related to employment of terminated employees or (iii) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights of officers, directors and employees, in each case, of the Company or any of its Restricted Subsidiaries, shall be excluded;
(m)    accruals and reserves that are established or adjusted after the Effective Date and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded;
(n)    (i)(A) the non-cash portion of “straight-line” rent expense shall be excluded and (B) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included and (ii) non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations shall be excluded;
(o)    any currency translation gains and losses related to currency remeasurements, and any net loss or gain resulting from hedging transactions for currency exchange risk, shall be excluded;
(p)    to the extent covered by insurance and actually reimbursed in cash, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed in cash by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed in cash within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), such loss or expense amounts as are so reimbursed, or reimbursable, by insurance providers in respect of liability or casualty events or business interruption or representation and warranty coverage shall be excluded; and
(q)    any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, recapitalization, investment, disposition, incurrence or repayment of Indebtedness, issuance of Capital Stock, refinancing transaction or amendment or modification of any debt instrument and including, in each case, any such transaction consummated on or prior to the Effective Date and any such transaction undertaken but not completed, and any charges or nonrecurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated (including, for the avoidance of doubt the effects of expensing all transaction related expenses in accordance with Financial Accounting Standards Board Accounting Standards Codification 805), shall be excluded.
“Consolidated Non-cash Charges” means, for any period, the aggregate non-cash expenses (other than depreciation and amortization) of the Company and its Restricted Subsidiaries reducing Consolidated Net Income for such period on a consolidated basis and otherwise determined in accordance with GAAP, but excluding any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period.
“Consolidated Secured Debt” means, without duplication, as of any date of determination, (1) the aggregate principal amount of all Consolidated Total Debt (determined without regard to clause (2) of the definition thereof) outstanding in respect of the Notes or under the Senior Credit Facility as of such date (but excluding the effects of any discounting of Indebtedness resulting from the application of recapitalization or purchase accounting in connection with the Transactions, any Permitted Acquisition, permitted

Restricted Investments or Permitted Investments similar to those made for Permitted Acquisitions) and all other Consolidated Total Debt (determined without regard to clause (2) of the definition thereof) that is, in each case, secured by Liens on the Collateral minus (2) unrestricted cash and Cash Equivalents of the Company and its Restricted Subsidiaries on the balance sheet of the Company and its Restricted Subsidiaries on such date.
“Consolidated Taxes” means, for any period, taxes based on income, profits or capital, including federal and state franchise and similar taxes, foreign withholding taxes (including any penalties and interest related to such taxes or arising from tax examinations in respect of such taxes) of the Company and its Restricted Subsidiaries for such period on a consolidated basis and, without duplication, any income tax distributions to a direct or indirect parent company of the Company taken into account in calculating Consolidated Net Income for such period.
“Consolidated Total Debt” means, as of any date of determination, (1) the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries outstanding on such date, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of recapitalization or purchase accounting in connection with the Transactions, any Permitted Acquisition, or permitted Restricted Investments or Permitted Investments similar to those made for Permitted Acquisitions), consisting of indebtedness for borrowed money, purchase money indebtedness, unreimbursed amounts under any letters of credit that have not been reimbursed within 10 Business Days, Capital Lease Obligations, and debt obligations to third parties evidenced by promissory notes or similar instruments (provided that Consolidated Total Debt shall not include Indebtedness (i) in respect of letters of credit, except to the extent of unreimbursed amounts thereunder that have not been reimbursed within 10 Business Days, (ii) of Unrestricted Subsidiaries, (iii) in respect of obligations under Rate Contracts, (iv) in respect of Permitted Receivables Financings and Supply Chain Financings to the extent non-recourse to the Company and the Subsidiary Guarantors and (v) any obligation, liability or indebtedness of the Company or any of its Restricted Subsidiaries if, upon or prior to the maturity thereof, the Company or any Restricted Subsidiary has irrevocably deposited with the proper Person in trust or escrow the necessary funds (or evidences of indebtedness) for the payment, redemption or satisfaction of such obligation, liability or indebtedness, and thereafter such funds and evidences of such obligation, liability or indebtedness or other security so deposited are not included in the calculation of the unrestricted cash and Cash Equivalents) minus (2) unrestricted cash and Cash Equivalents of the Company and its Restricted Subsidiaries on the balance sheet of the Company and its Restricted Subsidiaries on such date.
“Converted Restricted Subsidiary” has the meaning provided in the definition of the term “Consolidated EBITDA.”
“Converted Unrestricted Subsidiary” has the meaning provided in the definition of the term “Consolidated EBITDA.”
“Corporate Trust Office of the Trustee” shall be the address of the Trustee specified in Section 13.01 or such other address as to which the Trustee may give notice to the Holders and the Company.
“Credit Facility” means, with respect to the Company or any Subsidiary Guarantor, one or more debt facilities (including, without limitation, the Senior Credit Facility) or commercial paper facilities or indentures with banks or other institutional lenders or trustees providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or issuances of notes or other debt securities, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders).
“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.
“Customary Intercreditor Agreement” means (a) to the extent executed in connection with the incurrence of secured Indebtedness incurred by the Company or a Subsidiary Guarantor, the Liens on the Collateral securing which are intended to be pari passu with the Liens on the Collateral securing the Notes Obligations (but without regard to the control of remedies), either the Intercreditor Agreement or an intercreditor agreement in form reasonably acceptable to the Collateral Agent and which is reasonably acceptable to the Company, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall be pari passu with the Liens on the Collateral securing the Notes Obligations (but without regard to the control of remedies) and (b) to the extent executed in connection with the incurrence of secured Indebtedness incurred by the Company or a Subsidiary Guarantor, the Liens on the Collateral securing which are intended to rank junior in priority to the Liens on the Collateral securing the Notes Obligations, an intercreditor agreement in form reasonably acceptable to the Collateral Agent and which is reasonably acceptable to the Company, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior in priority to the Liens on the Collateral securing the Notes Obligations.
“Declared Default” means (a) the delivery of a Declaration that has not been withdrawn, (b) any Event of Default described in Section 6.01(a)(13) or (14) or (c) any of the events described in Section 6.01(a)(8) or (9) has occurred and is continuing.
“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.
“Definitive Note” means a certificated Initial Note or Additional Note (bearing the Restricted Notes Legend if the transfer of such Note is restricted by applicable law) that does not bear the Global Notes Legend and does not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.
“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.
“Designated Equity Issuance” means any sale or issuance of Capital Stock (other than Disqualified Stock) or any contribution to the equity capital of the Company, in each case, as to which the Company has elected to increase the amount available for Restricted Payments pursuant to Sections 4.07(a)(c)(ii) and 4.07(a)(c)(iv).
“Designated Equity Issuance Proceeds” means the Net Cash Proceeds from any Designated Equity Issuance.
“Designated Noncash Consideration” means the fair market value (as determined by an Officer of the Company in good faith) of any consideration that is not cash or Cash Equivalents (or deemed to be cash or Cash Equivalents) and that is received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an

Officers’ Certificate setting forth the basis of such valuation (less the amount of cash or Cash Equivalents received in connection with a subsequent disposition of such Designated Noncash Consideration).
“Disposed EBITDA” means, with respect to any Sold Entity or Business or Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Company and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its Subsidiaries or to such Converted Unrestricted Subsidiary and its Subsidiaries), all as determined (or estimated by the Company in good faith) on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary.
“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in each case at the option of the holder thereof) or upon the happening of any event:
(1)    matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise or is redeemable at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the date 91 days after the earlier of the final maturity date of the Notes or the date the Notes are no longer outstanding;
(2)    is convertible into or exchangeable for debt securities, at the option of the holder of the Capital Stock, in whole or in part, in each case on or prior to the date 91 days after the earlier of the final maturity date of the Notes or the date the Notes are no longer outstanding; or
(3)    is entitled (other than at the option of the Company or the applicable Restricted Subsidiary) to receive a dividend or distribution in cash (other than for taxes attributable to the operations of the business) prior to the earlier of the final maturity date of the Notes or the date the Notes are no longer outstanding;
provided, however, that, with respect to clauses (1) and (2) above, only the portion of Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof will be deemed to be Disqualified Stock; provided, further, that (a) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provision prior to compliance by the Company with Sections 4.10 and 4.14 unless such repurchase or redemption complies with Section 4.07, (b) if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability, (c) any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock, and (d) with respect to clause (3) above, any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its dividend or distribution obligations thereunder by, in lieu of a cash payment, increasing the mandatory redemption or repurchase price or liquidation preference thereof, or otherwise by making such dividend or distribution payments “in kind”, shall not be deemed to be entitled to receive a dividend or distribution in cash.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”
“Division” means the division of the assets, liabilities and/or obligations of a Person that is a limited liability company (the “Dividing Person”) among two or more Persons pursuant to a “plan of division” or similar arrangement, in each case, as specifically provided for in the applicable organizational statute of such Person, which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.
“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.
“Domestic Restricted Subsidiary” means any Restricted Subsidiary that is organized or existing under the laws of the United States, any state thereof, or the District of Columbia.
“Domestic Subsidiary” means any Subsidiary that is organized or existing under the laws of the United States, any state thereof, or the District of Columbia.
“DTC” means The Depository Trust Company or any successor securities clearing agency.
“Effective Date” means the date on which the gross proceeds of the Initial Notes are released to, or upon the order of, the Company from escrow in accordance with Article 14 and the Escrow Agreement.
“Effective Date Supplemental Indenture” means the supplemental indenture to this Indenture substantially in the form of Exhibit B pursuant to which the Initial Subsidiary Guarantors will become Subsidiary Guarantors under this Indenture and the Notes.
“Effective Time” means the time of completion and effectiveness of the Spin-off, when the Company is no longer a Subsidiary of Labcorp.
“English Debenture” means the English law-governed security agreement entered into between the English Guarantors and the Collateral Agent on the Effective Date, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“English Guarantors” means, collectively, each Subsidiary Guarantor incorporated or otherwise formed under the laws of England and Wales.
“English Security Documents” means the English Debenture, the English Share Pledge and each other security agreement or debenture securing the Notes Obligations governed by the laws of England and Wales, together with any other applicable security documents securing the Notes Obligations governed by the laws of England and Wales from time to time, in each case, entered into by the Company or a Subsidiary Guarantor in favor of, or with, the Trustee or the Collateral Agent.
“English Share Pledge” means the English law-governed share pledge granted by the Company and the applicable Subsidiary Guarantors in favor of the Collateral Agent on the Effective Date over all the issued shares of the English Guarantors that are not otherwise secured under the English Debenture.

“English Subsidiary” means any Subsidiary incorporated or otherwise formed under the laws of England and Wales.
“Equity Offering” means a public offering or private placement for cash by the Company of Capital Stock (other than Disqualified Stock), other than (x) public offerings with respect to the Company’s Capital Stock registered on Form S-4 or S-8, (y) an issuance to any Subsidiary of the Company or (z) any offering of the Company’s Common Stock issued in connection with a transaction that constitutes a Change of Control.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“Escrow Agent” means U.S. Bank National Association, in its capacity as such until a successor replaces it and, thereafter, means the successor.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Excluded Equity” means (i) any voting stock in excess of 65% of the voting Capital Stock of any CFC or FSHCO, (ii) any Capital Stock if, to the extent and for so long as, the pledge of such Capital Stock under the Collateral Documents is prohibited by any applicable Requirement of Law (including any legally effective requirement to obtain the consent of any governmental authority unless such consent has been obtained), (iii) Margin Stock, (iv) to the extent prohibited by, or creating an enforceable right of termination in favor of any other party thereto (other than the Company, any Subsidiary Guarantor or any Wholly Owned Subsidiary of the Company), under the terms of any applicable organizational documents, joint venture agreement or shareholders’ agreement, Capital Stock of any Person other than a Wholly Owned Subsidiary of the Company after giving effect to the applicable anti-assignment provisions of the UCC or other similar applicable requirements of law (including, for the avoidance of doubt, as such applicable laws may apply to the English Guarantors), (v) any Capital Stock of any Person that is an Excluded Subsidiary described in clauses (iv), (v), and (x) of the definition thereof and (vi) any Capital Stock that the Company has reasonably determined in writing to the Collateral Agent to treat as Excluded Equity for purposes of this Indenture on account of the cost of pledging such Capital Stock under this Indenture (including any adverse tax consequences to the Company and its Subsidiaries resulting therefrom) being excessive in view of the benefits to be obtained by the Notes Secured Parties therefrom; provided that such Capital Stock does not secure any other First Lien Obligations or any Junior Lien Obligations. For the purposes of this definition, “voting stock” means, with respect to any issuer, the issued and outstanding shares of each class of Capital Stock of such issuer entitled to vote (within the meaning of Treasury Regulations § 1.956-2(c)(2)).
“Excluded Property” means, collectively, (i) any Excluded Equity, (ii) any governmental licenses or state or local franchises, charters or authorizations, to the extent that a grant of a security interest in any such license, franchise, charter or authorization would be prohibited or restricted thereby (including any legally effective prohibition or restriction) after giving effect to the applicable anti-assignment provisions of the UCC or other similar applicable requirements of law (including, for the avoidance of doubt, as such applicable laws may apply to the English Guarantors), (iii) any lease, license, contract or agreement or any Property owned by the Company or any Subsidiary Guarantor that is subject to a purchase money Lien or a Capital Lease Obligation or similar arrangement permitted under this Indenture to the extent that a grant of a security interest therein would violate or invalidate such lease, license, contract, agreement, purchase money Lien, Capital Lease Obligation or similar arrangement or create a right of termination in favor of any other party thereto (other than the Company or any Wholly Owned Subsidiary of the Com-

pany) after giving effect to the applicable anti-assignment provisions of the UCC or other similar applicable requirements of law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other similar applicable requirements of law notwithstanding such prohibition (including, for the avoidance of doubt, as such applicable laws may apply to the English Guarantors), (iv) any “intent-to-use” trademark application prior to the filing of a “statement of use” or “amendment to allege use” with respect thereto and to the extent, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such “intent-to-use” trademark application under applicable federal law, (v) any asset owned by the Company or any Subsidiary Guarantor if, to the extent and for so long as the grant of such security interest in such asset shall be prohibited by any applicable requirements of law (including (i) any legally effective requirement to obtain the consent of any governmental authority, except to the extent such consent has been obtained and (ii) for the avoidance of doubt, as such applicable laws may apply to the English Guarantors), (vi) any asset owned by the Company or any Subsidiary Guarantor that the Company has reasonably determined in writing to the Collateral Agent to exclude from being Collateral on account of the cost of creating or perfecting a security interest in such asset under this Indenture (including any adverse tax consequences to the Company and its Subsidiaries resulting therefrom) being excessive in view of the benefits to be obtained by the Secured Parties therefrom; provided that such assets do not secure any other First Lien Obligations or any Junior Lien Obligations, (vii) all leasehold interests in real Property (including any requirement to deliver landlord waivers, estoppels and collateral access letters), (viii) any Real Estate owned in fee-simple with a fair market value of less than $25.0 million (determined on (x) the Effective Date (in the case of any Real Estate existing on the Effective Date), (y) the date of acquisition (in the case of any Real Estate acquired after the Effective Date) or (z) the date of substantial completion of any material improvement thereon or new construction thereof (in the case of any Real Estate materially improved or newly constructed after the Effective Date)), (ix) any equity interests in any Finance Subsidiary and any receivables and related assets subject to a Permitted Receivables Financing and (x) any Property or assets owned by any Excluded Subsidiary; provided, however, “Excluded Property” shall not include any proceeds, products, substitutions or replacements of Excluded Property (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Property).
“Excluded Subsidiary” means (i) (A) any Domestic Restricted Subsidiary that is a direct or indirect Subsidiary of a CFC and (B) any FSHCO, (ii) any Subsidiary that is not a Wholly Owned Subsidiary, (iii) any Subsidiary that is prohibited by (x) any Requirement of Law (for so long as such Requirement of Law remains in place) or (y) any contractual obligation from guaranteeing the Notes or becoming an obligor with respect to the Notes existing on the Effective Date or on the date such Subsidiary is acquired (for so long as such restrictions or any replacement or renewal thereof is in effect), provided that, in the case of this clause (y), such contractual restriction was in effect at the time that such Subsidiary was acquired by the Company or its Restricted Subsidiaries and was not entered into in contemplation of the Effective Date or such acquisition, (iv) any Immaterial Subsidiary, (v) any Unrestricted Subsidiary, (vi) any Subsidiary that requires any consent, approval, license or authorization from any governmental authority to provide a guarantee of the Notes unless such consent, approval, license or authorization has been received, (vii) any other Subsidiary with respect to which the Company reasonably determines in writing to the Collateral Agent that the burden or cost or other consequences of providing a guarantee of the Notes (including any adverse tax consequences) shall be excessive in view of the benefits to be obtained by the Holders therefrom; provided that such Subsidiary does not guarantee the Senior Credit Facility or any Other Material Indebtedness, (viii) each other Subsidiary acquired pursuant to an acquisition permitted under this Indenture (or similar Investment) and financed with secured Indebtedness incurred pursuant to Section 4.09(b)(30) and the Liens securing which are permitted by clause (15) of the definition of “Permitted Liens” (and, for the avoidance of doubt, not incurred in contemplation of such acquisition (or similar Investment)), and each Subsidiary acquired in such acquisition (or similar Investment) that guarantees such Indebtedness, in each case to the extent that, and for so long as, the documentation relating to such Indebtedness to which such Subsidiary is a party prohibits such Subsidiary from guaranteeing the Notes;

(ix) any Foreign Subsidiary except for (a) any UK Restricted Subsidiary and (b) any other Foreign Subsidiary that is a borrower or guarantor under the Senior Credit Facility or that guarantees Obligations of any Domestic Restricted Subsidiary or UK Restricted Subsidiary under any Other Material Indebtedness, in which case, such Foreign Subsidiary shall cease to constitute an Excluded Subsidiary; provided that Collateral Documents governed under the laws of such Foreign Subsidiary’s jurisdiction of organization in form and substance substantially similar to the corresponding collateral documents entered into in respect of the Senior Credit Facility (or, if the obligation to provide such Guarantee arises in respect of Other Material Indebtedness (and not in respect of the Senior Credit Facility), such Other Material Indebtedness) shall have been entered into substantially concurrently as under the Senior Credit Facility (or such Other Material Indebtedness, as applicable) to create a perfected security interest with respect to the equity interests issued by and assets of such Foreign Subsidiary, (x) any other not-for-profit Subsidiaries, captive insurance companies or special purpose Subsidiaries and (xi) any Finance Subsidiary.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.
“Finance Subsidiary” means a wholly-owned Restricted Subsidiary (or another Person formed solely for the purposes of engaging in a Permitted Receivables Financing with the Company in which the Company or any Subsidiary of the Company transfers accounts receivable and related assets and makes an Investment) which engages in no activities other than in connection with the financing of accounts receivable of the Company and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Company as a Finance Subsidiary and (1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any other Restricted Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Company or any other Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, and (2) with which neither the Company nor any other Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms (x) which the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company or (y) which the Company has determined in good faith to be customary in a Permitted Receivables Financing. Any such designation by the Company shall be evidenced to the Trustee by an Officers’ Certificate certifying that such designation complied with the foregoing conditions.
“First Lien Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated First Lien Debt as of the last day of the most recent Test Period to (b) Consolidated EBITDA for such Test Period.
“First Lien Obligations” means, collectively, (i) the Senior Credit Facility Obligations, (ii) the Notes Obligations and (iii) each Series of Additional Obligations.
“Fitch” means Fitch Ratings, Inc.
“Fixed Charge Coverage Ratio” means as of any date of determination, the ratio of (x) Consolidated EBITDA for the most recent Test Period to (y) Fixed Charges for such Test Period, provided, however, that if the Company or any Restricted Subsidiary:

(a) has incurred any Indebtedness during the applicable Test Period that remains outstanding on such date of determination, Fixed Charges for such period will be calculated after giving effect on a Pro Forma Basis to such Indebtedness as if such Indebtedness had been incurred on the first day of such Test Period (except that in making such computation, the amount of Indebtedness under any revolving Credit Facility outstanding on the date of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such Test Period or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such Test Period, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation); or
(b) has repaid, repurchased, redeemed, retired, defeased or otherwise discharged any Indebtedness during the applicable Test Period that is no longer outstanding on such date of determination (in each case, other than Indebtedness incurred under any revolving Credit Facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Fixed Charges for such Test Period will be calculated after giving effect on a Pro Forma Basis to such discharge of such Indebtedness, as if such discharge had occurred on the first day of such Test Period.
“Fixed Charges” means, for any period, the sum, without duplication, of:
(1)    the Consolidated Interest Expense of the Company and its Restricted Subsidiaries for such period;
(2)    any interest, whether paid in cash or accrued, of the Company and its Restricted Subsidiaries that was capitalized during such period; and
(3)    the product of (a) all dividends paid or payable, in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of the Company or on Preferred Stock of its Non-Guarantor Subsidiaries payable to a party other than the Company or a Wholly Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of the Company, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.
“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not a Domestic Subsidiary.
“Form 10” means the Company’s registration statement on Form 10 initially filed with the SEC on May 15, 2023 relating to the common stock of the Company expected to be distributed by Labcorp in connection with the Spin-off, as amended by that certain Amendment No. 1 to Form 10 filed with the SEC on June 2, 2023 and that certain Amendment No. 2 to Form 10 filed with the SEC on June 8, 2023.
“FSHCO” means any direct or indirect Domestic Restricted Subsidiary that (directly or indirectly) has no material assets other than Capital Stock of one or more Foreign Subsidiaries that are CFCs.
“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Issue Date, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions and comparable stature and authority within the accounting profession). If any such accounting principle changes or is otherwise revised, modified or added after the Issue Date, the Company may, at its option (1) employ such accounting principle as in effect on the Issue Date or (2) if elected by the Company by written notice to the Trustee, employ any such changed, revised, modified or added accounting principle that is recognized as being generally accepted which is in effect from time to time, in each case effective on the first date of the period for which the Company makes such an election; provided that in each case any such election to employ such changed, revised, modified or added principals, once made, shall be irrevocable. Notwithstanding the foregoing, GAAP shall be construed, and all computations of amounts and ratios referred to in this Indenture shall be made, without giving effect to any election under FASB ASC Topic 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any of its Subsidiaries at “fair value,” as defined therein, and Indebtedness shall be measured at the aggregate principal amount thereof. Except as otherwise set forth in this Indenture, all ratios and computations based on GAAP contained in this Indenture will be computed in conformity with GAAP, except that in the event the Company is acquired in a transaction that is accounted for using purchase accounting, the effects of the application of purchase accounting shall be disregarded in the calculation of such ratios and other computations contained in this Indenture. Notwithstanding the foregoing and for the avoidance of doubt, operating leases shall not be construed as Capital Leases.
“Global Notes Legend” means the legend set forth in Section 2.01(d)(2).
“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:
(1)    to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, properties, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or
(2)    entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);
provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
“Health Care Laws” means all Requirements of Law pertaining to health regulatory matters applicable to the operations of the Company and its Subsidiaries including, without limitation, (a) the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (jointly and commonly referred to as the Affordable Care Act or “ACA”); the Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.); the Controlled Substances Act (21 U.S.C. § 801 et seq.); and the Clinical Laboratory Improvement Amendments of 1988 (42 U.S.C. § 263a); (b) fraud and abuse (including without limitation the following statutes, as amended, modified or supplemented from time to time and any successor statutes thereto and regulations promulgated from time to time thereunder: the Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the False Claims Act (31 U.S.C. § 3729 et seq.); Civil Monetary Penalties (42 U.S.C. § 1320a-7a); and criminal false statements (42 U.S.C. § 1320a-7b(a)); (c) Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), TRICARE (10 U.S.C. §1076D) or other governmental health care or payment program (collectively, the “Program”); (d) HIPAA; and (e) any other law or regulation of any governmental authority which regulates kickbacks, patient or Program reimbursement, or the hiring of employees or acquisition of services or products from those who have been excluded from governmental health care programs).

“HIPAA” means (a) the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. § 17921 et seq.), including the Privacy Standards (45 C.F.R. Parts 160 and 164), the Electronic Transactions Standards (45 C.F.R. Parts 160 and 162), and the Security Standards (45 C.F.R. Parts 160, 162 and 164) promulgated under the Administrative Simplifications subtitle of the Health Insurance Portability and Accountability Act of 1996.
“Holder” means a Person in whose name a Note is registered on the Note Register.
“Immaterial Subsidiaries” means any Subsidiary of the Company that the Company elects to classify as an Immaterial Subsidiary (which election may be changed at any time) (a) whose (x) business and operations represent individually not more than five percent (5%) of revenues of the Company and its Subsidiaries (after eliminating intercompany obligations) for the most recent Test Period and (y) assets (after eliminating intercompany obligations) represent individually not more than five percent (5%) of the fair market value of the consolidated total assets of the Company and its Subsidiaries (after eliminating intercompany obligations) for the most recent Test Period at the time of election, and (b) whose (x) business and operations, taken together with all such Subsidiaries of the Company, represent in the aggregate not more than ten percent (10%) of revenues of the Company and its Subsidiaries (after eliminating intercompany obligations) as of the most recent Test Period and (y) assets, taken together with all such Subsidiaries of the Company (after eliminating intercompany obligations) represent in the aggregate not more than ten percent (10%) of the fair market value of the consolidated total assets of the Company and its Subsidiaries (after eliminating intercompany obligations) as of the most recent Test Period.
“incur” means issue, create, assume, acquire, Guarantee, incur, or otherwise become directly or indirectly liable with respect to; and the terms “incurred” and “incurrence” have meanings correlative to the foregoing; provided, however, that any Indebtedness, Capital Stock or Liens of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary.
“Indebtedness” any Person means, without duplication:
(1)    all indebtedness for borrowed money;
(2)    all obligations issued, undertaken or assumed as the deferred purchase price of Property or services, including earn-outs (other than (i) trade accounts and accrued expenses payable incurred in the ordinary course of business and (ii) any earn-out obligation until, and solely to the extent, such obligation is required to be included as a liability on the balance sheet of such Person in accordance with GAAP);
(3)     all drawings under Letters of Credit issued for the account of such Person and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person;
(4)     all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses;
(5)     all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by such

Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property) which for purposes of this clause (5) shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the Property encumbered thereby;
(6)     all Capital Lease Obligations;
(7)     all obligations of such Person in respect of Disqualified Stock;
(8)     all indebtedness referred to in clauses (1) through (7) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness which for purposes of this clause (8) shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the Property encumbered thereby; and
(9)    to the extent not otherwise included above, all Guarantees by such Person of the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person;
provided that indebtedness or obligations of others of the kinds referred to in clauses (1) through (9) above shall only be considered Indebtedness if and to the extent that the foregoing would constitute indebtedness or a liability in accordance with GAAP.
Notwithstanding the foregoing, the Indebtedness of any Person shall exclude (A) in the case of the Company and its Restricted Subsidiaries, all intercompany Indebtedness that is payable on demand or having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms), (B) obligations under or in respect of operating leases or sale lease-back transactions (except any resulting Capital Lease Obligations), (C) Guarantees incurred in the ordinary course of business and not in respect of borrowed money, (D) deferred or prepaid revenues, (E) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller or (F) any purchase price adjustments, milestone and/or bonus payments (whether performance or time-based), and royalty, licensing, revenue and/or profit sharing arrangements, in each case, characterized as such and, arising expressly out of purchase and sale contracts, development arrangements or licensing arrangements, in each case, in the ordinary course of business. Notwithstanding anything in this definition to the contrary, Indebtedness shall be calculated without giving effect to the effects of Financial Accounting Standards Board Accounting Standards Codification 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.
The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.
“Indenture” means this Indenture, as amended or supplemented from time to time.
“Independent Financial Advisor” means an accounting, appraisal, or investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is not an Affiliate of the Company and that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Initial Notes” has the meaning set forth in the recitals hereto.
“Initial Subsidiary Guarantors” has the meaning set forth in the recitals hereto.
“Intercreditor Agreement” means that certain Intercreditor Agreement with respect to the Collateral, dated as of the Effective Date, by and among the Company, the Initial Subsidiary Guarantors, the Collateral Agent, as collateral agent for the Notes Secured Parties, and the Senior Credit Facility Agent (as the same may be amended, restated, supplemented or otherwise modified from time to time).
“Interest Payment Date” means January 1 and July 1 of each year, commencing January 1, 2024.
“Internal Restructuring” means an internal restructuring by Labcorp that will result in the Company becoming the parent company of the Labcorp operations comprising, and the entities that will conduct, the Spinco Business.
“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any (i) direct or indirect advance, loan or other extensions of credit (including by way of Guarantee or similar arrangement), (ii) Acquisition or other acquisition by such Person of all or substantially all of the assets of such other Person, or of any business or division of such other Person, or (iii) capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.
The amount, as of any date of determination, of (i) any Investment in the form of a loan, advance or other extension of credit shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by such investor representing repayment of principal, interest and any premium (if any) in respect of such Investment (to the extent any such payment to be deducted does not exceed the remaining principal amount of such Investment) but without any adjustment for write downs or write-offs (including as a result of forgiveness of any portion thereof with respect to such loan, advance or other extension of credit after the date thereof), (ii) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by an Officer of the Company, (iii) any Investment in the form of a transfer of Capital Stock or other non-cash property by the investor to the investee, including any such transfer of non-cash property in the form of a capital contribution, shall be the fair market value (as determined in good faith by an Officer of the Company) of such Capital Stock or other property as of the time of the transfer, minus any cash payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (iv) any Investment (other than any Investment referred to in clause (i), (ii) or (iii) above) by the specified Person in the form of a cash capital contribution to or the purchase or other acquisition for value of any Capital Stock or other securities of any other Person shall be the amount actually contributed or paid for such Investment, as applicable (including any Indebtedness assumed in connection therewith), plus (A) the cost of all additions thereto and minus (B) the amount of any portion of such Investment that has been repaid to the investor in cash as a repayment of principal or a return of capital and of any cash payments actually received by such investor in cash representing interest, dividends or other distributions in respect of such Investment (to the extent the amounts referred to in clause (ii) do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment.
“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P and BBB- (or the equivalent) by Fitch.
“Issue Date” means June 27, 2023.
“Junior Lien Obligations” means, with respect to specified Indebtedness, such Indebtedness that is secured by a Lien that is junior in priority to the Liens on specified Collateral and is subject to an intercreditor agreement among the Senior Credit Facility Agent (to the extent any Senior Credit Facility Obligations remain outstanding), the Collateral Agent, the authorized agent for any holders of such Junior Lien Obligations on customary market terms (it being understood and agreed that any Customary Intercreditor Agreement (as defined in the Senior Credit Facility and entered into in accordance therewith) shall be deemed to be on market terms).
“Labcorp” means Laboratory Corporation of America Holdings, a Delaware corporation.
“Lien” means, with respect to any asset or property, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset or property, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any asset or property and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.
“Limited Condition Acquisition” means any acquisition, including by way of merger, amalgamation or consolidation, which the Company or one or more of its Restricted Subsidiaries has contractually committed to consummate, the terms of which do not condition the Company’s or such Restricted Subsidiaries’, as applicable, obligation to close such acquisition on the availability of, or on obtaining, third-party financing.
“Margin Stock” means “margin stock” as such term is defined in Regulation U of the Federal Reserve Board.
“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of Common Stock of the Company or the applicable parent company, as applicable, on the date of the declaration of a Restricted Payment permitted pursuant to Section 4.07(b)(19) multiplied by (ii) the arithmetic mean of the closing prices per share of such Common Stock on the principal securities exchange on which such Common Stock are traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.
“Moody’s” means Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.
“Mortgage” means any mortgage, deed of trust, deed to secure debt, security deed, trust deed or other document creating a Lien on Real Estate owned in fee simple or any interest in Real Estate owned in fee simple in favor of the Collateral Agent for the benefit of the Notes Secured Parties, as the same may be amended, amended and restated, modified or supplemented from time to time.

“Net Cash Proceeds” means:
(a)    with respect to any Asset Sale by the Company or any Restricted Subsidiary, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Asset Sale (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount, premium (if any) and interest of any purchase-money Indebtedness that is secured by a Permitted Lien on the asset subject to such Asset Sale and that is required to be repaid in connection with such Asset Sale (to the extent so repaid) by the terms governing such Indebtedness, (B) the reasonable out-of-pocket expenses incurred by the Company or any Restricted Subsidiary in connection with such Asset Sale (including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith), (C) income taxes (net of any applicable credits, deductions or offsets) reasonably estimated by the Company to be actually payable with regard to such tax year of the Company and its Restricted Subsidiaries as a result of any gain recognized in connection therewith, (D) the pro rata portion of the net cash proceeds available therefrom (calculated without regard to this clause (D)) attributable to minority interests and not available for distribution to or for the account of the Company or any Restricted Subsidiary as a result thereof and (E) any reserve for adjustment instituted in accordance with GAAP in respect of (i) the sale price of such asset or assets and (ii) any liabilities associated with such asset or assets and retained by the Company or any Restricted Subsidiary after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction (it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents (x) received upon the disposition of any non-cash consideration received by the Company or any Restricted Subsidiary in any such Asset Sale and (y) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this clause (E) or, if such liabilities have not been satisfied in cash and such reserve not reversed within two (2) years after such Asset Sale, the amount of such reserve);
(b)    with respect to the issuance of any Capital Stock by the Company or any Subsidiary Guarantor (or by any direct or indirect parent of the Company), the excess of (i) the sum of the cash and Cash Equivalents received in connection with such issuance over (ii) the investment banking fees, underwriting discounts and commissions, and other reasonable out-of-pocket expenses and other customary expenses (including attorney’s fees, survey costs, title insurance premiums and search and recording charges, transfer taxes, deed or mortgage recording taxes and other customary expenses and brokerage, consultant and other customary fees, issuance costs, discounts and other costs and expenses), incurred by the Company or a Subsidiary Guarantor (or by any direct or indirect parent of the Company) in connection with such issuance; and
(c)    with respect to the incurrence or issuance of any Indebtedness by the Company or any Restricted Subsidiary, the excess, if any, of (i) the sum of the cash and Cash Equivalents received in connection with such incurrence or issuance over (ii) the reasonable and customary fees, commissions, expenses (including attorney’s fees, investment banking fees, survey costs, title insurance premiums and search and recording charges, transfer taxes, deed or mortgage recording taxes and other customary expenses and brokerage, consultant and other customary fees), issuance costs, discounts and other costs and expenses in connection therewith (and, in the case of the incurrence of any Indebtedness the proceeds of which are required to be used to prepay any class of loans under the Senior Credit Facility (or to prepay any Permitted Refinancing Indebtedness in respect thereof), accrued interest and premium, if any, on such loans and any other amounts (other than principal) required to be paid in respect of such loans in connection with any such prepayment and/or reduction).

“Net Income” means, with respect to any Person, the net income (loss) of such Person and its Subsidiaries, determined in accordance with GAAP and before any reduction in respect of dividends on preferred stock.
“Non-Guarantor Subsidiary” means any Restricted Subsidiary that is not a Subsidiary Guarantor.
“Notes” means the Initial Notes authenticated and delivered under this Indenture. For all purposes of this Indenture, unless the context requires otherwise, the term “Notes” shall also include any Additional Notes that are issued and authenticated and delivered under this Indenture. For purposes of this Indenture, all references to Notes to be issued or authenticated upon transfer, replacement or exchange shall be deemed to refer to Notes of the applicable series.
“Notes Obligations” means Obligations in respect of the Notes and this Indenture, the Subsidiary Guarantees and the Collateral Documents relating to the Notes.
“Notes Secured Parties” means the Trustee, the Collateral Agent and the Holders of the Notes.
“Obligations” means any principal, interest (including any Post-Petition Interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such Post-Petition Interest is an allowed claim under applicable state, federal or foreign law), other monetary obligations, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and Guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.
“Offering Memorandum” means the offering memorandum, dated June 12, 2023, relating to the sale of the Initial Notes.
“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, Chief Financial Officer, any Executive Vice President, Senior Vice President or Vice President, the Controller, the Treasurer or the Secretary of the Company. “Officer” of any Subsidiary Guarantor has a correlative meaning and, if applicable pursuant to Requirements of Law applicable to any Foreign Subsidiary, includes directors or other equivalent individuals.
“Officers’ Certificate” means a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company.
“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee or the Collateral Agent, as applicable. The counsel may be an employee of or counsel to the Company, the Trustee or the Collateral Agent, as applicable.
“Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the Notes.
“Pari Passu Lien Priority” means, with respect to specified Indebtedness, such Indebtedness that is secured by a Lien that is equal in priority to the Liens on specified Collateral (without regard to control of remedies) and is subject to the Intercreditor Agreement (or such other intercreditor agreement having substantially similar terms as the Intercreditor Agreement, taken as a whole).
“Paying Agent” means the person appointed pursuant to Section 2.03.

“Permitted Acquisition” means any acquisition, by merger, consolidation, amalgamation or otherwise, by the Company or any of the Restricted Subsidiaries of assets (including any assets constituting a business unit, line of business or division) or the Capital Stock of a Person so long as (a) if such acquisition involves the acquisition of Capital Stock of a Person that upon such acquisition would become a Subsidiary, such acquisition shall result in the issuer of such Capital Stock becoming a Restricted Subsidiary and (b) immediately after giving Pro Forma Effect to such acquisition, no Event of Default specified in Section 6.01(a)(1), (2), (8) or (9) shall have occurred and be continuing.
“Permitted Investments” means:
(1)    Investments (i) by the Company or a Subsidiary Guarantor to or in the Company or any other Subsidiary Guarantor, (ii) by the Company or any Restricted Subsidiary in any Unrestricted Subsidiary in an aggregate amount at any time outstanding not to exceed the greater of $105.0 million and 25.0% of Consolidated EBITDA (determined at the time such Investment is made for the most recent Test Period), (iii) by the Company or any Subsidiary Guarantor to or in any Non-Guarantor Subsidiaries, (iv) by a Non-Guarantor Subsidiary to or in another Non-Guarantor Subsidiary, the Company or any Subsidiary Guarantor and (v) by the Company or any Subsidiary of the Company to or in the Company or any Subsidiary of the Company so long as such Investments are part of a series of substantially concurrent transactions that result in the proceeds of such Investments ultimately being invested in (or distributed to) the Company or any Restricted Subsidiary;
(2)    Investments received as the non-cash portion of consideration received in connection with Asset Sales complying with Section 4.10(a) or dispositions not constituting Asset Sales;
(3)    Investments in cash and Cash Equivalents when such Investment was made;
(4)    Investments constituting (i) accounts receivable arising, (ii) extensions of trade credit, (iii) deposits made in connection with the purchase price of goods or services, or (iv) endorsements for collection or deposit and other customary trade arrangements with customers, in each case with respect to the foregoing clauses (i) through (iv), in the ordinary course of business;
(5)    advances of payroll payments to employees of the Company, the Subsidiary Guarantors or their Restricted Subsidiaries in the ordinary course of business;
(6)    loans or advances to present or former officers, directors and employees of the Company, a Subsidiary Guarantor or their respective Subsidiaries (provided any such former officer, director or employee was an officer, director or employee of the Company, a Subsidiary Guarantor or their respective Subsidiaries at the time such loan or advance was made) thereof (i) for reasonable and customary business-related travel, entertainment, relocation or other ordinary business purposes and (ii) for any other purposes at any time outstanding not to exceed the greater of $20.0 million and 5.0% of Consolidated EBITDA (determined at the time such loan or advance is made for the most recent Test Period);
(7)    Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers:
(8)    Investments made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10(a) or any other disposition of assets or property not constituting an Asset Sale;

(9)    Investments (i) in existence on the Issue Date or the Effective Date and any modification, replacement, renewal or extension thereof (including, with respect to any such existing long-term Investments, the reinvestment with amounts of any such Investment into any other such existing Investment); provided that the amount of the original Investment is not increased except (A) by the terms of such Investment, (B) as otherwise permitted by this “Permitted Investments” definition, and (C) with respect to any such existing long-term Investments, by the amount of any gains realized or accrued on such long-term Investments, or (ii) in connection with the Transactions;
(10)    Investments under Rate Contracts entered into for bona fide hedging purposes and not for speculation and otherwise permitted under this Indenture;
(11)    Investments comprised of Guarantees and intercompany indebtedness permitted by Section 4.09;
(12)    Investments made in connection with the funding of contributions under any employee benefit plan;
(13)    Investments not exceeding the greater of $240.0 million and 60.0% of Consolidated EBITDA (determined at the time such Investment is made for the most recent Test Period and valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) at any time outstanding (net of any return in respect thereof, including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts);
(14)    Investments provided that payment for such Investments is made with Capital Stock (other than Disqualified Stock) of the Company (or any direct or indirect parent company thereof);
(15)    Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan;
(16)    Investments in joint ventures, partnerships and the like in the aggregate at any time outstanding not to exceed the greater of $200.0 million and 50.0% of Consolidated EBITDA (determined at the time such Investment is made for the most recent Test Period);
(17)    Investments in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (17) to the extent outstanding, not to exceed the greater of $120.0 million and 30.0% of Consolidated EBITDA (determined at the time such Investment is made for the most recent Test Period and with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (17) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary on or after such date, such investment shall thereafter be deemed to have been made pursuant to the applicable provisions of clause (1) above and shall cease to have been made pursuant to this clause (17) for so long as such Person continues to be a Restricted Subsidiary;
(18)    Guarantees in respect of leases (other than Capital Leases) or of other obligations that do not constitute Indebtedness and entered into in the ordinary course of business;

(19)    intercompany Investments in connection with tax planning and reorganization activities; provided that either (i) such Investments were contemplated as of the Issue Date or (ii) immediately after giving Pro Forma Effect to any such activities, the Liens on the Collateral securing the Notes, taken as a whole, would not be materially impaired (it being understood that the contribution of the Capital Stock of one or more “first-tier” Foreign Subsidiaries to a newly created “first-tier” Foreign Subsidiary shall be permitted without restriction);
(20)    Investments to the extent that, upon giving Pro Forma Effect to the making of such Investment and any Specified Transaction to be consummated in connection therewith, as of the last day of the most recent Test Period, the Total Leverage Ratio is not greater than 3.40:1.00;
(21)    Investments received in connection with the bankruptcy or reorganization of suppliers or customers or in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business or upon foreclosure with respect to any secured Investment or other transfer of title with respect to any Investment;
(22)    Investments consisting of loans or advances made to officers, directors, managers and employees of the Company, a Subsidiary Guarantor or any of their respective Subsidiaries in connection with such Person’s purchase of Capital Stock of the Company (or any direct or indirect parent thereof) (provided such loans and advances shall be non-cash or the proceeds thereof contributed to the Company in cash as common equity);
(23)    the maintenance of deposit accounts and securities accounts in the ordinary course of business;
(24)    Investments by way of contributions to capital or purchases of Capital Stock of the Company or any Subsidiary Guarantor in any Subsidiary Guarantor;
(25)    the creation of Subsidiaries provided all Investments in each such Subsidiary are otherwise permitted under this Indenture;
(26)    to the extent constituting Investments, pledges and deposits in the ordinary course of business to the extent constituting Permitted Liens;
(27)    Investments arising as a result of Sale Leasebacks;
(28)    [reserved];
(29)    deposits made in the ordinary course of business to secure the performance of operating leases and payment of utility contracts;
(30)     Permitted Acquisitions (including the formation of Restricted Subsidiaries made in connection with a Permitted Acquisition);
(31)     Investments incurred as part of a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition;

(32)     to the extent constituting Investments, dispositions not constituting Asset Sales (other than as a result of clause (9) of the definition of “Asset Sale”), transactions of the type referred to in, and permitted by, Section 5.01, Indebtedness permitted to be incurred under Section 4.09, and Affiliate Transactions permitted by Section 4.11 (other than Section 4.11(b)(3));
(33)    to the extent constituting an Investment, capital expenditures otherwise permitted by this Indenture; and
(34)    Investments arising in connection with a Permitted Receivables Financing.
If a Permitted Investment meets the criteria of more than one type of Permitted Investments (at the time of incurrence or at a later date), the Company, in its sole discretion, may divide and classify such Permitted Investment on the date of incurrence and may later divide and reclassify such Permitted Investment (or any portion thereof) in any manner that complies with this definition and such Permitted Investments shall be treated as having been incurred pursuant only to the clause or clauses of this definition to which such Permitted Investments have been classified or reclassified.
“Permitted Liens” means, with respect to any Person:
(1)    Liens securing Indebtedness and other obligations of the Company and its Restricted Subsidiaries under a Credit Facility permitted to be incurred under Section 4.09(b)(1) and having such ranking as set forth therein; provided that a senior representative acting on behalf of the holders of such Indebtedness shall have entered into (or otherwise become party to) (A) if such Indebtedness is secured by a Lien on the Collateral that is pari passu (but without regard to the control of remedies) with the Liens securing the Notes, a Customary Intercreditor Agreement with the Collateral Agent which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall be secured by the Collateral on a pari passu basis with the Liens on the Collateral securing the Notes and (B) if such Indebtedness is secured by a Lien on the Collateral that is junior to the Liens securing the Notes, a Customary Intercreditor Agreement with the Collateral Agent which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior in priority to the Liens on the Collateral securing the Notes; provided, further, that without any further consent of the Holders, the Collateral Agent shall be authorized to execute and deliver on behalf of the Notes Secured Parties any Customary Intercreditor Agreement or any amendment (or amendment and restatement) to the Collateral Documents or a Customary Intercreditor Agreement to the extent necessary to effect the provisions contemplated by this clause (1);
(2)    Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure liability to insurance carriers or leases (other than Capital Leases) or licenses of property otherwise permitted by this Indenture (including Liens securing liability for reimbursement or indemnification obligations in respect of letters of credit issued to secure the foregoing);
(3)    carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens which are (i) not delinquent for more than sixty (60) days, or if more than sixty (60) days overdue, are unfiled and no other action has been taken to enforce such Lien, or remain payable without penalty, or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto and for which adequate reserves in accordance with GAAP are being maintained or (ii) not, individually or in the aggregate, material;
(4)    Liens for taxes, fees, assessments or other governmental charges (other than any Lien imposed by ERISA) that are not (i) past due for a period of sixty (60) days or remain payable without penalty, or if more than sixty (60) days overdue, are unfiled and no other action has been taken to enforce such Lien, or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto and for which reserves in accordance with GAAP are being maintained or (ii) individually or in the aggregate, material;
(5)    Liens (i) on cash advances or escrow deposits in favor of the seller of any property to be acquired in a Permitted Investment to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment or any Asset Sales complying with Section 4.10(a) or dispositions not constituting Asset Sales (including any letter of intent or purchase agreement with respect to such Investment or disposition), or (ii) consisting of an agreement to dispose of any property in an Asset Sale complying with Section 4.10(a) or a disposition not constituting an Asset Sale, in each case, solely to the extent such Investment or disposition, as the case may be, would have been permitted on the date of the creation of such Lien;
(6)    easements, rights-of-way, zoning and other restrictions, minor defects or other irregularities in title, and other similar encumbrances that, either individually or in the aggregate, do not materially interfere with the ordinary conduct of the businesses of the Company and its Restricted Subsidiaries taken as a whole;
(7)    Liens on any Property acquired or held by the Company or any Restricted Subsidiary securing Indebtedness permitted under Section 4.09(b)(8); provided, that (i) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens and (ii) such Liens do not at any time encumber any property (except for replacements, additions and accessions to such property) other than the property financed by such Indebtedness and the proceeds and the products thereof and customary security deposits; provided, further, that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;
(8)    licenses and sublicenses granted by the Company or any Restricted Subsidiary and leases and subleases (by the Company or any Restricted Subsidiary as lessor or sublessor) to third parties in the ordinary course of business not materially interfering with the business of the Company, the Subsidiary Guarantors and their Restricted Subsidiaries, taken as a whole;
(9)    Liens consisting of judgment or judicial attachment liens (other than for payment of taxes, assessments or other governmental charges) in circumstances not constituting an Event of Default specified in Section 6.01(a)(10);
(10)    Liens securing Capital Lease Obligations permitted under Section 4.09(b)(8); provided that such Liens do not at any time encumber any property (except for replacements, additions and accessions to such property) other than the property financed by such Indebtedness and the proceeds and the products thereof and customary security deposits; provided, further, that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;
(11)    Liens on Capital Stock of any Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;
(12)    Liens arising from the filing of precautionary UCC or similar financing statements with respect to any lease not prohibited by this Indenture;
(13)    any Lien existing on the Property of the Company or a Restricted Subsidiary on the Issue Date or the Effective Date (other than Liens permitted under clause (1) of this definition), and any modifications, replacements, renewals or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 4.09, and (B) any proceeds and products thereof and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 4.09;
(14)    [reserved];
(15)    Liens existing on property at the time of its acquisition or existing on the property of any Person that becomes a Restricted Subsidiary after the Effective Date; provided that (i) such Liens attach at all times only to the same assets that such Liens attached to (other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien, (B) after-acquired property subject to a Lien securing Indebtedness permitted under Section 4.09(b)(30), the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (C) the proceeds and products thereof), and secure only the same Indebtedness or obligations (or any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness permitted by Section 4.09) that such Liens secured, immediately prior to such acquisition;
(16)    Liens (i) in favor of the Company or a Restricted Subsidiary on assets of a Non-Guarantor Subsidiary securing permitted intercompany Indebtedness and (ii) in favor of the Company or any Subsidiary Guarantor;
(17)    Liens securing the Initial Notes (including any related Subsidiary Guarantee);
(18)    [reserved];
(19)    Liens consisting of any interest or title of (x) a lessor or sublessor under any lease permitted by this Indenture or (y) a licensor or sublicensor under any license permitted by this Indenture;
(20)    Liens on cash or Cash Equivalents to cash collateralize Indebtedness permitted under Section 4.09(b)(16), in an amount not to exceed 105% of the amount of such Indebtedness;
(21)    Liens securing Indebtedness and other obligations in an aggregate principal amount at any one time outstanding not to exceed the greater of $205.0 million and 50.0% of Consolidated EBITDA (determined at the time of incurrence thereof for the most recent Test Period);

(22)    Liens in favor of collecting banks arising by operation of law under Section 4-210 of the UCC or, with respect to collecting banks located in the State of New York, under Section 4-208 of the UCC;
(23)    Liens (including the right of set-off) encumbering deposits in favor of a bank or other depository or financial institution arising as a matter of law;
(24)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business;
(25)    Liens on property of any Non-Guarantor Subsidiary that does not constitute Collateral, which Liens secure Indebtedness of Non-Guarantor Subsidiaries permitted under Section 4.09;
(26)    (i) Liens on Capital Stock of any Finance Subsidiary and assets subject to a Permitted Receivables Financing securing such Permitted Receivables Financing and (ii) deposit arrangements subject to a Supply Chain Financing securing such Supply Chain Financing;
(27)    Liens on and security interests in the Escrow Account and the Escrowed Funds and all deposits and investment property therein in favor of the Trustee, for its benefit and the benefit of the Holders;
(28)    Liens that constitute repurchase obligations deemed to exist in connection with Permitted Investments described in clause (3) of the definition of “Permitted Investments”;
(29)    Liens that constitute ground leases in respect of Real Estate on which facilities owned or leased by the Company or any of its Restricted Subsidiaries are located;
(30)    Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any Restricted Subsidiary in the ordinary course of business;
(31)    Liens on insurance policies and the proceeds thereof securing the financing of premiums with respect thereto;
(32)    Liens in favor of customs and revenue authorities arising as a matter of law securing payment of customs duties in connection with the importation of goods in the ordinary course of business;
(33)    rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-Wholly Owned Subsidiaries;
(34)    Liens in respect of Sale Leasebacks;
(35)    Liens on cash and Cash Equivalents to secure reimbursement obligations in favor of credit card issuers incurred in the ordinary course of business;

(36)    the modification, replacement, renewal or extension of any Lien permitted by clauses (7), (10) and (15) of this “Permitted Liens” definition; provided that (i) the Lien does not extend to any additional property, other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 4.09 (to the extent constituting Indebtedness);
(37)    Liens on the Property of any Restricted Subsidiary that is a Foreign Subsidiary arising mandatorily pursuant to applicable Requirements of Law or in respect of Indebtedness otherwise permitted by Section 4.09(b)(17);
(38)    pledges or deposits of cash and Cash Equivalents securing deductibles, self-insurance, co-payment, co-insurance, retentions or similar obligations to providers of property, casualty or liability insurance in the ordinary course of business;
(39)    Liens on rights which may arise under state insurance guarantee funds relating to any such insurance policy, in each case securing Indebtedness permitted to be incurred pursuant to Section 4.09(b)(13)(i); and
(40)    Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Indenture.
If a Permitted Lien meets the criteria of more than one type of Permitted Liens (at the time of incurrence or at a later date), the Company, in its sole discretion, may divide and classify such Permitted Lien on the date of incurrence and may later divide and reclassify such Permitted Lien (or any portion thereof) in any manner that complies with this definition and such Permitted Liens shall be treated as having been incurred pursuant only to the clause or clauses of this definition to which such Permitted Liens have been classified or reclassified.
“Permitted Receivables Financing” means (a) any sale, transfer or contribution by the Company or a Subsidiary of accounts receivable and related assets to a Finance Subsidiary intended to be (and which shall be treated for the purposes of this Indenture as) a true sale transaction which is non-recourse (other than Standard Securitization Undertakings) to the Company or a Subsidiary (other than by such Finance Subsidiary) and the corresponding sale or pledge of such accounts receivable and related assets (or an interest therein) by the Finance Subsidiary; and (b) (i) any sale by the Company or a Subsidiary of accounts receivable and related assets to a Person that is not a Restricted Subsidiary under a factoring agreement that is intended to be (and which shall be treated for the purposes this Indenture as) a true sale transaction which is non-recourse (other than Standard Securitization Undertakings) to the Company or a Restricted Subsidiary and (ii) any sale or financing by any Foreign Subsidiary to or with buyers or lenders that are not Restricted Subsidiaries of accounts receivable and related assets, in each case without any guarantee by, or other recourse to, the Company, any Subsidiary Guarantor or any Domestic Subsidiary. In addition to accounts receivables and their proceeds, the related assets transferred in a Permitted Receivables Financing may include (A) the transferor’s interest in any goods, the sale of which gave rise to such transferred receivable, (B) any collateral for transferred receivables and any agreements supporting or securing payment of transferred receivables, (C) any service contracts or other agreements associated with such receivables and records relating to such receivables, (D) any bank account or lock box maintained primarily for the purpose of receiving collections of transferred receivables and (E) proceeds of all of the foregoing.

“Permitted Refinancing Indebtedness” means, with respect to any Indebtedness, any Indebtedness incurred in exchange for or as a replacement of (including by entering into alternative financing arrangements in respect of such exchange or replacement (in whole or in part), by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, by entering into any credit agreement, loan agreement, note purchase agreement, indenture or other agreement), or net proceeds of which are to be used for the purpose of modifying, extending, refinancing, renewing, replacing, redeeming, repurchasing, defeasing, amending, supplementing, restructuring, repaying, prepaying, retiring, extinguishing or refunding (collectively, to “Refinance” or a “Refinancing” or “Refinanced”), such Indebtedness (or previous refinancing thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to accrued and unpaid interest and premiums required to be paid thereon, plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension plus any additional amount permitted to be incurred under Section 4.09 (provided, for the avoidance of doubt, that such additional amounts shall be deemed to utilize the corresponding capacity under Section 4.09 (and, to the extent applicable, the definition of “Permitted Liens”)); (b) other than with respect to Indebtedness permitted pursuant to Section 4.09(b)(8), such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended; (c) if the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Notes Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Notes Obligations on terms, in the good faith determination of the Company, taken as a whole, in all material respects no less favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended (taken as a whole); (d) other than with respect to Indebtedness permitted pursuant to Section 4.09(b)(8), the terms and conditions (including, if applicable, as to collateral but excluding as to interest rate, redemption premiums and other components of yield) of any such modified, refinanced, refunded, renewed, replaced or extended Indebtedness are either (x) terms that would be commonly available in the comparable loan market for similar Indebtedness as determined in good faith by the Company or (y) in the good faith determination of the Company, no more restrictive to the Company and the Restricted Subsidiaries, taken as a whole, than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended; (e) such Indebtedness at the time of incurrence thereof is not secured by a Lien on any assets other than the collateral securing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended and (f) there are no obligors of such Indebtedness at the time of incurrence thereof that were not obligors of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended.
“Person” means any individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture and any other entity or governmental authority.
“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any insolvency or liquidation proceeding, whether or not allowed or allowable as a claim in any such insolvency or liquidation proceeding.
“Preferred Stock” as applied to the Capital Stock of any entity, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends upon liquidation, dissolution or winding up.

“Pro Forma Basis” and “Pro Forma Effect” means, in respect of a Specified Transaction, that such Specified Transaction and the following transactions in connection therewith (to the extent applicable) shall be deemed to have occurred as of the first day of the applicable period of measurement: (a) income statement items (whether positive or negative) attributable to the property or Person, if any, subject to such Specified Transaction, (i) in the case of an Asset Sale of all or substantially all Capital Stock in any Restricted Subsidiary of the Company or any division, product line, or facility used for operations of the Company or any Restricted Subsidiary shall be excluded, and (ii) in the case of a Permitted Acquisition of all or substantially all of the property and assets or business of any Person, or of assets constituting a business unit, a line of business or division of such Person, or of all or substantially all of the Capital Stock in a Person, shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by the Company or any Restricted Subsidiary in connection therewith and if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.
“Pro Forma Entity” means any Acquired Entity or Business, any Sold Entity or Business, any Converted Restricted Subsidiary or any Converted Unrestricted Subsidiary.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.
“QIB” means any “qualified institutional buyer” as such term is defined in Rule 144A.
“Rate Contracts” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Rating Agencies” means S&P, Moody’s and Fitch, or if any of S&P, Moody’s or Fitch shall not make a rating on the Notes publicly available, a nationally recognized statistical Rating Agency or agencies, as the case may be, selected by the Company which shall be substituted for S&P, Moody’s or Fitch, as the case may be.
“Real Estate” means any real property owned by the Company or any Restricted Subsidiary in fee simple.
“Record Date” for the interest payable on any applicable Interest Payment Date means the December 15 or June 15 (whether or not a Business Day) next preceding such Interest Payment Date.
“Regulation S” means Regulation S under the Securities Act.

“Requirements of Law” means, as to any Person, any law (statutory or common), ordinance, treaty, rule, regulation, order, official administrative pronouncement, other legally enforceable requirement or determination of an arbitrator or of a governmental authority, including without limitation all Health Care Laws, in each case, applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
“Restricted Investment” means any Investment other than a Permitted Investment.
“Restricted Notes Legend” means the legend set forth in Section 2.01(d)(1).
“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.
“Rule 144A” means Rule 144A under the Securities Act.
“S&P” means S&P Global Ratings, a business unit of Standard & Poor’s Financial Services LLC or any successor thereto.
“Sale Leaseback” means any transaction or series of related transactions pursuant to which the Company or any of the Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed of.
“SEC” means the U.S. Securities and Exchange Commission, or any successor thereto.
“Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Secured Debt as of the last day of the most recent Test Period to (b) Consolidated EBITDA for such Test Period.
“Secured Parties” means (i) the Senior Credit Facility Secured Parties, (ii) the Notes Secured Parties and (iii) the Additional Secured Parties with respect to each Series of Additional Obligations.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Security Agreement” means, the Security Agreement, dated as of the Effective Date, initially by and among the Company, the Subsidiary Guarantors that are Domestic Subsidiaries, and the Collateral Agent.
“Senior Credit Facility” means that certain credit agreement of the Company and certain of its Subsidiaries with the Senior Credit Facility Agent, and the other parties thereto, dated the Effective Date, including any related notes, Guarantees, instruments and agreements executed in connection therewith, as amended, modified, renewed, refunded, replaced, restructured, restated or refinanced in whole or in part from time to time (including increasing the amount loaned thereunder, provided that such additional Indebtedness is incurred in accordance with Section 4.09).
“Senior Credit Facility Agent” means Goldman Sachs Bank USA, as administrative agent and collateral agent for the Senior Credit Facility.
“Senior Credit Facility Obligations” means “Obligations” as defined in the Credit Agreement.

“Senior Credit Facility Secured Parties” means the “Secured Parties” as defined in the Senior Credit Facility.
“Series” means (a) with respect to the Secured Parties, each of (i) the Senior Credit Facility Secured Parties (in their capacities as such), (ii) the Notes Secured Parties (in their capacities as such), and (iii) the Additional Secured Parties that become subject to the Intercreditor Agreement after the Effective Date that are represented by a common Authorized Representative (in its capacity as such for such Additional Secured Parties) and (b) with respect to any Obligations, each of (i) the Senior Credit Facility Obligations, (ii) the Notes Obligations, and (iii) each series of Additional Obligations, which pursuant to the applicable joinder agreement to the Intercreditor Agreement, are to be represented under the Intercreditor Agreement by a common Authorized Representative (in its capacity as such for such Additional Obligations).
“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as in effect on the Effective Date.
“Similar Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the Effective Date or any business that is similar, reasonably related, incidental or ancillary thereto.
“Sold Entity or Business” has the meaning provided in the definition of the term “Consolidated EBITDA.”
“Special Payment” means the cash distribution by the Company to Labcorp in an aggregate amount of approximately $1,605.0 million, as partial consideration for assets contributed to the Company by Labcorp in the Internal Restructuring.
“Specified Guarantee” means the Guarantee by the Company, on an unsecured basis, during the period from the Issue Date to the Effective Time, of Obligations of Labcorp under Labcorp’s 4.00% senior notes due 2023; 2.30% senior notes due 2024; 3.25% senior notes due 2024; 3.60% senior notes due 2025; 1.55% senior notes due 2026; 3.60% senior notes due 2027; 2.95% senior notes due 2029; 2.70% senior notes due 2031 and 4.70% senior notes due 2045, in each case, to the extent and as required by the indentures governing such Obligations, which such Guarantee shall terminate automatically, without any further action by any Person, immediately following the Effective Time on the Effective Date.
“Specified Transaction” means, with respect to any period, any Permitted Investment, sale, transfer or other Asset Sale of assets or property, incurrence, refinancing, prepayment, redemption, repurchase, defeasance, similar payment, extinguishment, retirement or repayment of Indebtedness, Restricted Payment, Subsidiary designation, or other event that by the terms of this Indenture requires pro forma compliance with a test or covenant or requires such test or covenant to be calculated on a Pro Forma Basis.
“Spinco Business” means Labcorp’s Clinical Development and Commercialization Services business.
“Spin-off” means, together, the completion of the Internal Restructuring, the payment of the Special Payment with the net proceeds of the Initial Notes and the term loans under the Senior Credit Facility, and the distribution on the Effective Date of all shares of the Company’s common stock to Labcorp stockholders by causing the Company to register Labcorp’s stockholders as the Company’s stockholders on the Company’s books and records.

“Spin-off Documents” means the Separation and Distribution Agreement, to be dated on or prior to the Effective Date, by and between Labcorp and the Company and each other agreement by and between Labcorp and the Company or one of its Restricted Subsidiaries that are filed as exhibits to the Form 10.
“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities, repurchase obligations and guarantees of performance entered into by the Company or any Subsidiary which the Company has determined in good faith to be customary in a Permitted Receivables Financing including, without limitation, those relating to the servicing of the assets of a Finance Subsidiary.
“Stated Maturity” means, with respect to any security, the date specified in the agreement governing or certificate relating to such Indebtedness as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.
“Subordinated Indebtedness” that is subordinated to the Notes and/or the Subsidiary Guarantees, as applicable, as to right and time of payment, in each case, pursuant to a written agreement.
“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter incurred) that is subordinated or junior in right of payment to the Notes pursuant to a written agreement.
“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, (i) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, (ii) of which more than half of the issued share capital is at the time beneficially owned or (iii) the management of which is otherwise controlled, in each case, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.
“Subsidiary Guarantee” means, individually, any Guarantee of payment of the Notes by a Subsidiary Guarantor pursuant to the terms of this Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed by this Indenture.
“Subsidiary Guarantor” means each Restricted Subsidiary in existence on the Effective Date that provides a Subsidiary Guarantee on the Effective Date (and any other Restricted Subsidiary that provides a Subsidiary Guarantee in accordance with this Indenture, including those Subsidiaries of the Company that Guarantee the Obligations under the Senior Credit Facility); provided that upon release or discharge of such Restricted Subsidiary from its Subsidiary Guarantee in accordance with this Indenture, such Restricted Subsidiary shall cease to be a Subsidiary Guarantor.
“Supply Chain Financing” means any agreement under which any bank, financial institution or other person may from time to time provide any financial accommodation to the Company or any Subsidiary in connection with trade payables of the Company or any Subsidiary pursuant to “supply chain” or other similar financing for vendors and suppliers of the Company or any Subsidiaries, including, without limitation, trade payable services and supplier account receivables purchases.

“Test Period” means, for any date of determination, the latest four consecutive fiscal quarters of the Company for which financial statements have been delivered pursuant to clause (1) or clause (2) of Section 4.03, as applicable (or, with respect to the four consecutive fiscal quarters ended March 31, 2023, for which such financial statements have been filed publicly with the SEC).
“Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Debt as of the last day of the most recent Test Period to (b) Consolidated EBITDA for such Test Period.
“Transaction Expenses” means any fees or expenses incurred or paid by the Company, any of its Subsidiaries or any of their Affiliates in connection with the Transactions.
“Transactions” means, collectively, (i) the offering of the Notes, (ii) the entering into of, and the initial borrowings under, the Senior Credit Facility, (iii) the Spin-off and all other transactions to occur on or prior to the Effective Date pursuant to, and the performance of all other obligations under, the Spin-off Documents (including the Special Payment and the restructuring transactions described therein or precursors thereto) and (iv) the payment of Transaction Expenses.
“Transfer Restricted Notes” means Definitive Notes and any other Notes that bear or are required to bear the Restricted Notes Legend.
“Treasury Rate” means the weekly average (for the most recently completed week for which such information is available as of the date that is two Business Days prior to the redemption date) of the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the Federal Reserve Statistical Release H.15 with respect to each applicable day during such week (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to July 1, 2026; provided, however, that if the period from the redemption date to July 1, 2026 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to July 1, 2026 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-777bbbb).
“Trust Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee having direct responsibility for the administration of this Indenture, or any other officer to whom any corporate trust matter is referred because of such officer’s knowledge of and familiarity with the particular subject and having direct responsibility for the administration of this Indenture.
“Trustee” means U.S. Bank Trust Company, National Association, not in its individual capacity but solely as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.
“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect from time to time in the State of New York.

“UK Restricted Subsidiary” means any Restricted Subsidiary that is incorporated or existing under the laws of England and Wales.
“Unrestricted Subsidiary” means:
(1)    any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Company in the manner provided below; and
(2)    any Subsidiary of an Unrestricted Subsidiary;
provided that:
(a)     the Company may not designate as an Unrestricted Subsidiary any Subsidiary which is a “Restricted Subsidiary” (or other similar term) under the Senior Credit Facility or any other Indebtedness referred to in Section 6.01(a)(7); and
(b)    the Company may not designate as an Unrestricted Subsidiary any Subsidiary if such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any Subsidiary Guarantor.
The Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:
(1)    no Event of Default specified in Section 6.01(a)(1), (2), (8) or (9) shall have occurred and be continuing or would result from such designation after giving Pro Forma Effect thereto; and
(2)    the aggregate fair market value of all outstanding Investments of the Company and its Restricted Subsidiaries in such Subsidiary complies with Section 4.07 or constitutes a Permitted Investment.
The designation of any Subsidiary as an Unrestricted Subsidiary after the Issue Date shall constitute an Investment by the Company therein at the date of designation in an amount equal to the fair market value of the Company’s Investment in such Subsidiary.
Any such designation by the Company after the Issue Date shall be evidenced to the Trustee by an Officers’ Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Investment, Indebtedness or Liens of such Subsidiary shall be deemed to be incurred as of such date.
The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Event of Default shall have occurred and be continuing or would occur as a consequence thereof. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time.
“U.S. Government Obligations” means securities that are (a) direct obligations of the U.S. for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or su-

pervised by and acting as an agency or instrumentality of the U.S. the timely payment of that is unconditionally guaranteed as a full faith and credit obligation of the U.S., which, in either case, are not callable or redeemable at the option of the Company thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.
“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable, of such Person.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness; provided, that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), the effects of any amortization or prepayments made on such Applicable Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.
“Wholly Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.
Section 1.02    Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	4.10(b)
“Action”	12.08(v)
“Additional Restricted Notes”	2.01(b)
“Agent Members”	2.01(e)(iii)
“Affiliate Transaction”	4.11(a)
“Applicable Premium Deficit”	8.04(1)
“Asset Sale Offer”	4.10(c)
“Asset Sale Offer Amount”	4.10(c)
“Asset Sale Offer Period”	4.10(c)
“Asset Sale Purchase Date”	4.10(c)
“Authenticating Agent”	2.02
“Authentication Order”	2.02
“Automatic Exchange”	2.06(e)
“Automatic Exchange Date”	2.06(e)
“Automatic Exchange Notice”	2.06(e)
“Automatic Exchange Notice Date”	2.06(e)
“CERCLA”	12.08(q)

Term	Defined in Section
“Change of Control Offer”	4.14(b)
“Change of Control Payment”	4.14(b)(1)
“Change of Control Payment Date”	4.14(b)(2)
“Clearstream”	2.01(b)
“Collateral Document Order”	12.08(r)
“Covenant Defeasance”	8.03
“Declaration”	6.02(a)
“DTC”	2.03
“Escrow Account”	14.01
“Escrow Agreement”	14.01
“Escrowed Funds”	14.01
“Escrow Outside Date”	3.10(a)
“Euroclear”	2.01(b)
“Event of Default”	6.01(a)
“Excess Proceeds”	4.10(c)
“Fixed Amount”	4.16
“Global Notes”	2.01(b)
“Incurrence-Based Amount”	4.16
“Initial Lien”	4.12(a)
“LCA Election”	1.06(a)
“LCA Test Date”	1.06(a)
“Legal Defeasance”	8.02
“Note Register”	2.03
“Other Material Indebtedness”	4.15(a)
“Registrar”	2.03
“Regulation S Global Note”	2.01(b)
“Regulation S Notes”	2.01(b)
“Reinstatement Date”	4.17(a)
“Related Person”	12.08(b)
“Release”	14.01
“Release Conditions”	14.02(b)
“Resale Restriction Termination Date”	2.06(b)
“Restricted Global Note”	2.06(e)
“Restricted Payment”	4.07(a)
“Restricted Period”	2.01(b)
“Rule 144A Global Note”	2.01(b)
“Rule 144A Notes”	2.01(b)
“Special Mandatory Redemption”	3.10(a)
“Special Mandatory Redemption Date”	3.10(a)
“Special Mandatory Redemption Deposit”	3.10(b)
“Special Mandatory Redemption Price”	3.10(a)
“Special Mandatory Termination Date”	3.10(a)
“Successor Company”	5.01(a)(1)
“Suspended Covenants”	4.17(a)
“Suspension Date”	4.17(a)
“Suspension Period”	4.17(b)
“Tax Group”	4.07(b)(13)
“Unrestricted Global Note”	2.06(e)

Section 1.03    Trust Indenture Act. Whenever this Indenture refers to a provision of the Trust Indenture Act, the provision is incorporated by reference in and made a part of this Indenture. This Indenture is not qualified under, or, except as expressly stated herein, subject to the provisions of, the Trust Indenture Act.
Section 1.04    Rules of Construction. Unless the context otherwise requires:
(a)    a term has the meaning assigned to it;
(b)    an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
(c)    “including” means including without limitation and “or” is not exclusive;
(d)    words in the singular include the plural, and in the plural include the singular;
(e)    “will” shall be interpreted to express a command;
(f)    provisions apply to successive events and transactions;
(g)    references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;
(h)    unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture; and
(i)    the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision.
Section 1.05    Acts of Holders.
(a)Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and/or the Collateral Agent, as applicable, and, where it is hereby expressly required, to the Company. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee, and/or the Collateral Agent, as applicable, and the Company, if made in the manner provided in this Section 1.05.
(b)The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee and/or the Collateral Agent, as applicable, deems sufficient.
(c)The ownership of Notes shall be proved by the Note Register.
(d)Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee, the Collateral Agent or the Company in reliance thereon, whether or not notation of such action is made upon such Note.
(e)The Company may set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote on or consent to any action by vote or consent authorized or permitted to be given or taken by Holders. If a record date is fixed, then only those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to give any such request, demand, authorization, direction, notice, consent, waiver or take any such other act or vote on or consent to any such action by vote or consent, whether or not such Holders remain Holders after such record date. Unless otherwise specified, if not set by the Company prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation.
(f)Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this Section 1.05(f) shall have the same effect as if given or taken by separate Holders of each such different part.
(g)Without limiting the generality of the foregoing, a Holder, including DTC that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and DTC that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such depositary’s standing instructions and customary practices.
(h)The Company may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by DTC entitled under the procedures of such depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 120 days after such record date.
Section 1.06    Limited Condition Acquisitions.
(a)In connection with any action being taken in connection with a Limited Condition Acquisition, for purposes of:

(i)determining compliance with any provision of this Indenture that requires the calculation of the Fixed Charge Coverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio or the Total Leverage Ratio; or
(ii)testing availability under baskets set forth in this Indenture (including baskets measured as a percentage of Consolidated EBITDA);
in each case, at the option of the Company (the Company’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of whether any such action is permitted by this Indenture shall be deemed to be the date the definitive acquisition agreement for a Limited Condition Acquisition is entered into (the “LCA Test Date”), and if, upon giving Pro Forma Effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent Test Period ending prior to the LCA Test Date, the Company could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Company has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA or consolidated total assets or other metrics of the Company or the Person subject to such Limited Condition Acquisition, after the LCA Test Date and at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Company has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket availability with respect to the incurrence of Indebtedness or Liens, or the making of Restricted Payments, Permitted Investments, dispositions, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Company, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be tested by calculating the availability under such ratio or basket on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith have been consummated (including any incurrence of Indebtedness and any associated Lien and the use of proceeds thereof).
(b)In connection with any action being taken in connection with a Limited Condition Acquisition, for purposes of determining compliance with any provision of this Indenture that requires that no Default, Event of Default or specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Company, be deemed satisfied, if no Default, Event of Default or specified Event of Default, as applicable, exists on the date the definitive agreements for such Limited Condition Acquisition are entered into. For the avoidance of doubt, if the Company has made an LCA Election, and any Default, Event of Default or specified Event of Default occurs following the date the definitive agreements for the applicable Limited Condition Acquisition were entered into and prior to the consummation of such Limited Condition Acquisition, any such Default, Event of Default or specified Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Acquisition is permitted by this Indenture.

ARTICLE 2
THE NOTES
Section 2.01    Form and Dating; Terms.
(a)The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited. The Initial Notes issued on the date hereof will be in an aggregate principal amount of $570,000,000. In addition, the Company may issue, from time to time in accordance with the provisions of this Indenture, any Additional Notes as provided herein. Furthermore, Notes may be authenticated and delivered upon registration of transfer, exchange or in lieu of, other Notes pursuant to Section 2.02, 2.06, 2.10, 3.06 or 9.05, in connection with an Asset Sale Offer pursuant to Section 4.10 or in connection with a Change of Control Offer pursuant to Section 4.14.
Notwithstanding anything to the contrary contained herein, the Company may not issue any Additional Notes, unless at the time of, and after giving effect to, such issuance, the Company would be in compliance with Section 4.09 and Section 4.12.
The Notes shall be known and designated as “7.500% Senior Secured Notes due 2030” of the Company.
With respect to any Additional Notes, the Company shall set forth in (x) a resolution of its Board of Directors and (y) (i) an Officers’ Certificate or (ii) one or more indentures supplemental hereto, the following information:
(1)the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture; and
(2)the issue price and the issue date of such Additional Notes, including the date from which interest shall accrue.
In authenticating and delivering Additional Notes, the Trustee shall be entitled to receive and shall be fully protected in relying upon, in addition to the Opinion of Counsel and Officers’ Certificate required by Section 13.03, an Opinion of Counsel as to the due authorization, execution, delivery, validity and enforceability of such Additional Notes.
The Initial Notes and the Additional Notes shall be considered collectively as a single class for all purposes of this Indenture and shall have the same terms as the Initial Notes other than issue date, issue price, the date from which interest accrues and as otherwise expressly provided herein; provided, however, that if any such Additional Notes are not fungible with the then outstanding Notes, such Additional Notes may have a different CUSIP or ISIN number (or other applicable identifying number). Holders of the Initial Notes and the Additional Notes will vote and consent together on all matters to which such Holders are entitled to vote or consent as one class, and none of the Holders of the Initial Notes or the Additional Notes shall have the right to vote or consent as a separate class on any matter to which such Holders are entitled to vote or consent. Holders of Additional Notes will share equally and ratably in the Collateral with the Holders of the Initial Notes.
A copy of the resolutions of the Board of Directors of the Company establishing the terms of any Additional Notes, certified by the Secretary or any Assistant Secretary of the Company, shall be delivered to the Trustee at or prior to the delivery of the Officers’ Certificate or the indenture supplemental hereto setting forth the terms of the Additional Notes.

(b)The Initial Notes and any Additional Notes (if issued as Transfer Restricted Notes) (the “Additional Restricted Notes”) will be resold initially only to (A) QIBs in reliance on Rule 144A and (B) non-U.S. Persons outside the United States in reliance on Regulation S. Such Initial Notes and Additional Restricted Notes may thereafter be transferred to, among others, QIBs and purchasers in reliance on Regulation S, in each case, in accordance with the procedure described herein.
Initial Notes and Additional Restricted Notes offered and sold to QIBs in the United States of America in reliance on Rule 144A (the “Rule 144A Notes”) shall be issued in the form of a permanent global Note substantially in the form of Exhibit A, which is hereby incorporated by reference and made a part of this Indenture, including appropriate legends as set forth in Section 2.01(d) (the “Rule 144A Global Note”), deposited with the Trustee, as custodian for DTC, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The Rule 144A Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Rule 144A Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.
Initial Notes and any Additional Restricted Notes offered and sold outside the United States of America (the “Regulation S Notes”) in reliance on Regulation S shall be issued in the form of a permanent global Note, without interest coupons, substantially in the form of Exhibit A including appropriate legends as set forth in Section 2.01(d) (the “Regulation S Global Note”). Each Regulation S Global Note will be deposited upon issuance with, or on behalf of, the Trustee as custodian for DTC in the manner described in this Article 2 for credit to the respective accounts of the purchasers (or to such other accounts as they may direct), including, but not limited to, accounts at Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”). Prior to the 40th day after the later of the commencement of the offering of the Initial Notes and the Issue Date (such period through and including such 40th day, the “Restricted Period”), interests in the Regulation S Global Note may only be transferred to non-U.S. persons outside the United States pursuant to Regulation S, unless exchanged for interests in a Global Note in accordance with the transfer and certification requirements described herein. The Regulation S Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Regulation S Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.
Investors may hold their interests in the Regulation S Global Note through organizations other than Euroclear or Clearstream that are participants in DTC’s system or directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations which are participants in such systems. If such interests are held through Euroclear or Clearstream, Euroclear and Clearstream will hold such interests in the applicable Regulation S Global Note on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries. Such depositaries, in turn, will hold such interests in the applicable Regulation S Global Note in customers’ securities accounts in the depositaries’ names on the books of DTC.
The Rule 144A Global Note and the Regulation S Global Note are sometimes collectively herein referred to as the “Global Notes.”
The principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of the Company maintained for such purpose or at such other office or agency of the Company as may be maintained for such purpose pursuant to Section 2.03; provided, however, that, at the option of the Company, each installment of interest in respect of Notes represented by Definitive Notes may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Note

Register or (ii) wire transfer to an account located in the United States maintained by the payee, subject to the last sentence of this paragraph. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by DTC. Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).
The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage, in addition to those set forth on Exhibit A and in Section 2.01(d). The Company shall approve any notation, endorsement or legend on the Notes. Each Note shall be dated the date of its authentication. The terms of the Notes set forth in Exhibit A are part of the terms of this Indenture and, to the extent applicable, the Company, the Subsidiary Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to be bound by such terms.
(c)Denominations. The Notes shall be issuable only in fully registered form, without coupons, and only in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.
(d)Restrictive Legends. Unless and until (i) an Initial Note or an Additional Note issued as a Transfer Restricted Note is sold under an effective registration statement or (ii) an Initial Note or Additional Note is exchanged for a Note that does not bear the Restricted Notes Legend in accordance with Section 2.06(e):
(1)    the Rule 144A Global Note and the Regulation S Global Note shall bear the following legend on the face thereof the “Restricted Notes Legend”:
THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR] [IN THE CASE OF REGULATION S NOTES: 40 DAYS] AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE COMPANY, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL

BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (1) PURSUANT TO CLAUSES (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND (2) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THIS NOTE IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]
(2)    Each Global Note, whether or not an Initial Note, shall bear the following legend on the face thereof:
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.
(e)Book-Entry Provisions.
(i)This Section 2.01(e) shall apply only to Global Notes deposited with the Trustee, as custodian for DTC.

(ii)Each Global Note initially shall (x) be registered in the name of DTC or the nominee of DTC, (y) be delivered to the Trustee as custodian for DTC and (z) bear legends as set forth in Section 2.01(d). Transfers of a Global Note (but not a beneficial interest therein) will be limited to transfers thereof in whole, but not in part, to the Depositary, its successors or their respective nominees, except as set forth in Sections 2.01(e)(v) and 2.01(f). If a beneficial interest in a Global Note is transferred or exchanged for a beneficial interest in another Global Note, the Trustee will (x) record a decrease in the principal amount of the Global Note being transferred or exchanged equal to the principal amount of such transfer or exchange and (y) record a like increase in the principal amount of the other Global Note. Any beneficial interest in one Global Note that is transferred to a Person who takes delivery in the form of an interest in another Global Note, or exchanged for an interest in another Global Note, will, upon transfer or exchange, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer and exchange restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.
(iii)Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by DTC or by the Trustee as the custodian of DTC or under such Global Note, and DTC may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a Holder of a beneficial interest in any Global Note.
(iv)In connection with any transfer of a portion of the beneficial interest in a Global Note pursuant to Section 2.01(f) to beneficial owners who are required to hold Definitive Notes, the Custodian shall reflect on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Company shall execute, and the Trustee shall authenticate and make available for delivery, one or more Definitive Notes of like tenor and amount.
(v)In connection with the transfer of an entire Global Note to beneficial owners pursuant to Section 2.01(f), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and the Trustee shall authenticate and make available for delivery, to each beneficial owner identified by DTC in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.
(vi)The Holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.
(vii)Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (a) the Holder of such Global Note (or its agent) or (b) any holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

(f)Definitive Notes.
(i)Except as provided below, owners of beneficial interests in Global Notes will not be entitled to receive Definitive Notes. If required to do so pursuant to any applicable law or regulation, beneficial owners may obtain Definitive Notes in exchange for their beneficial interests in a Global Note upon written request in accordance with DTC’s and the Registrar’s procedures. In addition, Definitive Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in a Global Note if (A) DTC notifies the Company that it is unwilling or unable to continue as depositary for such Global Note or DTC ceases to be a clearing agency registered under the Exchange Act, at a time when DTC is required to be so registered in order to act as depositary, and in each case a successor depositary is not appointed by the Company within 90 days of such notice, (B) the Company in its sole discretion executes and delivers to the Trustee and Registrar an Officers’ Certificate stating that such Global Note shall be so exchangeable or (C) an Event of Default has occurred and is continuing and the Registrar has received a request from DTC. In the event of the occurrence of any of the events specified in the second preceding sentence or in clause (A), (B) or (C) of the preceding sentence, the Company shall promptly make available to the Trustee a reasonable supply of Definitive Notes.
(ii)Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.01(e)(iii) or (iv) shall, except as otherwise provided by Section 2.06(d), bear the Restricted Notes Legend.
(iii)If a Definitive Note is transferred or exchanged for a beneficial interest in a Global Note, the Trustee will (x) cancel such Definitive Note, (y) record an increase in the principal amount of such Global Note equal to the principal amount of such transfer or exchange and (z) in the event that such transfer or exchange involves less than the entire principal amount of the canceled certificated Note, the Company shall execute, and the Trustee shall authenticate and make available for delivery, to the transferring Holder a new Definitive Note in authorized denominations representing the principal amount not so transferred.
(iv)If a Definitive Note is transferred or exchanged for another Definitive Note, (x) the Trustee will cancel the Definitive Note being transferred or exchanged, (y) the Company shall execute, and the Trustee shall authenticate and make available for delivery, one or more new Definitive Notes in authorized denominations having an aggregate principal amount equal to the principal amount of such transfer or exchange to the transferee (in the case of a transfer) or the Holder of the canceled Definitive Note (in the case of an exchange), registered in the name of such transferee or Holder, as applicable, and (z) if such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, the Company shall execute, and the Trustee shall authenticate and make available for delivery to the Holder thereof, one or more Definitive Notes in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the canceled Definitive Notes, registered in the name of the Holder thereof.
(v)Notwithstanding anything to the contrary in this Indenture, in no event shall a Definitive Note be delivered upon exchange or transfer of a beneficial interest in the temporary Regulation S Global Note prior to the end of the Restricted Period.
Section 2.02    Execution and Authentication. On the Issue Date, the Trustee shall, upon receipt of a Company Order (an “Authentication Order”), authenticate and deliver the Initial Notes. In addition, at any time, from time to time, the Trustee shall upon receipt of an Authentication Order authenticate and deliver any Additional Notes for an aggregate principal amount specified in such Authentication Order for such Additional Notes issued hereunder. At least one Officer shall sign the Notes for the Company by manual, electronic or facsimile signature. If the Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.
A Note shall not be valid until an authorized officer of the Trustee manually authenticates the Note. The signature of the Trustee on a Note shall be conclusive evidence that such Note has been duly and validly authenticated and issued under this Indenture. A Note shall be dated the date of its authentication.
At any time and from time to time after the execution and delivery of this Indenture, the Trustee shall authenticate and make available for delivery: (1) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $570,000,000, (2) subject to the terms of this Indenture, Additional Notes for original issue in an unlimited principal amount and (3) under the circumstances set forth in Section 2.06(e), Initial Notes or Additional Notes in the form of an Unrestricted Global Note, in each case upon a Company Order. Such Company Order shall specify whether the Notes will be in the form of Definitive Notes or Global Notes, the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated and whether the Notes are to be Initial Notes or Additional Notes. Notwithstanding anything herein to the contrary, prior to authenticating any Note hereunder, the Trustee (or Authenticating Agent) shall receive an Authentication Order from the Company.
The Trustee may appoint an agent (the “Authenticating Agent”) reasonably acceptable to the Company to authenticate the Notes. Any such instrument shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Company. Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by the Authenticating Agent. An Authenticating Agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.
In case the Company or any Subsidiary Guarantor, pursuant to Article 5 or Section 10.02, as applicable, shall be consolidated or merged with or into or wind up into any other Person or shall sell, assign, convey, transfer or otherwise dispose of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries, taken as a whole, and the successor Person resulting from such consolidation, or surviving such merger, or into which the Company or any Subsidiary Guarantor shall have been merged or wound up into, or the Person which shall have received a sale, assignment, conveyance, transfer, or other disposition as aforesaid, shall have executed an indenture supplemental hereto with the Trustee pursuant to Article 5 or Section 10.02, as applicable, any of the Notes authenticated or delivered prior to such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition may, from time to time, at the request of the successor Person, be exchanged for other Notes executed in the name of the successor Person with such changes in phraseology and form as may be appropriate, but otherwise in substance of like tenor as the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon Company Order of the successor Person, shall authenticate and make available for delivery Notes as specified in such order for the purpose of such exchange. If Notes shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this Section 2.02 in exchange or substitution for or upon registration of transfer of any Notes, such successor Person, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time outstanding for Notes authenticated and delivered in such new name.
Section 2.03    Registrar and Paying Agent. The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment. The Registrar shall keep a register of the Notes and of their transfer and exchange (the “Note Register”). The Company may have one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent and the term “Registrar” includes any co-registrar.
The Company shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee in writing of the name and address of each such agent. If the Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07. The Company or any of its Restricted Subsidiaries organized in the United States may act as Paying Agent, Registrar or transfer agent.
The Company initially appoints the Trustee as Registrar and Paying Agent for the Notes. The Company may remove any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) acceptance of any appointment by a successor as evidenced by an appropriate agreement entered into by the Company and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Registrar or Paying Agent may resign at any time upon written notice to the Company and the Trustee.
The Company initially appoints DTC to act as Depositary with respect to the Global Notes.
Section 2.04    Paying Agent to Hold Money in Trust. The Company shall require each Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders of the Notes or the Trustee all money held by such Paying Agent for the payment of principal of, premium, if any, or interest on the Notes (whether such assets have been distributed to it by the Company or any Subsidiary Guarantor), shall notify the Trustee in writing of any default by the Company or any Subsidiary Guarantor in making any such payment and shall during the continuance of any default by the Company (or any Subsidiary Guarantor) in the making of any payment in respect of the Notes, upon the written request of the Trustee, forthwith deliver to the Trustee all sums held in trust by such Paying Agent for payment in respect of the Notes together with a full accounting thereof. If the Company or a Subsidiary of the Company acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Company at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee and to account for any funds or assets disbursed by such Paying Agent. Upon payment to the Trustee, the Paying Agent (if other than the Company or a Subsidiary of the Company) shall have no further liability for the money delivered to the Trustee. Upon any bankruptcy, reorganization or similar proceeding with respect to the Company, the Trustee shall serve as Paying Agent for the Notes.
Section 2.05    Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders of the Notes. If the Trustee is not the Registrar, the Company, on its own behalf and on behalf of each of the Subsidiary Guarantors, shall furnish or cause the Registrar to furnish to the Trustee, in writing at least five Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders of the Notes and the Company shall otherwise comply with Trust Indenture Act Section 312(a).

Section 2.06    Transfer and Exchange.
(a)General. A Holder may transfer a Note to another Person or exchange a Note for another Note or Notes of any authorized denomination by presenting to the Trustee a written request therefor stating the name of the proposed transferee or requesting such an exchange, accompanied by any certification, opinion or other document required by this Section 2.06. The Trustee will promptly register any transfer or exchange that meets the requirements of this Section 2.06 by noting the same in the register maintained by the Trustee for the purpose, and no transfer or exchange will be effective until it is registered in such register. The transfer or exchange of any Note may only be made in accordance with this Section 2.06 and Section 2.01(e) and 2.01(f), as applicable, and, in the case of a Global Note, the applicable rules and procedures of DTC, Euroclear and Clearstream. The Trustee shall refuse to register any requested transfer or exchange that does not comply with this Section 2.06(a).
(b)Transfers of Rule 144A Notes. The following provisions shall apply with respect to any proposed registration of transfer of a Rule 144A Note or a beneficial interest therein prior to the date which is one year after the later of the date of its original issue and the last date on which the Company or any Affiliate of the Company was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”):
(i)a registration of transfer of a Rule 144A Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee in the form as set forth on the reverse of the Note that it is purchasing for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; provided that no such written representation or other written certification shall be required in connection with the transfer of a beneficial interest in the Rule 144A Global Note to a transferee in the form of a beneficial interest in that Rule 144A Global Note; and
(ii)a registration of transfer of a Rule 144A Note or a beneficial interest therein to a non-U.S. Person shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth in Section 2.08 from the proposed transferee and, if requested by the Company, the delivery of an opinion of counsel, certification and/or other information satisfactory to the Company.
(c)Transfers of Regulations S Notes. The following provisions shall apply with respect to any proposed transfer of a Regulation S Note or a beneficial interest therein prior to the expiration of the Restricted Period:
(i)a transfer of a Regulation S Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee, in the form of assignment on the reverse of the certificate, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A;

(ii)a transfer of a Regulation S Note shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth in Section 2.08 from the proposed transferee and, if requested by the Company or the Trustee, the delivery of an opinion of counsel, certification and/or other information satisfactory to each of them; provided that no such written representation or other written certification shall be required in connection with the transfer of a beneficial interest in the Regulation S Global Note to a transferee in the form of a beneficial interest in that Regulation S Note; and
(iii)a transfer of a Regulation S Note or a beneficial interest therein to a non-U.S. Person shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth in Section 2.08 from the proposed transferee and, if requested by the Company, receipt by the Trustee or its agent of an opinion of counsel, certification and/or other information satisfactory to the Company; provided that no such written representation or other written certification shall be required in connection with the transfer of a beneficial interest in the Regulation S Global Note to a transferee in the form of a beneficial interest in that Regulation S Note.
After the expiration of the Restricted Period, interests in the Regulation S Note may be transferred in accordance with applicable law without requiring the certification set forth in Section 2.08 or any additional certification.
(d)Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes not bearing a Restricted Notes Legend, the Registrar shall deliver Notes that do not bear a Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes bearing a Restricted Notes Legend, the Registrar shall deliver only Notes that bear a Restricted Notes Legend unless Initial Notes or Additional Notes are being exchanged for Notes that do not bear the Restricted Notes Legend in accordance with Section 2.06(e) or there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Company and the Trustee to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act. Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.
(e)Automatic Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. Upon the Company’s satisfaction that the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act, beneficial interests in such Global Note (a “Restricted Global Note”) may be automatically exchanged into beneficial interests in an unrestricted Global Note (an “Unrestricted Global Note”) without any action required by or on behalf of the Holder (the “Automatic Exchange”) at any time on or after the date that is the 366th calendar day after (A) with respect to the Notes issued on the Issue Date, the Issue Date or (B) with respect to Additional Notes, if any, the issue date of such Additional Notes, or, in each case, if such day is not a Business Day, on the next succeeding Business Day (the “Automatic Exchange Date”). Upon the Company’s satisfaction that the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act, the Company may pursuant to the Applicable Procedures (i) provide written notice to DTC at least fifteen (15) calendar days prior to the Automatic Exchange Date, instructing DTC to direct the Depositary to exchange all of the outstanding beneficial interests in a particular Restricted Global Note to the Unrestricted Global Note, which the Company shall have previously otherwise made eligible for exchange with the DTC, (ii) provide prior written notice (the “Automatic Exchange Notice”) to each Holder at such Holder’s address appearing in the register of Holders at least 15 calendar days prior to the Automatic Exchange Date (the “Automatic Exchange Notice Date”), which notice must include (w) the Automatic Exchange Date, (x) the section of this Indenture pursuant to which the Automatic Exchange shall occur, (y) the “CUSIP” number of the Restricted Global Note from which such Holder’s beneficial interests will be transferred and the (z) “CUSIP” number of the Unrestricted Global

Note into which such Holder’s beneficial interests will be transferred, and (iii) on or prior to the Automatic Exchange Date, deliver to the Trustee for authentication one or more Unrestricted Global Notes, duly executed by the Company, in an aggregate principal amount equal to the aggregate principal amount of Restricted Global Notes to be exchanged. At the Company’s request on no less than 15 (15) calendar days’ notice prior to the Automatic Exchange Notice Date, the Trustee shall deliver, in the Company’s name and at its expense, the Automatic Exchange Notice to each Holder at such Holder’s address appearing in the register of Holders. Notwithstanding anything to the contrary in this Section 2.06(e), during the fifteen (15) day period prior to the Automatic Exchange Date, no transfers or exchanges other than pursuant to this Section 2.06(e) shall be permitted without the prior written consent of the Company. As a condition to any Automatic Exchange, the Company shall provide, and the Trustee shall be entitled to rely upon, an Officers’ Certificate in form reasonably acceptable to the Trustee to the effect that the Automatic Exchange shall be effected in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act and that the aggregate principal amount of the particular Restricted Global Note is to be transferred to the particular Unrestricted Global Note by adjustment made on the records of the Trustee, as custodian for the Depositary to reflect the Automatic Exchange. Upon such exchange of beneficial interests pursuant to this Section 2.06(e), the aggregate principal amount of the Global Notes shall be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depositary, to reflect the relevant increase or decrease in the principal amount of such Global Note resulting from the applicable exchange. The Restricted Global Note from which beneficial interests are transferred pursuant to an Automatic Exchange shall be canceled following the Automatic Exchange. In connection with Global Notes, the Automatic Exchange shall occur pursuant to the Applicable Procedures of DTC.
(f)Retention of Written Communications. The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.01 or this Section 2.06. The Company shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable prior written notice to the Registrar.
(g)Obligations with Respect to Transfers and Exchanges of Notes.
(i)To permit registrations of transfers and exchanges, the Company shall, subject to the other terms and conditions of this Article 2, execute and the Trustee shall authenticate Definitive Notes and Global Notes at the Registrar’s request.
(ii)No service charge shall be made to a Holder for any registration of transfer or exchange, but Holders shall be required to pay a sum sufficient to cover any transfer tax assessments or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charges payable upon exchange or transfer pursuant to Sections 2.02, 2.06, 2.10, 3.06, 4.10, 4.14, or 9.05).
(iii)The Company (and the Registrar) shall not be required to register the transfer of or exchange of any Note (A) for a period beginning (1) 15 days before the delivery of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such delivery or (2) 15 days before an Interest Payment Date and ending on such Interest Payment Date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.
(iv)Prior to the due presentation for registration of transfer of any Note, the Company, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the owner of such Note for the purpose of receiving payment of principal of, premium, if any, and (subject to paragraph 2 of the forms of Note attached hereto as Exhibit A) interest on such Note and for all other purposes whatsoever, including without limitation the transfer or exchange of such Note, whether or not such Note is overdue, and none of the Company, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.
(v)    Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.01(f) shall, except as otherwise provided by Section 2.06(d), bear the Restricted Notes Legend.
(vi)    All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.
(h)    No Obligation of the Trustee.
(i)    The Trustee shall have no responsibility or obligation under any circumstances to any beneficial owner of a Global Note, a member of, or a participant in, DTC or other Person, including without limitation, with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice (including any notice of redemption or purchase) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to or upon the order of the Holders (which shall be DTC or its nominee in the case of a Global Note). The Trustee may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.
(ii)    Notwithstanding anything contained herein to the contrary, neither the Trustee nor the Registrar shall be responsible to monitor, determine, inquire or otherwise ascertain whether any transfer complies with applicable law, including the registration provisions of or exemptions from the Securities Act, applicable state securities laws, the rules of any Depositary, ERISA, the Code or the Investment Company Act; provided that if a certificate is specifically required by the express terms of this Section 2.06 to be delivered to the Trustee or the Registrar by a purchaser or transferee of a Note, the Trustee or the Registrar, as the case may be, shall be under a duty to receive and examine the same to determine whether the certificate substantially complies on its face with the express terms of this Indenture and shall promptly notify the party delivering the same if such transfer does not comply with such terms.
(iii)    Affiliate Holders. By accepting a beneficial interest in a Global Note, any Person that is an Affiliate of the Company agrees to give notice to the Company, the Trustee and the Registrar of the acquisition and its Affiliate status.
Section 2.07    [Reserved].
Section 2.08    Form of Certificate to be Delivered in Connection with Transfers Pursuant to Regulation S.
[Date]
Fortrea Holdings Inc.
c/o U.S. Bank Trust Company, National Association
214 N. Tryon Street, 27th Floor
Charlotte, North Carolina 28202
Attention: Global Corporate Trust

Re:     Fortrea Holdings Inc. (the “Company”)
          7.500% Senior Secured Notes due 2030 (the “Notes”)
Ladies and Gentlemen:
In connection with our proposed sale of $[          ] aggregate principal amount of the Rule 144A Note in exchange for an equivalent beneficial interest in a Regulation S Note, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:
(a)    the offer of the Notes was not made to a person in the United States;
(b)    either (i) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (ii) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;
(c)    no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(a)(2) or Rule 904(a)(2) of Regulation S, as applicable; and
(d)    the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.
In addition, if the sale is made during a restricted period and the provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1), as the case may be.
We also hereby certify that we [are][are not] an Affiliate of the Company and, to our knowledge, the transferee of the Notes [is][is not] an Affiliate of the Company.
You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:
Authorized Signature
Section 2.09    Replacement Notes. If any mutilated Note is surrendered to the Trustee, the Registrar or the Company and the Trustee receives evidence to its satisfaction of the ownership and destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the

Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company and the Trustee may charge for their expenses in replacing a Note.
Every replacement Note is a contractual obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.
Section 2.10    Outstanding Notes. The Notes outstanding at any time are all the Notes au-thenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.10 as not outstanding. Except as set forth in Section 2.09, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.
If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue.
If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.
Section 2.11    Treasury Notes. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, or by any Affiliate of the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Trust Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned that have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Company or any Subsidiary Guarantor or any Affiliate of the Company or of any Subsidiary Guarantor.
Section 2.12    Temporary Notes. Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.
Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.
Section 2.13    Cancellation. The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall destroy cancelled Notes in accordance with its customary procedures (subject to the record retention requirement of the Exchange Act). Certification of the cancellation of all cancelled Notes shall be delivered to the Company, upon request. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.14    Defaulted Interest. If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01. The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.14. The Company shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Company shall promptly notify the Trustee in writing of such special record date. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall deliver such notice in accordance with the procedures of DTC if the Notes are in global form or otherwise mail or cause to be delivered or mailed, first-class postage prepaid, to each Holder a notice at his or her address as it appears in the Note Register that states the special record date, the related payment date and the amount of such interest to be paid.
Subject to the foregoing provisions of this Section 2.14 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.
Section 2.15    CUSIP Numbers. The Company in issuing the Notes may use CUSIP numbers (if then generally in use) and, if so, the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders; provided that the Trustee shall not be responsible or liable for the accuracy of any CUSIP number printed on any Note, notice or elsewhere; provided further, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company will as promptly as practicable notify the Trustee in writing of any change in the CUSIP numbers.
ARTICLE 3
REDEMPTION
Section 3.01    Notices to Trustee. If the Company elects to redeem Notes pursuant to Section 3.07, it shall furnish to the Trustee, at least 5 Business Days (or such shorter time period with the consent of the Trustee) before notice of redemption is required to be delivered or caused to be delivered to Holders pursuant to Section 3.03, an Officers’ Certificate setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of the Notes to be redeemed and (iv) the redemption price.
Section 3.02    Selection of Notes to Be Redeemed or Purchased. If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee shall select the Notes to be redeemed or purchased (a) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed (so long as the Trustee has actual knowledge of such listing) or (b) if the Notes are not so listed (or if the Trustee does not have actual knowledge of such listing), on a pro rata basis or, to the extent that selection on a pro rata basis is not practicable, by lot or by such other method as the Trustee in its sole discretion will deem to be fair and appropriate (and otherwise and in any event in compliance with the procedures of DTC if the Notes are in global form). In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased shall be selected, unless otherwise provided herein, not less than 10 nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption or purchase.
The Trustee shall promptly notify the Company in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected shall be in amounts of $2,000 or whole multiples of $1,000 on excess thereof; no Notes of $2,000 or less can be redeemed in part, except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not $2,000 or a multiple of $1,000 in excess thereof, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.
Section 3.03    Notice of Redemption.
(a)    Subject to Section 3.09, the Company shall deliver or cause to be delivered notices of redemption in accordance with the procedures of DTC if the Notes are in global form or otherwise mail or cause to be mailed by first-class mail, postage prepaid, notices of redemption at least 10 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at such Holder’s registered address or, otherwise deliver such notice in accordance with the procedures of DTC if the Notes are in global form, except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with Article 8 or Article 11.
The notice shall identify the Notes to be redeemed and shall state:
(i)the redemption date;
(ii)the redemption price;
(iii)if any Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note representing the same indebtedness to the extent not redeemed (but providing that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof) will be issued in the name of the Holder of the Notes upon cancellation of the original Note;
(iv)the name and address of the Paying Agent;
(v)that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;
(vi)that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;
(vii)the paragraph or subparagraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(viii)that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.
(b)    At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense; provided that the Company shall have delivered to the Trustee, at least 5 Business Days before notice of redemption is required to be mailed or caused to be mailed, or otherwise delivered or caused to be delivered, to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in Section 3.03(a).
(c)    Notice of any optional redemption, whether in connection with an Equity Offering or other financing, or any other transaction or event, may be given prior to the completion thereof, and any such redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering, other financing, other transaction or event, or otherwise. In addition, if such optional redemption is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied or waived, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the redemption date, or by the redemption date so delayed.
Section 3.04    Effect of Notice of Redemption. Once notice of redemption is delivered accordance with Section 3.03, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price (except in connection with a conditional redemption pursuant to Section 3.03 or 4.14). The notice, if mailed or delivered in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05, on and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption.
Section 3.05    Deposit of Redemption or Purchase Price.
(a)    Prior to 11:00 a.m. (New York City time) on the redemption or purchase date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued and unpaid interest on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed or purchased.
(b)    If the Company complies with the provisions of Section 3.05(a), on and after the redemption or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If the optional redemption date is on or after a Record Date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, shall be paid to the Person in whose name the Note is registered at the close of business, on such Record Date. If any Note called for redemption or purchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Company to comply with Section 3.05(a), interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest accrued to the redemption or purchase date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01.

Section 3.06    Notes Redeemed or Purchased in Part. Upon surrender of a Note that is redeemed or purchased in part, the Company shall issue and the Trustee shall authenticate and mail (or cause to be transferred by book entry) to the applicable Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered representing the same indebtedness to the extent not redeemed or purchased; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and Officers’ Certificate (and not an Opinion of Counsel) is required for the Trustee to authenticate such new Note.
Section 3.07    Optional Redemption.
(a)    At any time prior to July 1, 2026, upon not less than 10 nor more than 60 days’ prior notice delivered in accordance with the procedures of DTC if the Notes are in global form or otherwise mailed by first-class mail to each Holder’s registered address, the Company may redeem all or part of the Notes at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date).
(b)    At any time prior to July 1, 2026, the Company may on any one or more occasions redeem up to 40% of the aggregate principal amount of Notes issued under this Indenture (calculated after giving effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 107.500% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date); provided that:
(1)    at least 50% of the aggregate original principal amount of the Initial Notes (excluding Initial Notes held by the Company or any of its Subsidiaries) remains outstanding immediately after each such redemption; and
(2)    the redemption occurs within 180 days after the closing of such Equity Offering.
(c)    Except pursuant to clause (a) or (b) of this Section 3.07 and Section 4.14(f), the Notes are not redeemable at the Company’s option until July 1, 2026.
(d)    On and after July 1, 2026, the Company may, at its option, redeem all or, from time to time, a part of the Notes upon not less than 10 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount of the Notes to be redeemed) plus accrued and unpaid interest on the Notes, if any, to, but not including, the applicable redemption date (subject to the right of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date), if redeemed during the twelve-month period beginning on July 1 of the years indicated below:

Year	Percentage

2026	103.750%
2027	101.875%
2028 and thereafter	100.000%
(e)    Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06.

(f)    If the optional redemption date is on or after a Record Date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business, on such Record Date.
Section 3.08    Mandatory Redemption. Except as required by Section 3.10, the Company is not required to make any mandatory redemption or sinking fund payment with respect to the Notes.
Section 3.09    Offers to Repurchase by Application of Excess Proceeds.
(a)    In the event that, pursuant to Section 4.10, the Company shall be required to commence an Asset Sale Offer, they shall follow the procedures specified below.
(b)    Upon the commencement of an Asset Sale Offer, the Company shall deliver in accordance with the procedures of DTC if the Notes are in global form, or otherwise send by first-class mail, a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders. The notice, which shall govern the terms of the Asset Sale Offer, shall state:
(i)    that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 and the length of time the Asset Sale Offer shall remain open;
(ii)    the Asset Sale Offer Amount, including the portion thereof applicable to the Notes (as opposed to any applicable First Lien Obligations and Pari Passu Indebtedness, as applicable), the purchase price and the Asset Sale Purchase Date;
(iii)    that any Note not tendered or accepted for payment shall continue to accrue interest;
(iv)    that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Asset Sale Purchase Date;
(v)    that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in amounts of $2,000 or in integral multiples of $1,000 in excess thereof only;
(vi)    that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer by book-entry transfer, to the Company, the Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Asset Sale Purchase Date;
(vii)    that Holders shall be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Asset Sale Offer Period, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;
(viii)    that, if the aggregate principal amount of Notes surrendered by Holders thereof exceeds the Asset Sale Offer Amount applicable to the Notes, the Trustee shall select the Notes to be purchased in accordance with Section 3.02 (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of $2,000 or in integral multiples of $1,000 in excess thereof shall be purchased or returned or delivered to the applicable Holders); and
(ix)    that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered representing the same indebtedness to the extent not repurchased, but providing that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.
Other than as specifically provided in this Section 3.09 or Section 4.10, any purchase pursuant to this Section 3.09 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06.
Section 3.10    Special Mandatory Redemption.
(a)    In the event that upon the earliest of any of the following to occur: (x) the Effective Time does not occur on or prior to September 30, 2023 (the “Escrow Outside Date”), (y) the Company determines, in its sole discretion, the Release Conditions cannot be satisfied by the Escrow Outside Date, or (z) the board of directors of Labcorp determines, in its sole discretion, that the Spin-off is not in the best interests of Labcorp or its stockholders, that a sale or other alternative is in the best interests of Labcorp or its stockholders, or that market conditions or other circumstances are such that it is not advisable at that time to separate certain assets and liabilities conducting the Spinco Business from Labcorp (the date of the earliest event occurring under the foregoing clauses (x), (y) and (z), the “Special Mandatory Termination Date”), the Company shall send written notice of the occurrence of such Special Mandatory Termination Date (on such date) to the Trustee and the Escrow Agent and shall redeem (the “Special Mandatory Redemption”) the Notes on the date that is five Business Days after such Special Mandatory Termination Date (such fifth Business Day, the “Special Mandatory Redemption Date”), at a redemption price equal to 100% of the aggregate principal amount of the Notes, plus accrued and unpaid interest thereon to, but not including, the date of redemption (the “Special Mandatory Redemption Price”) (subject to the right of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date). If the Special Mandatory Redemption Date is on or after a Record Date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business, on such Record Date.
(b)    Labcorp has agreed pursuant to the terms of the Escrow Agreement to deposit or cause to be deposited into the Escrow Account, one Business Day after any such Special Mandatory Termination Date, an amount equal to any shortfall in the amount available that is required to pay the accrued and unpaid interest on the Notes to, but not including, the Special Mandatory Redemption Date (the “Special Mandatory Redemption Deposit”). The Special Mandatory Redemption Price will be paid using the Special Mandatory Redemption Deposit and the other Escrowed Funds.
(c)    The Company will deliver or cause to be delivered notice of a Special Mandatory Redemption to the Trustee and the Escrow Agent, and delivered electronically to each Holder in accordance with the procedures of DTC (or, in the case of physical Notes, mailed by first-class mail to each Holder’s registered address), no later than one Business Day following the Special Mandatory Termination Date. Such notice will provide that all of the Notes shall be redeemed in accordance with the terms of this Indenture on the Special Mandatory Redemption Date. In connection with such Special Mandatory Redemption, the Escrow Agent will release funds from the Escrow Account in an amount equal to the Special Mandatory Redemption Price to the Trustee, and the Trustee shall pay such amounts to the Paying Agent. The Paying Agent, on behalf of the Company, shall use such funds to pay to the Holders the Special Mandatory Redemption Price on the Special Mandatory Redemption Date. Upon the deposit of funds sufficient to pay the Special Mandatory Redemption Price in respect of the Notes to be redeemed on the Special Mandatory Redemption Date with the Trustee or Paying Agent on or before such date, the Notes will cease to bear interest and all rights under the Notes (other than, for the avoidance of doubt, the right to receive the Special Mandatory Redemption Price) shall terminate. If the Company requests that the Trustee send the notice of Special Mandatory Redemption to the Holders on behalf of the Company, it must deliver a copy of such notice to the Trustee at least two Business Days prior to the requested date of delivery, unless the Trustee agrees to a shorter period.
(d)    On the date of the Special Mandatory Redemption, after the Special Mandatory Redemption has been effected, the Escrow Agent will pay to the Company any Escrowed Funds in excess of the Special Mandatory Redemption Price.
(e)    Other than as specifically provided in this Section 3.10, and to the extent not inconsistent with such Section 3.10, any Special Mandatory Redemption shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06
ARTICLE 4
COVENANTS
Section 4.01    Payment of Notes. The Company shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary, holds as of 11:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.
The Company shall pay interest (including Post-Petition Interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including Post-Petition Interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.
Section 4.02    Maintenance of Office or Agency. The Company shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee; provided that the Trustee shall not be deemed an agent of the Company for service of legal process.
The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.
The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03.

Section 4.03    Reports and Other Information. So long as any Notes are outstanding, the Company will furnish to the Holders of Notes and deliver to the Trustee:
(1)    within 90 days after the end of each fiscal year of the Company (or such later date on which the Company is required to file a Form 10-K under the Exchange Act, including under Rule 12b-25 of the Exchange Act), annual reports of the Company and its Subsidiaries (including a balance sheet, statement of operations and statement of cash flows) containing, except as set forth below, the information required to be contained on Form 10-K, or any successor or comparable form, if the Company was a reporting company under the Exchange Act (but only to the extent similar information was included in the Offering Memorandum), including a report on the annual financial statements by the Company’s certified independent accountants and a management’s discussion and analysis;
(2)    within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company (or such later date on which the Company is required to file a Form 10-Q under the Exchange Act, including under Rule 12b-25 of the Exchange Act), quarterly reports of the Company and its Subsidiaries containing, except as set forth below, the information required to be contained on Form 10-Q, or any successor or comparable form, if the Company was a reporting company under the Exchange Act (but only to the extent similar information was included in the Offering Memorandum); and
(3)    promptly from time to time after the occurrence of an event that would have been required to be therein reported, such other reports containing substantially the same information that, if the Company had been a reporting company under the Exchange Act, would have been required to be contained in a Current Report on Form 8-K required to be filed under the Exchange Act pursuant to Items 1.01 (Entry into a Material Definitive Agreement), 1.02 (Termination of a Material Definitive Agreement), 1.03 (Bankruptcy or Receivership), 2.01 (Completion of Acquisition or Disposition of Assets), 2.03 (Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement), 2.04 (Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement), 2.06 (Material Impairment), 4.01 (Changes in Registrant’s Certifying Accountant), 4.02 (Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review), 5.01 (Changes in Control of Registrant), 5.02(b) and (c) (Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers) (limited to information with respect to officers and other than compensatory arrangements of officers) and 9.01(a) and (b) (Financial Statements and Exhibits, but only to the extent historical and pro forma financial statements are reasonably available); provided, however, that the Company may include any information of the information above in the quarterly report for the quarter in which the event occurred as permitted by the “safe-harbor” provisions of Form 8-K, and provided, further, that no such report shall be required to be furnished if the Company determines in its good faith judgment that such event is not material to the Holders of the Notes or the business assets, operations, financial positions or prospects of the Company and its Restricted Subsidiaries, taken as a whole.
The reports required pursuant to clauses (1) and (2) above are not required to (a) include any exhibits that would have been required to be filed pursuant to Item 601 of Regulation S-K, (b) include any segment or business unit level financial information under Rule 3.03(e) of Regulation S-X or otherwise, (c) comply with (i) Section 302, Section 404 or Section 906 of the Sarbanes-Oxley Act of 2002 and related Items 103, 104, 201, 304(b), 305, 307, 308 and 703 of Regulation S-K and (ii) Rule 2-01, Rule 3-09, Rule 3-10 (other than as set forth below) or Rule 3-16 and Article 11 of Regulation S-X, except that summary guarantor/non-guarantor information consistent with the disclosure in the Offering Memorandum shall be provided or (d) reflect any accounting standards or guidance, including those issued by the Financial Standards Accounting Board, applicable only to “public business entities.”
The Company shall maintain a website (which may be nonpublic) to which Holders, prospective investors that certify that they are qualified institutional buyers, securities analysts and market makers are given access and to which such information is posted.
Notwithstanding the foregoing, the Company will be deemed to have furnished such reports referred to above to the Trustee and the Holders of the Notes if the Company has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available; provided, however, that the Trustee shall have no responsibility whatsoever to determine if such filing has occurred.
In addition, the Company have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders of the Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
To the extent that any reports or other information are not furnished within the time periods specified by this Section 4.03 and such reports or other information are subsequently furnished prior to the time such failure results in an Event of Default, the Company will be deemed to have satisfied its obligations with respect thereto and any Default with respect thereto shall be deemed to have been cured.
If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries, either individually or collectively, would otherwise have been a Significant Subsidiary, then the quarterly and annual reports required by this Section 4.03 shall include a reasonably detailed presentation of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.
Notwithstanding the foregoing, the financial statements, information and other documents required to be provided as described above, may be those of (i) the Company or (ii) any parent entity presented on a combined basis with the Company; provided that, if the financial information so furnished relates to such parent entity, the same is accompanied by a reasonably detailed description of the quantitative differences between the information relating to such parent, on the one hand, and the information relating to the Company and its Subsidiaries on a standalone basis, on the other hand (for the avoidance of doubt, any such information complying with the requirements of Rule 3-10 and Rule 13-01, as amended, of Regulation S-X promulgated by SEC shall be deemed to be a sufficiently detail description of such quantitative differences).
Any subsequent restatement of financial statements shall not have any retroactive effect for purposes of calculations previously made pursuant to the covenants contained in this Indenture.
The Trustee shall have no duty to review or analyze reports delivered to it. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute notice (actual, constructive or otherwise) or knowledge of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of the covenants under this Indenture. The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Company’s compliance with the covenants or with respect to any reports or other documents filed with the SEC or EDGAR or any website under this Indenture, or participate in any conference calls.

Section 4.04    Compliance Certificate.
(a)    The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year ending after the Issue Date, a certificate from the principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of the Company and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to his or her knowledge, the Company has kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge and, if continuing, what action the Company is taking or proposes to take with respect thereto).
(b)    If any Default has occurred and is continuing under this Indenture, the Company shall, no more than 30 days after becoming aware of such Default, deliver to the Trustee by registered or certified mail or by facsimile transmission an Officers’ Certificate specifying such event and what action the Company proposes to take with respect thereto.
Section 4.05    Taxes. The Company shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments and governmental levies except such as are contested in good faith and by appropriate negotiations or proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.
Section 4.06    Stay, Extension and Usury Laws. The Company and each of the Subsidiary Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Subsidiary Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.
Section 4.07    Limitation on Restricted Payments.
(a)    The Company shall not, and shall not permit any of its Restricted Subsidiaries, directly or indirectly, to:
(1)    declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any Capital Stock;
(2)    purchase, redeem or otherwise acquire for value any Capital Stock of the Company or any direct or indirect parent of the Company now or hereafter outstanding;
(3)    make any prepayment, repurchases, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to any Subordinated Indebtedness (other than in anticipation of satisfying a sinking fund obligation, principal installment or payment at final maturity, in each case due within one year of such payment obligation); or
(4)    make any Restricted Investment;

(all such payments and other actions referred to in clauses (1) through (4) shall be referred to as a “Restricted Payment”), unless, at the time of and after giving effect to such Restricted Payment:
(a)    in the case of Restricted Payments (other than Restricted Investments) made in reliance on clauses (c)(i), (c)(v), (c)(vi), (c)(vii) and (c)(viii) below of this Section 4.07(a), no Event of Default specified in Section 6.01(a)(1), (2), (8) or (9) shall have occurred and be continuing;
(b)    with respect to any Restricted Payment made in reliance on clause (c)(i)(b) below of this Section 4.07(a), either (1) the Total Leverage Ratio, calculated on a Pro Forma Basis as of the most recent Test Period prior to the date of declaration, is equal to or less than 3.40:1.00 or (2) the Fixed Charge Coverage Ratio, calculated on a Pro Forma Basis as of the most recent Test Period prior to the date of declaration, is no lower than 2.00:1.00; and
(c)    the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date in reliance on this clause (c) (directly or indirectly via Section 4.07(b)(5) in respect of dividends or other distributions on Capital Stock) would not exceed at any time of determination, an amount not less than zero in the aggregate, determined on a cumulative basis, equal to, without duplication, the sum of:
(i)    (a) the greater of (x) $105.0 million and (y) 25.0% of Consolidated EBITDA for the most recent Test Period plus (b) an amount equal to 50.0% of Consolidated Net Income for the cumulative period from April 1, 2023 to and including the last day of the most recent Test Period;
(ii)    the aggregate amount of the Net Cash Proceeds of issuances of Capital Stock by the Company constituting Designated Equity Issuance Proceeds (other than the Net Cash Proceeds of any Disqualified Stock) and to the extent not previously applied for a purpose other than use of this clause (c);
(iii)    the aggregate amount of cash and Cash Equivalents and the fair market value of other property, in each case, contributed to the Company after the Effective Date to the extent not previously applied for a purpose other than use of this clause (c);
(iv)    the aggregate amount of Net Cash Proceeds received by the Company in cash or Cash Equivalents after the Effective Date from the issuance of Indebtedness or Disqualified Stock and which have been exchanged or converted into Capital Stock (other than Disqualified Stock) to the extent not previously applied for a purpose other than use of this clause (c);
(v)    (A) the aggregate amount of Net Cash Proceeds received by the Company or any Restricted Subsidiary in cash or Cash Equivalents after the Effective Date from the sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition of any Investment to the extent not required to be used to repurchase Notes in connection with an Asset Sale Offer or required to be used to reduce other First Lien Obligations, plus (B) returns, profits, distributions and similar amounts received in cash or Cash Equivalents or other assets on or after the Effective Date, in each case to the extent not included in Consolidated Net Income, in each instance in (A) and (B) on or in respect of Investments to the extent such Investment was originally funded with and in reliance on this clause (c);

(vi)    the amount of any Investment of the Company or any of its Restricted Subsidiaries in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary pursuant to the applicable terms of this Indenture or that has been merged, amalgamated or consolidated with or into the Company or any of its Restricted Subsidiaries pursuant to Section 5.01 or the amount of assets of an Unrestricted Subsidiary conveyed, sold, leased, assigned, transferred, licensed or otherwise disposed of to the Company or a Restricted Subsidiary, in each case following the Effective Date and at or prior to the time of determination, in each case on or in respect of Investments to the extent such Investment was originally funded with and in reliance on this clause (vi) in each case, such amount not to exceed the lesser of (x) the fair market value (as determined in good faith by the Company) of the Investments of the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary immediately prior to giving Pro Forma Effect to such re-designation or merger, amalgamation or consolidation or disposal of assets and (y) the fair market value (as determined in good faith by the Company) of the original investments by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary (provided that, in the case of original investments made in cash, the fair market value shall be such cash value);
(vii)    the aggregate amount (which amount shall not be less than zero) of any portion of an Asset Sale Offer Amount not ultimately required to be used by this Indenture and the corresponding documents governing other applicable Indebtedness to repurchase, redeem or prepay the Notes and such other applicable Indebtedness, in each case, retained by the Company and its Restricted Subsidiaries during the period from and including the Effective Date through and including the time of determination; and
(viii)    the aggregate amount of distributions received in cash from, and Net Cash Proceeds from, the sale of Capital Stock in joint ventures or Unrestricted Subsidiaries, in each case to the extent such Investment was originally funded with and in reliance on this clause (c).
(b)    Section 4.07(a) shall not prohibit:
(1)the Company or any of its Restricted Subsidiaries may make non-cash redemptions (or make Restricted Payments to any parent holding company to enable it to make such a redemption in connection with the cashless exercise of options or warrants so long as the exercise price is promptly contributed to the Company as a capital contribution) in whole or in part of any of their Capital Stock for another class of their Capital Stock or with proceeds from substantially concurrent equity contributions or issuances of new Capital Stock;
(2)[reserved];
(3)[reserved];
(4)the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (a) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to Section 4.14 or (b) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to Section 4.10; provided that, prior to or substantially concurrently with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer or Asset Sale Offer, as applicable, as required in such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Sale Offer;
(5)the Company may make any Restricted Payment within 60 days after the date of the declaration thereof if, at the date of such declaration, the Restricted Payment contemplated by such declaration would have complied with this Section 4.07;
(6)if no Event of Default specified in Section 6.01(a)(1), (2), (8) or (9) shall have occurred and be continuing, the Company and each Restricted Subsidiary may make distributions to, directly or indirectly, redeem from current or former officers, directors and employees (or their estates, heirs, trusts, spouses or former spouses) of the Company, any Subsidiary Guarantor or Restricted Subsidiary Capital Stock (so long as any such former officer, director or employee was an officer, director or employee of the Company, a Subsidiary Guarantor or Restricted Subsidiary at the time such Capital Stock was issued to any such Person); provided that the aggregate amount of Restricted Payments made under this clause (6) shall not exceed $40.0 million in any fiscal year (with unused amounts in any fiscal year being carried over to succeeding fiscal years), subject to a maximum amount in any fiscal year of $60.0 million; provided, further, that such amount in any fiscal year may be increased by an amount not to exceed the sum of (i) the amount of proceeds of any key man life insurance policy with respect to any such employee paid to the Company or its Restricted Subsidiaries, plus (ii) to the extent contributed to the Company, the Net Cash Proceeds from the sale of Capital Stock (other than Disqualified Stock) of any of the Company’s direct or indirect parent companies, in each case, to members of management, managers, directors or consultants of the Company, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Effective Date; provided that the Net Cash Proceeds described in this clause (ii) shall not include any Designated Equity Issuance Proceeds, minus (iii) the amount of any Restricted Payments previously made with the cash proceeds described in the foregoing clauses (i) and (ii);
(7)the Company and each Restricted Subsidiary may, to the extent constituting Restricted Payments, make payments in cash on all restricted stock units and stock appreciation rights issued by the Company or any of its Restricted Subsidiaries;
(8)the purchase, redemption, or other acquisition, cancelation or retirement of Capital Stock: (a) deemed to occur upon the exercise or exchange of stock options, warrants or other convertible or exchangeable securities if such Capital Stock represents a portion of the exercise or exchange price thereof or (b) made in lieu of withholding taxes resulting from the exercise or exchange of stock options, warrants or other convertible or exchangeable securities;
(9)the Company and its Restricted Subsidiaries may make Restricted Payments in connection with the Transactions (including, for the avoidance of doubt, the Special Payment on the Effective Date);
(10)the distribution, by dividend or otherwise, of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by, or assets of, an Unrestricted Subsidiary (other than Unrestricted Subsidiaries the primary assets of which are cash and/or Cash Equivalents) or a Restricted Subsidiary that owns an Unrestricted Subsidiary (other than Unrestricted Subsidiaries the primary assets of which are cash and/or Cash Equivalents); provided that such Restricted Subsidiary owns no assets other than Capital Stock of an Unrestricted Subsidiary (other than Unrestricted Subsidiaries the primary assets of which are cash and/or Cash Equivalents);

(11)the Company or any of its Restricted Subsidiaries may make Restricted Payments in an aggregate amount not to exceed the greater of $145.0 million and 35.0% of Consolidated EBITDA (determined at the time such Restricted Payment is declared (if such Restricted Payment is in the form of a dividend) or is made (in the case of any other Restricted Payment) for the most recent Test Period) if no Event of Default specified in Section 6.01(a)(1), (2), (8) or (9) shall have occurred and be continuing;
(12)(i) the Company and each Restricted Subsidiary may declare and make Restricted Payments payable solely in the Capital Stock (other than Disqualified Stock not otherwise permitted under Section 4.09) of such Person and (ii) payments in lieu of the issuance of fractional shares;
(13)for any taxable year ending after the Effective Date for which the Company or any of its Subsidiaries is a member of a consolidated, combined, unitary or similar U.S. federal, state or local income tax group (“Tax Group”) of which any direct or indirect parent entity of the Company is the common parent, the Company may make distributions, directly or indirectly, to such direct or indirect parent entity to permit such parent entity to pay the U.S. federal, state and/or local income taxes, as applicable, of such Tax Group that are attributable to the income of the Company and/or such Subsidiaries, as applicable, then due and payable; provided that (i) the amount of such distributions for any taxable period shall not be greater than the amount of such taxes that would have been due and payable by the Company and/or such Subsidiaries, as applicable, for such taxable period had the Company and/or such Subsidiaries, as applicable, paid such taxes on a stand-alone basis or as a stand-alone group for all relevant taxable periods ending after the Effective Date and (ii) any such distributions attributable to an Unrestricted Subsidiary shall be limited to the amount of any cash or Cash Equivalents paid by such Unrestricted Subsidiary to the Company or any Subsidiary Guarantor for such purpose;
(14)the purchase, redemption, acquisition, cancellation or other retirement of any Capital Stock of the Company or a Restricted Subsidiary to the extent necessary, in the good faith judgment of the Company, to prevent the loss or secure the renewal or reinstatement of any license, permit or other authorization held by the Company or any of its Subsidiaries issued by any governmental or regulatory authority or to comply with government contracting regulations;
(15)the Company and its Restricted Subsidiaries may make Restricted Payments in an aggregate amount not to exceed the aggregate amount of termination fees, break fees or other similar fees actually received (after payment of any out-of-pocket expenses of the Company or its Restricted Subsidiaries in connection with the applicable transaction) by the Company or any of its Affiliates in connection with any proposed Acquisition or Investment;
(16)each Restricted Subsidiary may make Restricted Payments to the Company and to Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-Wholly Owned Subsidiary, to the Company and any Restricted Subsidiary and to each other owner of Capital Stock of such Restricted Subsidiary based on their relative ownership interests);
(17)Restricted Payments if, upon giving Pro Forma Effect to the making of such Restricted Payment and any Specified Transaction to be consummated in connection therewith, (x) for the most recent Test Period, the Total Leverage Ratio is not greater than 2.90:1.00 and (y) no Event of Default specified in Section 6.01(a)(1), (2), (8) or (9) shall have occurred and be continuing;

(18)to the extent constituting Restricted Payments, the Company and its Restricted Subsidiaries may enter into and consummate transactions constituting Permitted Investments (other than those described in clause (32) of the definition of “Permitted Investments”) and those expressly permitted by any provision of Section 4.11 (other than Section 4.11(b)(3)) and Section 5.01);
(19)the declaration and payment of dividends on the Company’s common equity (or the payment of dividends to any parent company to fund a payment of dividends on such parent company’s common equity), in an aggregate amount per annum not to exceed 3.00% of Market Capitalization; and
(20)the Company may make Restricted Payments in amounts required for any direct or indirect parent of the Company to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate or legal existence.
(c)    The amount of all Restricted Payments (other than cash) will be the fair market value on the date such Restricted Payment is made of the assets, securities or other property proposed to be declared, paid, made, purchased, redeemed, retired, defeased or acquired pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount. With respect to any non-cash Restricted Payment, such fair market value shall be determined by an Officer of the Company acting in good faith. For purpose of determining compliance with this Section 4.07, if any Restricted Payment or Permitted Investment meets the criteria of more than one of the categories of Restricted Payments described in Section 4.07(b)(1) through (b)(20) above and/or one or more clauses contained in the definition of “Permitted Investments”, or is entitled to be incurred pursuant to Section 4.07(a), the Company will be entitled to divide and classify such Restricted Payment (or portion thereof) and/or Permitted Investment (or portion thereof) on the date of such Restricted Payment and/or Permitted Investment and later divide and reclassify such Restricted Payment (or portion thereof) and/or Permitted Investment (or portion thereof) (based on the circumstances existing on the date of such reclassification) in any manner that complies with this Section 4.07.
Section 4.08    Limitation on Restrictions on Distributions from Restricted Subsidiaries.
(a)    The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:
(1)pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);
(2)make any loans or advances to the Company or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances);
(3)grant Liens upon any of the assets of such Restricted Subsidiary that is a Subsidiary Guarantor to secure the Notes Obligations; or

(4)sell, lease or transfer any of its property or assets to the Company or any Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (1) or (2) above).
(b)    Section 4.08(a) shall not prohibit encumbrances or restrictions existing under or by reason of:
(1)the Senior Credit Facility or any other agreement or instrument in effect at or entered into on the Effective Date;
(2)this Indenture, the Notes and the Subsidiary Guarantees;
(3)any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Company or any of its Restricted Subsidiaries in existence at the time of such acquisition, merger or consolidation (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the property or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired (including after-acquired property and assets);
(4)any amendment, restatement, modification, renewal, supplement, extension, refunding, replacement or refinancing of an agreement referred to in clauses (1) through (13) of this Section 4.08(b); provided, however, that the encumbrances or restrictions contained in such amendment, restatement, modification, renewal, supplement, extension, refunding, replacement or refinancing is, in the good faith judgment of the Company, not materially more restrictive, taken as a whole, than the encumbrances and restrictions contained in any of the agreements or instruments referred to in clauses (1) through (13), as applicable, of this Section 4.08(b) on the Effective Date, the date such Restricted Subsidiary became a Restricted Subsidiary or was merged or consolidated with or into the Company or a Restricted Subsidiary, or, with respect to clauses (5) through (13) of this Section 4.08(b), the date such original agreement was initially tested under such clause, whichever is applicable;
(5)in the case of clause (4) of Section 4.08(a), Permitted Liens or Liens otherwise permitted to be incurred under Section 4.12 that limit the right of the debtor to dispose of property or assets subject to such Liens;
(6)purchase money obligations, mortgage financings, Capital Lease Obligations and similar obligations or agreements permitted under this Indenture, in each case, that impose encumbrances or restrictions of the nature described in clause (3) or (4) of Section 4.08(a) with respect to the property or assets acquired, financed, designed, leased, constructed, repaired, maintained, installed or improved in connection therewith or thereby (including any proceeds thereof, accessions thereto and any upgrades or improvements thereto);
(7)agreements for the sale, transfer or other disposition of property or assets, including without limitation customary restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale, transfer or other disposition of all or a portion of the Capital Stock, property or assets of such Subsidiary;
(8)restrictions on cash, Cash Equivalents or other deposits or net worth imposed by customers, suppliers or landlords under contracts entered into in the ordinary course of business or as required by insurance surety or bonding companies;

(9)any provisions in joint venture agreements, partnership agreements, LLC agreements and other similar agreements, which (x) are customary or (y) as determined in good faith by an Officer of the Company (as evidenced by an Officers’ Certificate), do not adversely affect the Company’s ability to make payments of principal or interest payments on the Notes when due;
(10)any provisions in leases, subleases, licenses, asset sale agreements, sale/leaseback agreements or stock sale agreements and other agreements entered into by the Company or any Restricted Subsidiary that (x) are customary or (y) do not adversely affect the Company’s ability to make payments of principal or interest payments on the Notes when due, as determined in good faith by an Officer of the Company (as evidenced by an Officers’ Certificate);
(11)applicable law or any applicable rule, regulation or order, or any license, permit or other authorization issued by any governmental or regulatory authority;
(12)non-assignment provisions or restrictions on subletting in any contract or any lease of any Restricted Subsidiary entered into in the ordinary course of business; or
(13)Credit Facilities or other debt arrangements incurred by the Company or any Restricted Subsidiary, or Preferred Stock issued by any Restricted Subsidiary, in accordance with Section 4.09, that are not materially more restrictive, when taken as a whole, than those applicable in either this Indenture or the Senior Credit Facility on the Effective Date which, as determined in good faith by an Officer of the Company (as evidenced by an Officers’ Certificate), do not adversely affect the Company’s ability to make payments of principal or interest payments on the Notes when due.
Section 4.09    Limitation on Indebtedness.
(a)    The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness; provided, however, that the Company and any Restricted Subsidiary may incur Indebtedness if on the date of such incurrence and after giving Pro Forma Effect to the incurrence of such Indebtedness and to any Specified Transaction to be consummated in connection therewith, for the most recent Test Period, either (A) the Fixed Charge Coverage Ratio is no lower than (i) 2.00:1.00, or (ii) in the case of Indebtedness incurred in connection with Permitted Acquisitions or similar Permitted Investments (other than those described in clause (32) of the definition of “Permitted Investments”), the Fixed Charge Coverage Ratio immediately prior to the incurrence of such Indebtedness and the consummation of such Acquisition or other Permitted Investment, or (B) the Total Leverage Ratio is no greater than (i) 4.40:1.00, or (ii) in the case of Indebtedness incurred in connection with Permitted Acquisitions or similar Permitted Investments (other than those described in clause (32) of the definition of “Permitted Investments”), the Total Leverage Ratio immediately prior to the incurrence of such Indebtedness and the consummation of such Acquisition or other Permitted Investment (recomputed for the foregoing clauses (A) and (B) for the applicable Test Period); provided that the aggregate principal amount of all Indebtedness incurred and outstanding under this Section 4.09(a) of Non-Guarantor Subsidiaries, when aggregated with the aggregate principal amount of all other Indebtedness incurred by Non-Guarantor Subsidiaries then outstanding pursuant to Section 4.09(b)(1), after giving Pro Forma Effect to such incurrence and other transactions and the use of the proceeds thereof, shall not exceed the greater of (x) $185.0 million and (y) 45.0% of Consolidated EBITDA for the most recent Test Period.

(b)    Section 4.09(a) shall not prohibit the incurrence of the following Indebtedness:
(1)Indebtedness of the Company or any Restricted Subsidiary incurred under a Credit Facility (including the Senior Credit Facility), in an aggregate amount at any time outstanding up to (a) the sum of (x) $1,600.0 million and (y) the greater of (A) $410.0 million and (B) 100% of Consolidated EBITDA for the most recent Test Period plus (b) an unlimited amount if, after giving Pro Forma Effect to the incurrence of such Indebtedness and to any Specified Transaction to be consummated in connection therewith, for the most recent Test Period, (x) in the case of Indebtedness that is secured by a lien on the Collateral that is pari passu with the liens securing the Notes, the First Lien Leverage Ratio is no greater than (i) 3.90:1.00, or (ii) in the case of Indebtedness incurred in connection with Permitted Acquisitions or similar Permitted Investments (other than those described in clause (32) of the definition of “Permitted Investments”), the First Lien Leverage Ratio immediately prior to the incurrence of such Indebtedness and the consummation of such Acquisition or other Permitted Investment and (y) in the case of Indebtedness that is secured by a Lien on the Collateral that is junior to the liens securing the Notes, the Secured Leverage Ratio is no greater than (i) 4.15:1.00, or (ii) in the case of Indebtedness incurred in connection with Permitted Acquisitions or similar Permitted Investments (other than those described in clause (32) of the definition of “Permitted Investments”), the Secured Leverage Ratio immediately prior to the incurrence of such Indebtedness and the consummation of such Acquisition or other Permitted Investment (recomputed for the foregoing clauses (b)(x) and (b)(y) for the applicable Test Period); provided that the aggregate principal amount of all Indebtedness incurred and outstanding under this clause (1) of Non-Guarantor Subsidiaries, when aggregated with the aggregate principal amount of all other Indebtedness incurred by Non-Guarantor Subsidiaries then outstanding pursuant to Section 4.09(a), after giving Pro Forma Effect to such incurrence and other transactions and the use of the proceeds thereof, shall not exceed the greater of (x) $185.0 million and (y) 45.0% of Consolidated EBITDA for the most recent Test Period;
(2)Indebtedness represented by the Notes (including any related Subsidiary Guarantee) other than any Additional Notes;
(3)Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date or the Effective Date (other than Indebtedness described in clauses (1), (2) and (31) of this Section 4.09(b)) and any Permitted Refinancing Indebtedness in respect thereof;
(4)Guarantees by the Company or its Restricted Subsidiaries of in respect of Indebtedness of the Company or any Restricted Subsidiary otherwise permitted in accordance with the provisions of this Indenture;
(5)Indebtedness owed to the Company or any Restricted Subsidiary; provided that any such Indebtedness owed to a Non-Guarantor Subsidiary is subordinated in right of payment to the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed in each case to be an incurrence of such Indebtedness;
(6)unsecured intercompany Indebtedness permitted pursuant to clause (1) of the definition of “Permitted Investments”;
(7)obligations under Rate Contracts entered into for bona fide hedging purposes and not for speculation;

(8)(i) Capital Lease Obligations, purchase money obligations, mortgage financings or other obligations financing an acquisition, construction, repair, replacement, lease or improvement of a fixed or capital asset incurred by the Company or any Restricted Subsidiary prior to or within 270 days after the acquisition, construction, repair, replacement, lease or improvement of the applicable asset, (ii) Indebtedness (including obligations in respect of mortgage, industrial revenue bond, industrial development bond and similar financings) to finance the acquisition, construction, replacement, repair or improvement of fixed or capital assets, subject to compliance with Section 4.12 and (iii) any Permitted Refinancing Indebtedness in respect of the foregoing; provided that the aggregate principal amount of all such Indebtedness at any time outstanding pursuant to this Section 4.09(b)(8) shall not exceed the greater of $125.0 million and 30.0% of Consolidated EBITDA for the most recent Test Period;
(9)obligations in respect of any bankers’ acceptance, bank guarantees, letters of credit, warehouse receipt or similar facilities entered into in the ordinary course of business (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims);
(10)Indebtedness arising from agreements of the Company or any Restricted Subsidiary providing for indemnification, adjustment of purchase price, deferred purchase price, payment obligations in respect of any non-compete, consulting or similar arrangement, contingent earn-out obligations or similar obligations (including earn-outs), in each case entered into in connection with the Transactions, Permitted Acquisitions, other Investments and the disposition of any business, assets or Capital Stock permitted under this Indenture, other than guarantee obligations incurred by any Person acquiring all or any portion of such business, assets or Capital Stock for the purpose of financing such acquisition, but including in connection with guarantee obligations, letters of credit, surety bonds on performance bonds securing the performance of the Company or any such Restricted Subsidiary pursuant to such agreements;
(11)Indebtedness in respect of overdraft facilities, employee credit card programs, netting services, automatic clearinghouse arrangements and other cash management and similar arrangements in the ordinary course of business;
(12)Indebtedness incurred in connection with any Sale Leaseback and any Permitted Refinancing Indebtedness in respect thereof;
(13)Indebtedness of the Company or any of its Restricted Subsidiaries consisting of (i) obligations to pay insurance premiums (including the financing of insurance premiums) or (ii) take or pay obligations contained in supply agreements, in each case arising in the ordinary course of business;
(14)Indebtedness representing (i) deferred compensation to employees of the Company and its Subsidiaries incurred in the ordinary course of business and (ii) deferred compensation incurred directly in connection with any Investment permitted under this Indenture;
(15)Indebtedness to the extent that the net proceeds thereof are deposited to defease or to satisfy and discharge the Notes;

(16)Indebtedness in respect of letters of credit in the aggregate principal amount at any time outstanding not exceeding the greater of (x) $80.0 million and (y) 20.0% of Consolidated EBITDA for the most recent Test Period and any Permitted Refinancing Indebtedness in respect thereof;
(17)Indebtedness of Non-Guarantor Subsidiaries not to exceed an amount at any time outstanding equal to the greater of (x) $205.0 million and (y) 50.0% of Consolidated EBITDA for the most recent Test Period;
(18)Indebtedness consisting of promissory notes or similar instruments issued by the Company or any of its Restricted Subsidiaries to current or former officers, managers, consultants, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Capital Stock of the Company or any direct or indirect parent of the Company permitted by Section 4.07(b)(6);
(19)Indebtedness incurred in the ordinary course of business in respect of obligations of the Company or any of its Restricted Subsidiaries to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services;
(20)Indebtedness of the Company and its Restricted Subsidiaries in respect of Indebtedness of joint ventures or partnerships of the Company or any Restricted Subsidiary in an aggregate amount at any time outstanding not exceeding the greater of (x) $120.0 million and (y) 30.0% of Consolidated EBITDA for the most recent Test Period;
(21)Indebtedness under a Permitted Receivables Financing or Supply Chain Financing;
(22)Indebtedness of the Company and its Restricted Subsidiaries not exceeding in the aggregate at any time outstanding the greater of (x) $205.0 million and (y) 50.0% of Consolidated EBITDA for the most recent Test Period;
(23)endorsements for collection or deposit in the ordinary course of business;
(24)[reserved];
(25)[reserved];
(26)obligations arising under indemnity agreements to title insurers to cause such title insurers to issue title insurance policies in favor of the Collateral Agent;
(27)obligations arising with respect to customary indemnification obligations in favor of (i) sellers in connection with Acquisitions and other similar Investments permitted under this Indenture and (ii) purchasers in connection with dispositions made in compliance with Section 4.10(a);
(28)(i) obligations in respect of performance and completion guarantees or customs, stay, performance, surety, statutory and appeal bonds and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations and (ii) obligations, contingent or otherwise, of the Company or any of its Subsidiaries in the form of performance guarantees and warranties offered to their customers in the ordinary course of business;

(29)Indebtedness of the Company or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by the Company or such Restricted Subsidiary in the ordinary course of business against insufficient funds so long as such Indebtedness is promptly repaid;
(30)Indebtedness of the Company or any of its Restricted Subsidiaries acquired or assumed as the result of a Permitted Acquisition or similar Permitted Investment (other than those described in clause (32) of the definition of “Permitted Investments”) and Permitted Refinancing Indebtedness in respect thereof; provided that:
(a)    any such acquired or assumed Indebtedness existed at the time such Permitted Acquisition or similar Investment was consummated and was not incurred in connection with, as a result of, or in contemplation of such Permitted Acquisition or similar Investment;
(b)    immediately before and after giving Pro Forma Effect to thereto, no Event of Default under Section 6.01(a)(1), (2), (8) or (9) shall have occurred and be continuing;
(c)    immediately after giving Pro Forma Effect to the incurrence of such Indebtedness, to such acquisition and to any Specified Transaction to be consummated in connection therewith, for the most recent Test Period, the Total Leverage Ratio is not greater than 5.30:1.00; and
(d)    such acquired or assumed Indebtedness is not guaranteed in any respect by the Company or any Restricted Subsidiary (other than any such Person that is acquired in, or is the survivor of a merger constituting, such Permitted Acquisition or similar Investment or any of its Subsidiaries);
(31)Indebtedness of the Company under the Specified Guarantee; and
(32)all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (1) through (31) above.
(c)    For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness incurred pursuant to and in compliance with, this Section 4.09:
(1)(A) Indebtedness permitted by this Section 4.09 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.09 permitting such Indebtedness (and for avoidance of doubt, may be incurred in part under Section 4.09(a) and in part under one or more of clauses (1) through (32) of Section 4.09(b)) and (B) if an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (1) through (32) of Section 4.09(b) or Section 4.09(a), the Company may, in its sole discretion, classify and reclassify or later divide, classify, or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that, notwithstanding the foregoing, (x) all Indebtedness outstanding under the Senior Credit Facility on the Effective Date, (y) all revolving Indebtedness incurred from time to time under the Senior Credit Facility in respect of commitments outstanding thereunder on the Effective Date and (z) any Indebtedness that refinances any Indebtedness referred to in foregoing clauses (x) and (y), in each case, will be treated as incurred on the Effective Date under Section 4.09(b)(1)(a)(x) and may not be so divided or reclassified; provided, further, that, notwithstanding the foregoing, Indebtedness in respect of the Specified Guarantee will be treated as incurred on the Issue Date under Section 4.09(b)(31) and may not be so divided or reclassified;
(2)the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary will be deemed to be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) and the liquidation preference thereof, exclusive of any accrued dividends; and
(3)the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.
(d)    Accrual of interest, accrual of dividends, the accretion of accreted value or original issue discount, the amortization of debt discount, the payment of interest in the form of additional Indebtedness, fees, expenses, charges, additional contingent interest and the payment of dividends in the form of additional shares of Disqualified Stock will not be deemed to be an incurrence of Indebtedness for purposes of this Section 4.09.
(e)    For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Company may incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.
Section 4.10    Asset Sales.
(a)    The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate any Asset Sale unless:
(1)the Company or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the fair market value (such fair market value to be determined as of the date of contractually agreeing to such Asset Sale) of the Capital Stock, property or assets sold or otherwise disposed in such Asset Sale;
(2)such fair market value (including the fair market value of all such non-cash consideration) shall be determined in good faith by an Officer of the Company; and
(3)at least 75% of the consideration from such Asset Sale, together with all Asset Sales by the Company and its Restricted Subsidiaries since the Issue Date (on a cumulative basis), received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the following shall be deemed to be cash for purpose of this provision and for no other purpose (including specifically not for purposes of the definition of “Net Cash Proceeds”):
i.any liabilities (including contingent liabilities), reflected in the Company’s most recent balance sheet delivered in accordance with Section 4.03 (or in the footnotes thereto), of the Company or such Restricted Subsidiary (other than liabilities that are by their terms subordinated in right of payment to the Notes or the Subsidiary Guarantees) that are assumed by the transferee of any such Capital Stock, property or assets;
ii.any securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in such conversion) within 270 days following the closing of such Asset Sale; and
iii.any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by an Officer of the Company), taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $120.0 million and (y) 30.0% of Consolidated EBITDA (determined for the most recent Test Period at the time of the effective date of any binding agreement regarding such disposition or, if no such binding agreement exists, for the most recent Test Period at the time of receipt of such Designated Noncash Consideration), with the fair market value of each item of Designated Noncash Consideration being measured on the effective date of any binding agreement regarding such disposition or, if no such binding agreement exists, at the time received and, in any case, without giving effect to subsequent changes in value.
Notwithstanding the foregoing, the 75% cash or Cash Equivalents requirement referred to in Section 4.10(a)(3) shall be deemed satisfied with respect to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the foregoing provision on an after-tax basis, would have complied with the aforementioned 75% cash or Cash Equivalents requirement on a pre-tax basis.
(b)    Within 540 days of the date of consummation of such Asset Sale, the Company or such Restricted Subsidiary, at its option, shall apply an amount equal to the Net Cash Proceeds from such Asset Sale as follows:
(1)to repay, prepay, defease, redeem, purchase or otherwise retire (and to permanently reduce commitments with respect thereto in the case of revolving borrowings):
(a)    Obligations under the Notes (at a price equal to or greater than the aggregate principal amount of Notes purchased) or any other First Lien Obligations; provided, however, that (x) to the extent that the terms of such First Lien Obligations (other than the Notes) require Net Cash Proceeds to repay Obligations outstanding under such First Lien Obligations prior to the repayment of other First Lien Obligations, the Company or such Restricted Subsidiary shall be entitled to repay such First Lien Obligations prior to repaying Obligations under the Notes and (y) except as provided in the foregoing subclause (x), to the extent the Company or such Restricted Subsidiary so reduces any other

First Lien Obligations, the Company will either (1) reduce Obligations under the Notes on a pro rata basis by, at its option, (A) redeeming Notes under Section 3.07, or (B) purchasing Notes through open market purchases at a price equal to or greater than the aggregate principal amount of Notes purchased or (2) make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes on a ratable basis with such other First Lien Obligations for no less than 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, thereon;
(b)    solely to the extent such Net Cash Proceeds are not derived from an Asset Sale of Collateral, any other Pari Passu Indebtedness (other than First Lien Obligations); provided that if the Company or any Restricted Subsidiary shall so repay any Pari Passu Indebtedness other than the Notes, the Company will either (1) reduce Obligations under the Notes on a pro rata basis by, at its option, (A) redeeming Notes under Section 3.07, or (B) purchasing Notes through open market purchases at a price equal to or greater than the aggregate principal amount of Notes purchased or (2) make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes on a ratable basis with such other Pari Passu Indebtedness for no less than 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, thereon; or
(c)    Indebtedness of a Non-Guarantor Subsidiary, other than Indebtedness owed to the Company or another Restricted Subsidiary;
(2)to invest in assets in the business of the Company and its Restricted Subsidiaries (including, without limitation, to consummate Investments permitted under this Indenture) or to make capital expenditures; or
(3)a combination of the foregoing;
provided that in the case of clause (2), a binding commitment shall be treated as a permitted application of the Net Cash Proceeds from the date of such commitment so long as the Company or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Cash Proceeds will be applied to satisfy such commitment, and such Net Cash Proceeds are actually so applied, within 180 days of such 540-day period (an “Acceptable Commitment”) (it being understood that if an Acceptable Commitment is later cancelled or terminated for any reason before such Net Cash Proceeds are so applied, then all such Net Cash Proceeds not so applied shall constitute Excess Proceeds).
(c)    Any Net Cash Proceeds from Asset Sales outside of the ordinary course of business that are not applied or invested as provided in Section 4.10(b) (or such earlier date that the Company in its discretion determines not to apply all or any of such Net Cash Proceeds as provided in Section 4.10(b)) will be deemed to constitute “Excess Proceeds.” Within ten (10) Business Days of the date on which the amount of Excess Proceeds exceeds (1) the greater of (x) $40.0 million and (y) 10.0% of Consolidated EBITDA for the most recent Test Period with respect to any such Asset Sale or (2) the greater of (x) $60.0 million and (y) 15.0% of Consolidated EBITDA for the most recent Test Period with respect to all such Asset Sales occurring during a single fiscal year (or such lesser amount as the Company in its sole discretion determines), the Company will be required to make an offer (“Asset Sale Offer”) to all Holders of Notes and to the extent required by the terms of any other First Lien Obligations or, if the assets or property disposed of in the Asset Sale were not Collateral, other Pari Passu Indebtedness, to all holders of such First Lien Obligations and/or other Pari Passu Indebtedness, as applicable, outstanding with similar provisions requiring the Company to make an offer to purchase such First Lien Obligations and/or Pari

Passu Indebtedness, as applicable, with the Net Cash Proceeds from any Asset Sale, to purchase a principal amount of Notes and, on a pro rata basis, any First Lien Obligations and/or such Pari Passu Indebtedness, as applicable, to which the Asset Sale Offer applies in an amount equal to the Applicable Percentage of the relevant Excess Proceeds, at an offer price in cash equal to 100% of the principal amount of the Notes, First Lien Obligations and Pari Passu Indebtedness plus accrued and unpaid interest to, but not including, the date of purchase, in accordance with the procedures set forth in this Indenture or the agreements governing the First Lien Obligations and/or Pari Passu Indebtedness, as applicable. To the extent that the aggregate amount of Notes, First Lien Obligations and Pari Passu Indebtedness so properly tendered and not withdrawn pursuant to an Asset Sale Offer is less than the Applicable Percentage of the applicable Excess Proceeds, the Company may use any remaining Excess Proceeds for any purpose not prohibited by this Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the portion of Asset Sale Offer Amount applicable to the Notes, the Trustee shall select the Notes to be purchased in accordance with Section 3.02 (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of $2,000 or in integral multiples of $1,000 in excess thereof shall be purchased or returned or delivered to the applicable Holders). Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.
The Asset Sale Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Sale Offer Period”). No later than five Business Days after the expiration of such Asset Sale Offer Period (the “Asset Sale Purchase Date”), the Company will purchase the principal amount of Notes, First Lien Obligations and Pari Passu Indebtedness required to be purchased pursuant to this Section 4.10 (the “Asset Sale Offer Amount”) or, if less than the Asset Sale Offer Amount has been so validly tendered, all Notes, First Lien Obligations and Pari Passu Indebtedness validly tendered in response to the Asset Sale Offer.
If the Asset Sale Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such Record Date.
Pending the final application of any Net Cash Proceeds pursuant to this Section 4.10, the Company and its Restricted Subsidiaries may apply such Net Cash Proceeds temporarily to reduce Indebtedness or otherwise invest such Net Cash Proceeds in any manner not prohibited by this Indenture.
(d)    On or before the Asset Sale Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Sale Offer Amount of Notes, First Lien Obligations and Pari Passu Indebtedness or portions of Notes, First Lien Obligations and Pari Passu Indebtedness so validly tendered and not properly withdrawn pursuant to the Asset Sale Offer, or if less than the Asset Sale Offer Amount has been validly tendered and not properly withdrawn, all Notes, First Lien Obligations and Pari Passu Indebtedness so validly tendered and not properly withdrawn (in integral multiples of $1,000 in the case of the Notes). The Company will deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 4.10 and, in addition, the Company will deliver all certificates and notes required, if any, by the agreements governing the First Lien Obligations and/or Pari Passu Indebtedness. The Company or the Paying Agent, as the case may be, will promptly (but in any case not later than five Business Days after termination of the Asset Sale Offer Period) mail or deliver to each tendering Holder of Notes an amount equal to the purchase price of the Notes so validly tendered and not properly withdrawn by such Holder and accepted by the Company for purchase. Any Note not so accepted will be promptly delivered by the Company to the Holder thereof. The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.10, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Indenture by virtue of such compliance.
Section 4.11    Transactions with Affiliates.
(a)    The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company or of any such Restricted Subsidiary (an “Affiliate Transaction”) involving payments in excess of the greater of $60.0 million and 15% of Consolidated EBITDA for the most recent Test Period, unless:
(1)the terms of such Affiliate Transaction are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, when taken as a whole (in the Company’s good faith determination), than those that would reasonably be expected to have been obtained in a comparable transaction at the time of such transaction on an arm’s-length basis with a Person who is not an Affiliate; and
(2)in the event such Affiliate Transaction involves an aggregate consideration in excess of the greater of $120.0 million and 30% of Consolidated EBITDA for the most recent Test Period, the terms of such transaction have been approved by a majority of the disinterested members of the board of directors (or the equivalent thereof) of the Company and the board of directors (or the equivalent thereof) of the Company shall have determined in good faith that such Affiliate Transaction satisfies the criteria in clause (1) above.
(b)    Section 4.11(a) shall not apply to:
(1)transactions in which the Company or any Restricted Subsidiary delivers to the Trustee a letter or opinion from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view and stating that the terms are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, when taken as a whole, than those that would reasonably be expected to have been obtained by the Company or such Restricted Subsidiary in a comparable transaction at the time of such transaction on an arm’s-length basis with a Person who is not an Affiliate;
(2)(i) transactions among the Company and its Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of a transaction not otherwise prohibited by the terms of this Indenture and (ii) issuances of Capital Stock (other than Disqualified Stock) to the extent not restricted by this Indenture;
(3)transactions expressly permitted by this Indenture, including, without limitation, Permitted Investments (other than clause (32) of the definition thereof) and transactions complying with Section 4.07 (other than Section 4.07(b)(18)) and Section 5.01;
(4)transactions pursuant to agreements in existence on the Issue Date or the Effective Date or any amendment thereto or replacement thereof to the extent such an amendment or replacement is not materially adverse, taken as a whole, to the interests of Holders of the Notes;
(5)a joint venture (and transactions therewith) which would constitute a transaction with an Affiliate solely as a result of the Company or any Restricted Subsidiary owning an equity interest or otherwise controlling such joint venture or similar entity;

(6)payment of reasonable compensation to officers, directors and employees of the Company and its Restricted Subsidiaries or their respective Affiliates;
(7)payment of the costs of other employment arrangements, severance arrangements, equity compensation plans, employee benefits plans and similar arrangements entered into by the Company and its Restricted Subsidiaries or their respective Affiliates with or for the benefit of officers, directors and employees of the Company and its Restricted Subsidiaries;
(8)payment of directors’ fees, indemnities and reimbursement of actual out-of-pocket expenses incurred in connection with attending board of director meetings of the Company or any of its Restricted Subsidiaries;
(9)the Specified Guarantee and the Transactions, including all agreements entered into in connection therewith (and amendments, modifications, extensions or replacements thereof not materially adverse, taken as a whole, to the Holders of the Notes) and any fees and expenses required to be paid on the Issue Date or the Effective Date in connection with the Transactions;
(10)transactions with customers, clients, suppliers, joint ventures, purchasers or sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business that are fair to the Company and/or its applicable Restricted Subsidiary in the good faith determination of the Company (or its board of directors (or similar governing body) or senior management); and
(11)transactions effected pursuant to Permitted Receivables Financings.
Section 4.12    Limitation on Liens.
(a)    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur or suffer to exist any Lien securing Indebtedness (other than Permitted Liens) (any such Lien, the “Initial Lien”) upon any of its property or assets (including Capital Stock of Subsidiaries), or income or profits therefrom, or assign or convey any right to receive income therefrom, whether owned on the Issue Date or acquired after that date, except in the case of any property or assets that do not constitute Collateral, any Initial Lien if the Notes and the Subsidiary Guarantee of the applicable Subsidiary Guarantors are secured equally and ratably with or prior to such Initial Lien by a Lien on such non-Collateral property or assets.
(b)    Any Lien which is granted to secure the Notes or any Subsidiary Guarantees under the equal and ratable provision of Section 4.12(a) shall be discharged at the same time as the discharge of the applicable Initial Lien.
Section 4.13    Corporate Existence. Subject to Article 5, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its existence in accordance with the organizational documents (as the same may be amended from time to time) of the Company and (ii) the rights (charter and statutory), licenses and franchises of the Company; provided that the Company shall not be required to preserve any such right, license or franchise if the Company in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole.

Section 4.14    Offer to Repurchase Upon Change of Control.
(a)    If a Change of Control occurs, unless the Company has exercised its right to redeem all of the Notes under Section 3.07, each Holder shall have the right to require the Company to repurchase all or any part (equal to $2,000 or larger integral multiples of $1,000) of such Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest, if any, to, but not including, the date of purchase (subject to the right of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date).
(b)    Within 30 days following any Change of Control, unless the Company has exercised its right to redeem all of the Notes under Section 3.07, the Company shall deliver a notice in accordance with the procedures of DTC if the Notes are in global form or otherwise mail by first-class mail a notice (the “Change of Control Offer”) to each Holder’s registered address, if applicable, with a copy to the Trustee, stating:
(1)    that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to, but not including, the date of purchase (subject to the right of Holders on a Record Date to receive interest on the relevant Interest Payment Date) (the “Change of Control Payment”);
(2)    the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is delivered) (the “Change of Control Payment Date”); and
(3)    the procedures determined by the Company, consistent with this Indenture, that a Holder must follow in order to have its Notes repurchased.
(c)    On the Change of Control Payment Date, the Company shall, to the extent lawful:
(1)    accept for payment all Notes or portions of Notes (equal to $2,000 or larger integral multiples of $1,000) properly tendered and not withdrawn pursuant to the Change of Control Offer;
(2)    deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered and not withdrawn; and
(3)    deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.
The Paying Agent shall promptly deliver to each Holder of Notes properly tendered and not withdrawn the Change of Control Payment for such Notes.
If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid on the relevant interest payment date to the Person in whose name a Note is registered at the close of business on such record date.
(d)    The Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer. A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of the making of the Change of Control Offer.
(e)    The Company shall comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue of such compliance.
(f)    If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control offer in lieu of the Company pursuant to Section 4.14(d), purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company or such third party will have the right, upon not less than 10 days nor more than 60 days’ prior notice, provided that such notice is given not more than 30 days following such purchase pursuant to the applicable Change of Control Offer, to redeem all Notes that remain outstanding following such purchase on a date (the “Second Change of Control Payment Date”) at a price in cash equal to the Change of Control Payment in respect of the Second Change of Control Payment Date.
(g)    Other than as specifically provided in this Section 4.14, any purchase pursuant to this Section 4.14 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06.
Section 4.15    Future Subsidiary Guarantors.
(a)    The Company shall cause (x) each Domestic Restricted Subsidiary, each UK Restricted Subsidiary and any other Subsidiary (including any Foreign Subsidiary) of the Company that is a borrower or guarantor the Senior Credit Facility on the Effective Date, (y) any Domestic Restricted Subsidiary or UK Restricted Subsidiary or any other Subsidiary (including any Foreign Subsidiary) of the Company that is a borrower or guarantor under the Senior Credit Facility, and (z) any Domestic Restricted Subsidiary or UK Restricted Subsidiary that is a borrower or guarantor under (or any other Foreign Subsidiary that guarantees Obligations of any such Domestic Restricted Subsidiary or UK Restricted Subsidiary under) any other credit agreement, bank facility or any capital markets securities of the Company or any other Subsidiary Guarantor in excess of $50.0 million (collectively, “Other Material Indebtedness”), in each case, to execute and deliver to the Trustee a supplemental indenture, the form of which is attached as Exhibit C hereto (or, in the case of clause (x) above, Exhibit B hereto), pursuant to which such Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest in respect of the Notes on a senior basis and all other obligations under this Indenture, and joinders to the Intercreditor Agreement and Collateral Documents or new Collateral Documents, together with any other filings and agreements (subject to customary extension periods) required by the Collateral Documents to create or perfect the security interests for the benefit of the Holders in the Collateral of such Subsidiary (or in the case of any Foreign Subsidiary, to execute and deliver the Collateral Documents and take perfection actions in form and substance substantially similar to the corresponding collateral documents entered into and perfection actions taken or to be taken in respect of, the Senior Credit Facility (or, if the obligation to provide such Guarantee arises in respect of Other Material Indebtedness (and not in respect of the Senior Credit Facility), such Other Material Indebtedness) substantially concurrently as under the Senior Credit Facility (or such Other Material Indebtedness, as applicable) to create a perfected security interest with respect to the equity interests issued by and assets of such Foreign Subsidiary for the benefit of the Holders).

(b)    Notwithstanding the foregoing, each Subsidiary Guarantee shall provide by its terms that it shall automatically and unconditionally be released and discharged under the circumstances described in Section 10.06.
Section 4.16    Certain Calculations. Notwithstanding anything to the contrary in this Indenture, with respect to any amount incurred or transaction entered into (or consummated) in reliance on a provision of this Indenture that does not require compliance with a financial ratio or financial test (including any First Lien Leverage Ratio test, any Secured Leverage Ratio test, any Total Leverage Ratio test and/or any Fixed Charge Coverage Ratio test) (any such amount, including any amount drawn under any permitted revolving credit facility and any cap expressed as a percentage of Consolidated EBITDA, a “Fixed Amount”) substantially concurrently with any amount incurred or transaction entered into (or consummated) in reliance on a provision of this Indenture that requires compliance with a financial ratio or financial test (including any First Lien Leverage Ratio test, any Secured Leverage Ratio test, any Total Leverage Ratio test and/or any Fixed Charge Coverage Ratio test) (any such amount, an “Incurrence-Based Amount”), this Indenture will provide that (i) the incurrence of the Incurrence-Based Amount shall be calculated first without giving effect to any Fixed Amount but giving Pro Forma Effect to the use of proceeds of such Fixed Amount and the related transactions and (ii) the incurrence of the Fixed Amount shall be calculated thereafter. Unless the Company elects otherwise, the Company shall be deemed to have used amounts under an Incurrence-Based Amount then available to the Company prior to utilization of any amount under a Fixed Amount then available to the Company. For the purposes of this Indenture and the interpretation hereof, for all periods prior to the consummation of the Spin-off, the Company’s Subsidiaries and the other Subsidiaries of Labcorp to be transferred to the Company as part of the Transactions will be deemed to have been Restricted Subsidiaries of the Company. Notwithstanding anything to the contrary set forth in this Indenture, no provision of this Indenture shall prevent the consummation of any of the Transactions, nor shall the Transactions give rise to any Default.
Section 4.17    Suspension of Covenants.
(a)    Following the first day (the “Suspension Date”) after the Effective Date that:
(1)    the Notes have an Investment Grade Rating from two of the Ratings Agencies; and
(2)    no Default has occurred and is continuing under this Indenture;
then, beginning on that day, the Company and its Restricted Subsidiaries shall not be subject to Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.15 and clause (4) of Section 5.01(a) (collectively, the “Suspended Covenants”). If at any time following a Suspension Date the Notes’ credit rating is downgraded from an Investment Grade Rating by any Rating Agency to a rating below an Investment Grade Rating and the Notes are rated below an Investment Grade Rating by two Rating Agencies (such date, the “Reinstatement Date”), then the Suspended Covenants shall thereafter be reinstated as if such covenants had never been suspended and be applicable pursuant to the terms of this Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of this Indenture), unless and until a subsequent Suspension Date occurs (in which event the Suspended Covenants shall no longer be in effect until a subsequent Reinstatement Date occurs).
(b)    Notwithstanding the reinstatement of the Suspended Covenants upon a Reinstatement Date, no Default, Event of Default or breach of any kind shall be deemed to exist under this Indenture, the Notes or the Subsidiary Guarantees with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising prior to the Reinstatement Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between Suspension Date and the Reinstatement Date is referred to as the “Suspension Period.”
(c)    On each Reinstatement Date, all Indebtedness incurred during the applicable Suspension Period shall be classified to have been incurred pursuant to clause (3) of Section 4.09(b). Calculations made after each Reinstatement Date of the amount available to be made as Restricted Payments under Section 4.07 shall be made as though Section 4.07 had been in effect since the Issue Date and throughout any and all Suspension Periods. Accordingly, Restricted Payments made during a Suspension Period shall reduce the amount available to be made as Restricted Payments under Section 4.07(a) to the extent required by such Section 4.07. For purposes of determining compliance with Section 4.10, on the Reinstatement Date, the Net Cash Proceeds from all Asset Sales not applied in accordance with Section 4.10 shall be deemed reset at zero. For purposes of compliance with Section 4.15, each Subsidiary formed or acquired during a Suspension Period will be deemed to have been formed or acquired, as applicable, on the relevant Reinstatement Date.
(d)    During any period when the Suspended Covenants are suspended, the Company shall not designate any of the Company’s Subsidiaries as Unrestricted Subsidiaries pursuant to this Indenture.
(e)    The Company shall send written notice to the Trustee upon the commencement of any Suspension Date or the occurrence of any Reinstatement Date; provided that the failure to so notify the Trustee shall not be a Default under this Indenture. The Trustee shall have no duty to monitor the ratings of the Notes, shall not be deemed to have any knowledge of the ratings of the Notes and shall have no duty to notify Holders if the Notes achieve Investment Grade Ratings.
Section 4.18    After-Acquired Property. From and after the Effective Time on the Effective Date, and subject to the applicable limitations and exceptions set forth in the Collateral Documents and in this Indenture, if the Company or any Subsidiary Guarantor creates any additional security interest upon any property or asset (other than Excluded Property) that would constitute Collateral to secure any First Lien Obligations, the Company and each of the Subsidiary Guarantors must concurrently grant a first priority perfected security interest (subject to Permitted Liens) upon any such Collateral, as security for the Notes Obligations.
Section 4.19    Post-Closing.
(a)    Immediately after the Effective Time on the Effective Date, (i) the Initial Subsidiary Guarantors will execute and deliver to the Trustee and the Collateral Agent the Effective Date Supplemental Indenture, (ii) the Company and the Initial Subsidiary Guarantors that are Domestic Subsidiaries will execute and deliver to the Collateral Agent the Security Agreement, (iii) the Initial Subsidiary Guarantors that are English Guarantors will execute and deliver to the Collateral Agent the English Debenture, (iv) the English Share Pledge will be executed and delivered to the Collateral Agent, (v) the Company and each Initial Subsidiary Guarantor shall execute and deliver counterparts of the Intercreditor Agreement and a perfection certificate, each dated as of the Effective Date, (vi) copies of proper financing statements, filed or duly prepared for filing under the Uniform Commercial Code in all United States jurisdictions necessary to perfect and protect the Liens created under the Security Agreement on assets of the Company and each Initial Subsidiary Guarantor that is a Domestic Subsidiary, covering the Collateral described in the Security Agreement shall be delivered to the Collateral Agent and (vii) all other filings and other similar actions required in connection with the perfection of security interests in the Collateral as and to the extent contemplated by this Indenture or the Collateral Documents (in each case, subject to any grace periods specified therein) shall be completed.

(b)    Within ninety (90) days after the Effective Date, the Company shall deliver to the Collateral Agent customary insurance certificates and endorsements in form reasonably satisfactory to the Collateral Agent, naming the Collateral Agent, on behalf of the Notes Secured Parties, as the Company’s mortgagee and/or loss payee, as applicable, on property and casualty insurance policies and as an additional insured on all general liability insurance policies maintained by the Company or any of its direct or indirect Subsidiaries.
(c)    To the extent not previously delivered to the Senior Credit Facility Agent, on or prior to the date that is ninety (90) days following the Effective Date (or such later date as the Senior Credit Facility Agent may agree in its sole discretion), the Company shall deliver, or cause to be delivered, to the Senior Credit Facility Agent, all Pledged Collateral (as defined in the Security Agreement) required to be pledged as Collateral duly indorsed by an effective indorsement (within the meaning of Section 8-107 of the UCC), or accompanied by share transfer powers or other instruments of transfer duly endorsed by such an effective endorsement, in blank.
ARTICLE 5
SUCCESSORS
5.01    Merger and Consolidation.
(a)    The Company shall not consummate a Division as the Dividing Person or consolidate with or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, convey, transfer or otherwise dispose of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any Person unless:
(1)    the resulting, surviving or transferee Person (the “Successor Company”) is the Company or will be a corporation, limited liability company or partnership organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia; provided that if such Person is not a corporation, such Person shall immediately cause a Subsidiary that is a corporation to be added as a co-issuer of the Notes under this Indenture;
(2)    the Successor Company (if other than the Company) assumes all of the obligations of the Company under the Notes, this Indenture, the Intercreditor Agreement and the Collateral Documents pursuant to a supplemental indenture, joinder agreements or other documentation or instruments, as applicable, in each case, in forms reasonably satisfactory to the Trustee and the Collateral Agent;
(3)    immediately after giving effect to such transaction, no Event of Default shall have occurred and be continuing;
(4)    immediately after giving Pro Forma Effect to such transaction,
(i)the Successor Company would be able to incur at least $1.00 of additional Indebtedness pursuant to Section 4.09(a), or
(ii)the Fixed Charge Coverage Ratio for the Successor Company would be equal to or greater than such ratio for the Company immediately prior to such transaction;

(5)    each Subsidiary Guarantor (unless it is the other party to the transactions above, in which case clause (1) shall apply) shall have confirmed in writing to the Trustee and the Collateral Agent that its Subsidiary Guarantee and the Liens granted pursuant to, and its other obligations under, the Collateral Documents shall apply to such Successor Company’s obligations in respect of this Indenture and the Notes;
(6)    the Successor Company delivers to the Trustee and the Collateral Agent an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and the documents referenced in clause (2) comply with this Indenture; and
(7)    to the extent any assets of the Person which is merged, consolidated or amalgamated with or into the Successor Company are assets of the type which would constitute Collateral under the Collateral Documents, the Successor Company will, within a reasonable time period, take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Collateral Documents in the manner and to the extent required in this Indenture or any of the Collateral Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the Collateral Documents.
Notwithstanding clauses (3) and (4) of this Section 5.01(a),
(A)    any Restricted Subsidiary may consolidate with, merge with or into or transfer all or part of its properties and assets to the Company so long as no Capital Stock of the Restricted Subsidiary is distributed to any Person other than the Company, and
(B)    the Company may merge with an Affiliate of the Company solely for the purpose of reincorporating the Company in another jurisdiction under the laws of the U.S., any State of the U.S. or the District of Columbia.
(b)    In addition, the Company shall not permit any Subsidiary Guarantor to consummate a Division as the Dividing Person or consolidate with or merge with or into or wind up into (whether or not the Subsidiary Guarantor is the surviving corporation), or sell, assign, convey, transfer or otherwise dispose of all or substantially all of its properties and assets to any Person (other than to the Company or another Subsidiary Guarantor) unless:
(1)(a) if such entity remains a Subsidiary Guarantor, the resulting, surviving or transferee Person (the “Successor Guarantor”) will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States, the District of Columbia or any other territory thereof; (b) the Successor Guarantor, if other than such Subsidiary Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor under the Notes, this Indenture, the Intercreditor Agreement and the Collateral Documents pursuant to a supplemental indenture, joinder agreements or other documents or instruments, as applicable, in each case, in form reasonably satisfactory to the Trustee and the Collateral Agent; (c) immediately after giving effect to such transaction, no Event of Default shall have occurred and be continuing; and (d) the Company shall have delivered to the Trustee and the Collateral Agent an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such documents (if any) comply with this Indenture;

(2)the transaction is made in compliance with Section 4.10 (it being understood that only such portion of the Net Cash Proceeds as is required to be applied on the date of such transaction in accordance with the terms of this Indenture needs to be applied in accordance therewith at such time); and
(3)to the extent any assets of the Person which is merged, consolidated or amalgamated with or into the Successor Guarantor are assets of the type which would constitute Collateral under the Collateral Documents, the Successor Guarantor will, within a reasonable time period, take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Collateral Documents in the manner and to the extent required in this Indenture or any of the Collateral Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the Collateral Documents.
(c)    In addition, the Company shall not, directly or indirectly, lease, or permit any Subsidiary Guarantor to lease, all or substantially all of the properties of it and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any other Person.
(d)    Notwithstanding the foregoing, any Subsidiary Guarantor may (x) merge with or into or transfer all or part of its properties and assets to another Subsidiary Guarantor or the Company, or (y) merge with a Restricted Subsidiary solely for the purpose of reincorporating the Subsidiary Guarantor in a State of the United States or the District of Columbia, as long as the amount of Indebtedness of such Subsidiary Guarantor and its Restricted Subsidiaries is not increased thereby.
(e)    For purposes of this Section 5.01, the sale, lease, assignment, conveyance, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.
(f)    Notwithstanding the above, any Restricted Subsidiary that is a limited liability company may consummate a Division as the Dividing Person if, immediately upon the consummation of the Division, the assets of the applicable Dividing Person are held by the Company or one or more Restricted Subsidiaries at such time, or, with respect to assets not so held by the Company or one or more Restricted Subsidiaries, each Division Successor assumes all of the obligations under the Notes, this Indenture, the Subsidiary Guarantee, and any applicable Collateral Documents, in each case, pursuant to a supplemental indenture, joinder agreements, or other documentation or instruments in forms reasonably satisfactory to the Trustee and/or the Collateral Agent, as applicable, and such Division, in the aggregate, would otherwise result in an Asset Sale permitted under Section 4.10.
Section 5.02    Successor Entity Substituted. Upon any consolidation or merger, or any sale, assignment, transfer, conveyance or other disposition (including by way of Division) of all or substantially all of the assets of the Company in accordance with Section 5.01, the Company shall be released from its obligations under this Indenture, the Intercreditor Agreement and the Collateral Documents and the Successor Company formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, conveyance or other disposition, the provisions of this Indenture, the Intercreditor Agreement and the Collateral Documents referring to the Company shall refer instead to the Successor Company and not to the Company), and may exercise every right and power of, the Company under this Indenture, the Intercreditor Agreement and the Collateral Documents with the same effect as if such Successor Company had been named as the Company herein and therein; provided that, in the case of a lease of all or substantially all of its properties and assets, the predecessor Company shall not be relieved from the obligation to pay the principal of and interest on the Notes. Upon any consolidation or merger, or any sale, assignment, transfer, conveyance or other disposition (including by way of Division) of all or substantially all of the assets of a Subsidiary Guarantor in accordance with Section 5.01, such Subsidiary Guarantor shall be released from its obligations under this Indenture, the Intercreditor Agreement, the Collateral Documents and the Subsidiary Guarantee and the Successor Guarantor shall succeed to, and be substituted for, and may exercise every right and power of, the Subsidiary Guarantor under this Indenture, the Intercreditor Agreement, the Collateral Documents and the Subsidiary Guarantee; provided that, in the case of a lease of all or substantially all of its properties and assets, such Subsidiary Guarantor shall not be released from its obligations under its Subsidiary Guarantee.
ARTICLE 6
DEFAULTS AND REMEDIES
Section 6.01    Events of Default.
(a)    An “Event of Default” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):
(1)default in any payment of interest on any Note when due, continued for 30 days;
(2)default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase or mandatory redemption, upon declaration of acceleration or otherwise;
(3)failure by the Company to comply with its obligations under Section 5.01 (other than its obligations under clause (5) of Section 5.01(a)) or the failure by any Subsidiary Guarantor to comply with its obligations under clauses (1)(b), (1)(c), (1)(d) and (2) of Section 5.01(b), in each case continued for 30 days;
(4)failure by the Company or any Subsidiary Guarantor to comply for 30 days after notice as provided in accordance with Section 6.01(b) with any of its obligations under Sections 4.10, 4.14 or 5.01 (in each case, other than (a) a failure to purchase Notes which constitutes an Event of Default under clause (2) above or (b) a failure to comply with Section 5.01 that constitutes an Event of Default under clause (3) above);
(5)subject to Section 6.02(a), failure by the Company to comply for 60 days after notice as provided in accordance with Section 6.01(b) with any of its obligations under Section 4.03;
(6)failure by the Company or any Subsidiary Guarantor to comply for 60 days after notice as provided in accordance with Section 6.01(b) with its other covenants and agreements contained in this Indenture, the Notes or the Collateral Documents;
(7)default by the Company or any Restricted Subsidiary under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evi-

denced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or Guarantee exists on the Issue Date or is created after the Issue Date, which default:
(i)is caused by a failure, after the expiration of the grace period provided in such Indebtedness, to pay principal of, or interest or premium, if any, on such Indebtedness (“cross-payment default”); or
(ii)results in the acceleration of such Indebtedness prior to its maturity;
and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a cross-payment default or the maturity of which has been so accelerated, is greater than the greater of (x) $125.0 million and (y) 30.0% of Consolidated EBITDA for the most recent Test Period;
(8)the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:
(i)commences a voluntary case or proceeding with respect to itself;
(ii)consents to the entry of an order for relief against it in an involuntary case or proceeding;
(iii)consents to the appointment of a receiver, receiver-manager, interim receiver, monitor, custodian, conservator, administrator, liquidator, assignee, trustee, sequestrator or other similar agent of it or for substantially all of its property; or
(iv)makes a general assignment for the benefit of its creditors, or takes any comparable action under any foreign laws relating to insolvency;
(9)a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(i)is for relief against the Company or any Significant Subsidiary or a group of Restricted Subsidiaries that, taken together (as of the latest audited financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, in an involuntary case;
(ii)appoints a receiver, receiver-manager, interim receiver, monitor, custodian, conservator, administrator, liquidator, assignee, trustee, sequestrator or other similar agent of the Company, any Significant Subsidiary or a group of Restricted Subsidiaries that, taken together (as of the latest audited financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, for substantially all of its property; or

(iii)orders the winding up or liquidation of the Company, any Significant Subsidiary or a group of Restricted Subsidiaries that, taken together (as of the latest audited financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary;
or any similar relief is granted under any foreign laws and the order, decree or relief remains unstayed and in effect for 60 consecutive days;
(10)failure by the Company or any Restricted Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments non-appealable as of right aggregating in excess of the greater of (x) $125.0 million and (y) 30.0% of Consolidated EBITDA for the most recent Test Period (net of any amounts that are covered by insurance provided by a reputable and creditworthy insurance company), which final judgments are not paid, discharged or stayed for a period of 60 days;
(11)any Subsidiary Guarantee of a Significant Subsidiary or group of Restricted Subsidiaries that taken together as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of this Indenture) or is declared null and void in a judicial proceeding or any Subsidiary Guarantor that is a Significant Subsidiary or group of Subsidiary Guarantors that taken together as of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries would constitute a Significant Subsidiary denies or disaffirms its obligations under this Indenture or its Subsidiary Guarantee;
(12)any material Collateral Document shall for any reason (other than pursuant to the terms thereof or of this Indenture) cease or be asserted in writing (by the Company or any Subsidiary Guarantor) to cease to create a valid security interest in a material portion of the Collateral purported to be covered thereby or such security interest shall with respect to a material portion of the Collateral purported to be covered thereby for any reason cease or be asserted in writing (by the Company or any Subsidiary Guarantor) to cease to be a perfected and first priority security interest subject only to Permitted Liens;
(13)(a) the failure by the Company to comply with, or the breach by the Company of, any material provision of the Escrow Agreement on or prior to the Effective Date or (b) the Escrow Agreement shall for any reason (other than pursuant to the terms thereof) cease or be asserted in writing (by the Company) to cease to create a valid security interest in the Escrowed Funds or any portion thereof, or such security interest shall for any reason cease or be asserted in writing (by the Company) to cease to be a perfected and first priority security interest; or
(14)(a) any of the Company’s Subsidiaries intended to become Subsidiary Guarantors immediately following the Effective Time on the Effective Date (including, without limitation, each of the Company’s Restricted Subsidiaries that guarantees obligations under the Senior Credit Facility) shall fail to provide Subsidiary Guarantees by becoming parties to this Indenture as Subsidiary Guarantors pursuant to a supplemental indenture or the Company or any such Subsidiary shall fail to enter into the applicable Collateral Documents and take such other actions necessary to grant first-priority security interests (subject to Permitted Liens) in the Collateral consistent with the terms of this Indenture and the Collateral Documents, (b) the Specified Guarantee or any Obligations in respect thereof shall remain outstanding as immediately following the Effective Time on the Effective Date or (c) the Effective Time shall not have occurred by 11:59 p.m. (New York City time) on the Effective Date.

(b)However, a default under clauses (4), (5) and (6) of Section 6.01(a) shall not constitute an Event of Default until the Trustee or the Holders of 25% in aggregate principal amount of the then outstanding Notes provide written notice to the Company of the default and the Company does not cure such default within the time specified in clauses (4), (5) and (6) of Section 6.01(a) after receipt of such notice.
Section 6.02    Acceleration.
(a)If an Event of Default (other than an Event of Default described in Section 6.01(a)(8), (9), (13) or (14) with respect to the Company) occurs and is continuing, the Trustee by notice in writing specifying the Event of Default and that it is a “notice” to the Company, or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes by notice to the Company and the Trustee, may declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable (a “Declaration”). Upon such a Declaration, such principal, premium and accrued and unpaid interest shall be due and payable immediately.
(b)In the event of a Declaration because an Event of Default described under Section 6.01(a)(7) has occurred and is continuing, the Declaration shall be automatically annulled if the default triggering such Event of Default pursuant to Section 6.01(a)(7) shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 30 days after the cross-payment default with respect thereto or acceleration thereof and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.
(c)If an Event of Default described in Section 6.01(a)(8), (9), (13) or (14) occurs and is continuing with respect to the Company, the principal of, premium, if any, and accrued and unpaid interest on all the Notes shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.
Section 6.03    Other Remedies. If an Event of Default occurs and is continuing, the Trustee is authorized to pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.
The Trustee is authorized to maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.
Section 6.04    Waiver of Past Defaults. The Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, through consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) may waive all past defaults (except with respect to a continuing Default or Event of Default with respect to nonpayment of principal, premium or interest on the Notes) and rescind any such acceleration with respect to the Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.
Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05    Control by Majority. Subject to the express terms of this Indenture, including, without limitation, Sections 7.02(f), 7.02(k) and 7.07, and the Intercreditor Agreement, the Holders of a majority in aggregate principal amount of the then outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Collateral Agent or of exercising any trust or power conferred on the Trustee or the Collateral Agent. The Trustee or the Collateral Agent, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee or the Collateral Agent determine is unduly prejudicial to the rights of any other Holder or that would involve the Trustee or the Collateral Agent in personal liability; provided, however, that the Trustee or the Collateral Agent may take any other action deemed proper by the Trustee or the Collateral Agent that is not inconsistent with such direction; provided, further, that the Trustee and the Collateral Agent shall not have an affirmative duty to determine whether any such direction is unduly prejudicial to the rights of any other Holder. Prior to taking any action under this Indenture, the Trustee and the Collateral Agent shall be entitled to indemnification from the Holders satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.
Section 6.06    Limitation on Suits. Subject to the Intercreditor Agreement and Section 6.07, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:
(1)such Holder has previously given the Trustee and/or the Collateral Agent, as applicable, written notice that an Event of Default is continuing;
(2)Holders of at least 25% in aggregate principal amount of the then outstanding Notes have requested the Trustee and/or the Collateral Agent, as applicable, by notice in writing, to pursue the remedy;
(3)such Holders have offered the Trustee and/or the Collateral Agent, as applicable, reasonably satisfactory indemnity against any loss, liability or expense;
(4)the Trustee and/or the Collateral Agent, as applicable, has not complied with such request within 60 days after the receipt of the request and the offer of indemnity; and
(5)the Holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee and/or the Collateral Agent, as applicable, a direction that, in the opinion of the Trustee and/or the Collateral Agent, as applicable, is inconsistent with such request within such 60-day period.
Section 6.07    Rights of Holders of Notes to Receive Payment. Notwithstanding Section 6.06 or any other provision of this Indenture to the contrary, the right of any Holder of a Note to receive payment of principal of, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with a Special Mandatory Redemption, an Asset Sale Offer or a Change of Control Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.
Section 6.08    Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a)(1) or (2) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee and/or the Collateral Agent, as applicable, and their respective agents and counsel.

Section 6.09    Restoration of Rights and Remedies. If the Trustee and/or the Collateral Agent, as applicable, or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee and/or the Collateral Agent, as applicable, or to such Holder, then and in every such case, subject to any determination in such proceedings, the Company, the Trustee and/or the Collateral Agent, as applicable, and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and/or the Collateral Agent, as applicable, and the Holders shall continue as though no such proceeding has been instituted.
Section 6.10    Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.09, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.
Section 6.11    Delay or Omission Not Waiver. No delay or omission of the Trustee and/or the Collateral Agent, as applicable, or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee and/or the Collateral Agent, as applicable, or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee and/or the Collateral Agent, as applicable, or by the Holders, as the case may be.
Section 6.12    Trustee May File Proofs of Claim. The Trustee and the Collateral Agent are each authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Collateral Agent, as applicable (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent, and their respective agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any Subsidiary Guarantor), their creditors or their property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and/or the Collateral Agent, as applicable, and in the event that the Trustee and/or the Collateral Agent, as applicable, shall consent to the making of such payments directly to the Holders, to pay to the Trustee and/or the Collateral Agent, as applicable, any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee and/or the Collateral Agent, as applicable, their respective agents and counsel, and any other amounts due the Trustee and/or the Collateral Agent, as applicable, under Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee and/or the Collateral Agent, as applicable, their respective agents and counsel, and any other amounts due the Trustee and/or the Collateral Agent, as applicable, under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.13    Priorities. Subject to the Intercreditor Agreement, if the Trustee and/or the Collateral Agent, as applicable, collects any money pursuant to this Article 6, it shall pay out the money in the following order:
(i)to the Trustee and the Collateral Agent, their respective agents and attorneys for amounts due under Section 7.07 and the Collateral Documents, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the Collateral Agent and the costs and expenses of collection;
(ii)to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and
(iii)to the Company or to such party as a court of competent jurisdiction shall direct, including a Subsidiary Guarantor, if applicable.
The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.13.
Section 6.14    Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee and/or the Collateral Agent, as applicable, for any action taken or omitted by it as a Trustee and/or the Collateral Agent, as applicable, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee and/or the Collateral Agent, as applicable, a suit by a Holder of a Note pursuant to Section 6.07, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.
ARTICLE 7
TRUSTEE
Section 7.01    Duties of Trustee.
(a)In the case of an Event of Default actually known to the Trustee to have occurred and be continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.
(b)Except during the continuance of an Event of Default:
(1)the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and
(2)in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).
(c)The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:
(i)this Section 7.01(c) does not limit the effect of Section 7.01(b);
(ii)the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and
(iii)the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Sections 6.01, 6.02, 6.04 or 6.05.
(d)Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to clauses (a), (b) and (c) of this Section 7.01.
(e)The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders of the Notes unless the Holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense.
(f)The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.
Section 7.02    Rights of Trustee.
(a)The Trustee may conclusively rely, and shall be fully protected in relying, upon any writing, resolution, notice, order, judgment, consent, certificate, affidavit, letter, telegram, facsimile, certification, or other document (including those by e-mail) believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled, upon reasonable notice to the Company and during normal business hours at the cost of the Company, to examine the books, records and premises of the Company, personally or by agent or attorney and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation. Any permissive right or authority granted to the Trustee shall not be construed as a mandatory duty.
(b)Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both subject to the other provisions of this Indenture. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care. The Trustee may retain professional advisers to assist it in performing its duties under this Indenture.
(d)The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture. The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its control, including, without limitation, natural catastrophes or other acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action.
(e)Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company. The Trustee shall have no duty to inquire as to the performance of, or otherwise monitor compliance with, or caused to be performed or observed, any representation, warranty or covenant made by the Company or any Subsidiary Guarantor herein.
(f)None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.
(g)The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the existence of a Default or Event of Default, the Notes and this Indenture.
(h)In no event shall the Trustee be responsible or liable for punitive, special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.
(i)The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder, including the Collateral Agent.
(j)The Trustee shall not be required to give any bond or surety in respect of the performance of its powers or duties.
(k)The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.
(l)The permissive rights of the Trustee enumerated herein shall not be construed as duties.

Section 7.03    Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.10.
Section 7.04    Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Collateral Documents or the Notes; it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture; it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee; and it shall not be responsible for any statement or recital herein, any Collateral Document or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.
Section 7.05    Notice of Defaults. If a Default occurs and is continuing and is actually known to the Trustee, the Trustee shall deliver a notice in accordance with the procedures of DTC if the Notes are in global form or otherwise mail to each Holder notice of the Default within 90 days after it occurs, or if later, within 30 days after it becomes actually known to the Trustee. However, except in the case of a Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as a Trust Officer of the Trustee in good faith determines that withholding notice is in the interests of the Holders. In addition, the Company shall deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year.
Section 7.06    [Reserved].
Section 7.07    Compensation and Indemnity. This Section 7.07 shall be subject to Section 12.08(cc). The Company and the Subsidiary Guarantors, jointly and severally, shall pay to the financial institution acting as Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder and under the Collateral Documents as the parties shall agree in writing from time to time. Such compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the financial institution acting as Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services, including, without limitation, any costs, attorneys’ fees and expenses associated with actions taken by the Trustee under Section 6.03. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.
The Company and the Subsidiary Guarantors, jointly and severally, shall indemnify the financial institution acting as Trustee (and the Trustee’s directors, officers, employees, agents, trustees, advisors and members) for, and hold it harmless against, any and all loss, damage, claims, liability or expense (including the fees and expenses of its agents and counsel) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder including under the Collateral Documents (including the costs and expenses of enforcing this Indenture or any Collateral Document against the Company or any of the Subsidiary Guarantors (including this Section 7.07) or defending itself against any claim whether asserted by any Holder, the Company or any Subsidiary Guarantor, or liability in connective with the acceptance, exercise or performance of any of its powers or duties hereunder). The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim at the request of the Trustee and the Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel. Notwithstanding the foregoing, neither the Company nor any Subsidiary Guarantor shall be required to reimburse any expense or indemnify against any loss, damage, claim, liability or expense incurred by the Trustee through the Trustee’s own negligence or willful misconduct. Neither the Company nor any Subsidiary Guarantor shall be required to indemnify the Trustee with respect to any settlement made without the consent of the Company, which consent will not be unreasonably withheld.
The obligations of the Company under this Section 7.07 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee.
To secure the payment obligations of the Company and the Subsidiary Guarantors in this Section 7.07, the financial institution acting as Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.
When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(8) or (9) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.
Section 7.08    Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08. The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:
(a)the Trustee fails to comply with Section 7.10;
(b)the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;
(c)a custodian or public officer takes charge of the Trustee or its property; or
(d)the Trustee becomes incapable of acting.
If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.
If a successor Trustee does not take office within 45 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Company’s expense), the Company or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.
If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall deliver a notice in accordance with the procedures of DTC if the Notes are in global form or otherwise mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.
Section 7.09    Successor Trustee by Merger, Etc. If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.
Section 7.10    Eligibility; Disqualification. There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.
This Indenture shall always have a Trustee who satisfies the requirements of Trust Indenture Act Sections 310(a)(1), (2) and (5). The Trustee is subject to Trust Indenture Act Section 310(b).
Section 7.11    Collateral Documents; Intercreditor Agreement. By their acceptance of the Notes, the Holders hereby authorize and direct the Trustee and the Collateral Agent, as the case may be, to execute and deliver the Intercreditor Agreement or joinders thereto and any other Collateral Documents in which the Trustee or the Collateral Agent, as applicable, is named as a party, including any Collateral Documents executed and delivered after the Effective Date. It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the Collateral Agent are not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under, the Intercreditor Agreement or any other Collateral Documents, the Trustee and the Collateral Agent shall have all of the rights, immunities, indemnities and other protections granted to it under this Indenture (in addition to those that may be granted to it under the terms of such other agreement or agreements). The Company has the right to determine whether Obligations will, as between such Obligations and the Notes Obligations, rank pari passu or junior with respect to the Collateral, or pari passu or junior in right of payment, and as between or among such Obligations and any other First Lien Obligations, rank pari passu or junior with respect to the Collateral or right of payment, in each case to the extent permitted under the applicable Collateral Documents, the Intercreditor Agreements, and this Indenture.
ARTICLE 8
LEGAL DEFEASANCE AND COVENANT DEFEASANCE
Section 8.01    Option to Effect Legal Defeasance or Covenant Defeasance. The Company may, at its option and at any time, elect to have either Section 8.02 or 8.03 applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.
Section 8.02    Legal Defeasance and Discharge. Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Company and the Subsidiary Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from their obligations with respect to all outstanding Notes and Subsidiary Guarantees, and have the Liens on the Collateral securing the Notes released on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in clauses (a) - (d) below, and to have satisfied all of its other obligations under such Notes, the Subsidiary Guarantees and this Indenture including that of the Subsidiary Guarantors (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:
(a)the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on such Notes when such payments are due from the trust referred to in Section 8.04;
(b)the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;
(c)the rights, powers, indemnities, trusts, duties and immunities of the Trustee and the Collateral Agent hereunder, and the Company’s obligations in connection therewith; and
(d)this Article 8.
If the Company exercises the Legal Defeasance option, the Subsidiary Guarantees in effect at such time shall terminate.
Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03. If the Company exercises its Legal Defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes.
Section 8.03    Covenant Defeasance. Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Company and the Subsidiary Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be released from their obligations under the covenants contained in Sections 4.03, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.14, 4.15, 4.18 and 5.01(b) and clauses (4), (5) and (7) of Section 5.01(a) with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder. For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company and the Subsidiary Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, (x) the events described in Section 6.01(a)(7), 6.01(a)(8) (with respect only to Significant Subsidiaries or any group of Restricted Subsidiaries that taken together would constitute a Significant Subsidiary), 6.01(a)(9) (with respect only to Significant Subsidiaries or any group of Restricted Subsidiaries that taken together would constitute a Significant Subsidiary), and 6.01(a)(10) shall not constitute Events of Default and (y) no Declaration may be made in respect of an Event of Default under Sections 6.01(a)(3) (with respect to any Subsidiary Guarantor), 6.01(a)(4), 6.01(a)(5), 6.01(a)(6), 6.01(a)(11) or 6.01(a)(12).
Section 8.04    Conditions to Legal or Covenant Defeasance. The following shall be the conditions to the application of either Section 8.02 or 8.03 to the outstanding Notes.
(1)the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination of cash in U.S. dollars and non-callable U.S. Government Obligations, in amounts as shall be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and interest and premium on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; provided, that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the date of redemption. The amount of any Applicable Premium Deficit shall be set forth in an Officers’ Certificate delivered to the Trustee concurrently with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption. The Trustee shall have no liability whatsoever in the event that such Applicable Premium Deficit is not in fact paid after any legal or covenant defeasance;
(2)in the case of Legal Defeasance, the Company has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the beneficial owners of the respective outstanding Notes shall not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and shall be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
(3)in the case of Covenant Defeasance, the Company has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the beneficial owners of the respective outstanding Notes shall not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and shall be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(4)such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or instrument (excluding this Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;
(5)no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

(6)the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and
(7)the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.
Section 8.05    Deposited Money and U.S. Government Obligations to Be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.06, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company or a Subsidiary Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest, but such money need not be segregated from other funds except to the extent required by law.
The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Obligations deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.
Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any money or U.S. Government Obligations held by it as provided in Section 8.04 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.
Section 8.06    Repayment to the Company. Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium or interest on any Note and remaining unclaimed for two years after such principal, and premium or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease.
Section 8.07    Reinstatement. If the Trustee or Paying Agent is unable to apply any United States dollars or U.S. Government Obligations in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided that, if the Company makes any payment of principal of, premium or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9
AMENDMENT, SUPPLEMENT AND WAIVER
Section 9.01    Without Consent of Holders of Notes. Notwithstanding Section 9.02, the Company, any Subsidiary Guarantor (with respect to its Subsidiary Guarantee or this Indenture) and the Trustee and the Collateral Agent, as applicable, may amend or supplement this Indenture, the Notes, the Subsidiary Guarantees, the Intercreditor Agreement and the Collateral Documents without the consent of any Holder to:
(1)cure any ambiguity, omission, defect, mistake or inconsistency;
(2)provide for the assumption by a successor entity (or co-issuer) of the obligations of the Company or any Subsidiary Guarantor under and in accordance with the terms of this Indenture (whether through merger, consolidation, Division, sale of all or substantially all of assets, properties or otherwise);
(3)provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);
(4)add Subsidiary Guarantees with respect to the Notes (including entrance into supplemental indentures for such purpose) or release a Subsidiary Guarantor from its obligations under its Subsidiary Guarantee, this Indenture, the Intercreditor Agreement or the Collateral Documents, in each case, in accordance with the applicable provisions of this Indenture, the Intercreditor Agreement and the Collateral Documents;
(5)add Collateral with respect to any or all of the Notes;
(6)add to the covenants of the Company for the benefit of the Holders or surrender any right or power conferred upon the Company;
(7)make any change that does not materially adversely affect the rights of any Holder under this Indenture;
(8)comply with any requirement of the SEC in connection with the qualification of this Indenture under the Trust Indenture Act;
(9)provide for the appointment of a successor trustee or a successor collateral agent; provided that the successor trustee or successor collateral agent is otherwise qualified and eligible to act as such under the terms of this Indenture;
(10)provide for the issuance of Additional Notes under this Indenture;
(11)comply with the provisions of Article 10 or Section 4.15;
(12)provide for the issuance of exchange securities which shall have terms substantially identical in all respects to the Notes (except that the transfer restrictions contained in the Notes shall be modified or eliminated as appropriate) and which shall be treated, together with any outstanding Notes, as a single class of securities;

(13)conform the text of this Indenture, the Notes, the Subsidiary Guarantees, the Intercreditor Agreement or the Collateral Documents to any provision of the “Description of Notes” section of the Offering Memorandum to the extent that such provision in such “Description of Notes” section was intended to be a substantially verbatim recitation of a provision of this Indenture, the Notes, the Subsidiary Guarantees, the Intercreditor Agreement or the Collateral Documents (as certified in an Officers’ Certificate delivered to the Trustee and/or the Collateral Agent, as applicable);
(14)enter into any intercreditor agreement having substantially similar terms with respect to the Holders as those set forth in the Intercreditor Agreement, taken as a whole, or any joinder thereto, in each case, to the extent contemplated by this Indenture;
(15)with respect to the Collateral Documents and the Intercreditor Agreement, as provided in the relevant Collateral Document or Intercreditor Agreement; or
(16)to enter into any Customary Intercreditor Agreement to the extent contemplated by this Indenture and with such changes as contemplated above or any joinder thereto.
Section 9.02    With Consent of Holders of Notes. Except as provided below in this Section 9.02, the Company, the Subsidiary Guarantors (as applicable) and the Trustee and the Collateral Agent, as applicable, may amend or supplement this Indenture, the Notes, the Subsidiary Guarantees, the Intercreditor Agreement and the Collateral Documents with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes voting as a single class (including, without limitation, through consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and, subject to Sections 6.04 and 6.07, any past Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes, the Subsidiary Guarantees, the Intercreditor Agreement and the Collateral Documents may be waived with the consent of the Holders of a majority in principal aggregate amount of the then outstanding Notes voting as a single class (including, without limitation, through consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). Section 2.10 and Section 2.11 shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.
Without the consent of each adversely affected Holder of Notes, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):
(1)reduce the amount of Notes whose Holders must consent to an amendment, supplement or waiver;
(2)reduce the stated rate of interest or extend the stated interest payment date of the Notes;
(3)reduce the principal of or extend the Stated Maturity of any Note;
(4)waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);
(5)reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed or repurchased under Section 3.07, Section

4.10 or Section 4.14 whether through an amendment or waiver of provisions in the covenants, definitions or otherwise (except amendments to the definition of “Change of Control”);
(6)make any Note payable in money other than that stated in the Note;
(7)otherwise impair the contractual right of any Holder to receive payment of principal of, premium, if any, and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;
(8)make any change in the amendment provisions that require each Holder’s consent or in the waiver provisions;
(9)modify the Subsidiary Guarantees in any manner materially adverse to the Holders of the Notes; or
(10)waive or modify in a manner adverse to the interests of the Holders of the Notes the provisions relating to the Company’s obligation to redeem the Notes pursuant to the Special Mandatory Redemption.
Notwithstanding the foregoing, without the consent of the Holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding, no amendment, supplement or waiver may (A) make any change in any Collateral Document, the Intercreditor Agreement or the provisions in this Indenture dealing with Collateral or application of trust proceeds of the Collateral with the effect of releasing the Liens on all or substantially all of the Collateral which secure the Notes Obligations or (B) change or alter the priority of the Liens securing the Notes Obligations in any material portion of the Collateral in any way adverse to the Holders of the Notes in any material respect, other than, in each case, as provided under the terms of the Collateral Documents or the Intercreditor Agreement.
It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof. A consent to any amendment, supplement or waiver under this Section 9.02 by any Holder of Notes given in connection with a tender or exchange of such Holder’s Notes shall not be rendered invalid by such tender or exchange.
Section 9.03    [Reserved].
Section 9.04    Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every applicable Holder.
Section 9.05    Notation on or Exchange of Notes. The Trustee or the Company may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.
Section 9.06    Trustee and Collateral Agent to Sign Amendments, Etc. The Trustee and the Collateral Agent, as applicable, shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 unless such amendment, supplement or waiver adversely affects the rights, duties, liabilities or immunities of the Trustee or the Collateral Agent, as applicable, under this Indenture or otherwise, in which case the Trustee or the Collateral Agent, as applicable, may in its discretion, but shall not be obligated to, enter into such amendment, supplement or waiver. In executing any amendment, supplement or waiver, the Trustee and the Collateral Agent, as applicable, shall be entitled to receive and (subject to Section 7.01) shall be fully protected in relying upon, in addition to the documents required by Section 13.03, an Officers’ Certificate and an Opinion of Counsel stating that all covenants and conditions precedent to such amendment, supplement or waiver have been complied with, that the execution of such amendment, supplement or waiver is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Company and any Subsidiary Guarantors party thereto, enforceable against them in accordance with its terms, subject to customary exceptions.
After an amendment, supplement or waiver in accordance with this Article 9 becomes effective, the Company shall deliver to the Holders a notice briefly describing such amendment, supplement or waiver. However, the failure to give such notice to all the Holders, or any defect in the notice, shall not impair or affect the validity of the amendment, supplement or waiver.
ARTICLE 10
SUBSIDIARY GUARANTEES
Section 10.01    Subsidiary Guarantee. Subject to this Article 10, each of the Subsidiary Guarantors shall, jointly and severally, unconditionally guarantee, on a senior secured basis, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and the Collateral Agent and their respective successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that: (a) the principal of, premium, if any, or interest on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other Obligations of the Company to the Holders or the Trustee or the Collateral Agent hereunder, under the Notes or under any Collateral Document shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Subsidiary Guarantors shall be jointly and severally obligated to pay the same immediately. Each Subsidiary Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.
The Subsidiary Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Subsidiary Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Subsidiary Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.
If any Holder, the Collateral Agent or the Trustee is required by any court or otherwise to return to the Company, the Subsidiary Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to the Company or the Subsidiary Guarantors, any amount paid either to the Trustee, the Collateral Agent or such Holder, this Subsidiary Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.
Each Subsidiary Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Subsidiary Guarantor further agrees that, as between the Subsidiary Guarantors, on the one hand, and the Holders, the Collateral Agent and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of this Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) shall forthwith become due and payable by the Subsidiary Guarantors for the purpose of this Subsidiary Guarantee. The Subsidiary Guarantors shall have the right to seek contribution from any non-paying Subsidiary Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Subsidiary Guarantees.
Each Subsidiary Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation, reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Subsidiary Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
In case any provision of any Subsidiary Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Each payment to be made by a Subsidiary Guarantor in respect of its Subsidiary Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.
Section 10.02    Limitation on Subsidiary Guarantor Liability. Each Subsidiary Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Subsidiary Guarantee of such Subsidiary Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Subsidiary Guarantee. The Subsidiary Guarantee does not apply to any liability to the extent that it would result in the Subsidiary Guarantee constituting unlawful financial assistance as prohibited by sections 678 and/or 679 of the Companies Act 2006 of the United Kingdom.

To effectuate the foregoing intention, the Trustee, the Collateral Agent, the Holders and the Subsidiary Guarantors hereby irrevocably agree that the obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Subsidiary Guarantor (including, without limitation, any Guarantees under the Senior Credit Facility) that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under this Article 10, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Any Subsidiary Guarantor that makes a payment under its Subsidiary Guarantee will be entitled upon payment in full of all Obligations Guaranteed under this Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.
Section 10.03    Execution and Delivery. To evidence its Subsidiary Guarantee set forth in Section 10.01, each Subsidiary Guarantor hereby agrees that this Indenture shall be executed on behalf of such Subsidiary Guarantor by an Officer of such Subsidiary Guarantor.
Each Subsidiary Guarantor hereby agrees that its Subsidiary Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Subsidiary Guarantee on the Notes.
If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Subsidiary Guarantee shall be valid nevertheless.
The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Subsidiary Guarantee set forth in this Indenture on behalf of the Subsidiary Guarantors.
To the extent required by Section 4.15, the Company shall cause any newly created or acquired Restricted Subsidiary to comply with the provisions of Section 4.15 and this Article 10, to the extent applicable.
Section 10.04    Subrogation. Each Subsidiary Guarantor shall be subrogated to all rights of Holders of Notes against the Company in respect of any amounts paid by any Subsidiary Guarantor pursuant to the provisions of Section 10.01; provided that, if an Event of Default has occurred and is continuing, no Subsidiary Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Company under this Indenture or the Notes shall have been paid in full.
Section 10.05    Benefits Acknowledged. Each Subsidiary Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Subsidiary Guarantee are knowingly made in contemplation of such benefits.
Section 10.06    Release of Subsidiary Guarantees. A Subsidiary Guarantee by a Subsidiary Guarantor shall be automatically and unconditionally released and discharged, without any further action by such Subsidiary Guarantor, the Company or the Trustee, upon:

1.(a) the occurrence of (i) any sale, exchange, transfer or other disposition (by merger, consolidation or otherwise) of the Capital Stock of such Subsidiary Guarantor after which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary or (ii) the sale or disposition of all or substantially all of the assets and property of such Subsidiary Guarantor (other than by lease), which sale, exchange, transfer or other disposition under clauses (i) or (ii) of this clause (a) is made in compliance with the applicable provisions of this Indenture, including Section 4.10 (it being understood that only such portion of the Net Cash Proceeds as is required to be applied on or before the date of such release in accordance with the terms of this Indenture, if any, needs to be applied in accordance therewith at such time) and Section 5.01;
(b)unless an Event of Default has occurred and is continuing, the release or discharge of such Subsidiary Guarantor from its Guarantee of Indebtedness under the Senior Credit Facility or the release or discharge of such other Guarantee that resulted in the obligation to provide such Subsidiary Guarantee (except, in each case, a discharge or release by or as a result of payment under such Guarantee or the repayment or discharge of the guaranteed Indebtedness);
(c)the designation of any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with Section 4.07 and the definition of “Unrestricted Subsidiary”;
(d)such Subsidiary Guarantor constituting or becoming an Excluded Subsidiary as a result of a transaction or designation permitted by this Indenture; or
(e)the Company exercising its Legal Defeasance or Covenant Defeasance option under Article 8 or the Company’s obligations under this Indenture being discharged in accordance with the terms of this Indenture; and
2.the Company or such Subsidiary Guarantor delivering to the Trustee and the Collateral Agent an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.
ARTICLE 11
SATISFACTION AND DISCHARGE
Section 11.01    atisfaction and Discharge. This Indenture shall be discharged and shall cease to be of further effect as to all Notes, and the Subsidiary Guarantees and the Liens on the Collateral securing the Notes will be automatically released, when:
(1)either:
(a)all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced pursuant to Section 2.09 or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or
(b)all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, or will become due and payable within one year or may be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of re-

i.demption by the Trustee in the name, and at the expense, of the Company, and the Company or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee, as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination thereof, in such amounts as shall be sufficient without consideration of any reinvestment of interest to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to, but not including, the date of maturity or redemption; provided, that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the date of redemption. The amount of any Applicable Premium Deficit shall be set forth in an Officers’ Certificate delivered to the Trustee concurrently with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption. The Trustee shall have no liability whatsoever in the event that such Applicable Premium Deficit is not in fact paid in connection with such redemption;
(2)the deposit shall not result in a breach or violation of, or constitute a default under, any other material instrument to which the Company is a party or by which the Company is bound;
(3)the Company has paid or caused to be paid all sums payable by it under this Indenture;
(4)the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be; and
(5)if U.S. Government Obligations shall have been deposited in connection with such satisfaction and discharge, then as a further condition to such satisfaction and discharge, the Trustee shall have received a certificate from a nationally recognized firm of independent accountants to the effect set forth in Section 8.04(1).
Upon satisfaction of the conditions in clauses (1) – (5) above, the Trustee and the Collateral Agent shall acknowledge satisfaction and discharge of this Indenture with respect to the Notes on demand of the Company (accompanied by an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent specified herein relating to the satisfaction and discharge of this Indenture have been complied with) and at the cost and expense of the Company.
Notwithstanding the satisfaction and discharge of this Indenture, if money shall have been deposited with the Trustee pursuant to clause (1)(b) of this Section 11.01, the provisions of Section 11.02 and Section 8.06 shall survive.
Section 11.02    Application of Trust Money. Subject to the provisions of Section 8.06, all money deposited with the Trustee pursuant to Section 11.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.
If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 11.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Subsidiary Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01; provided that if the Company has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.
ARTICLE 12
COLLATERAL
Section 12.01    Collateral Documents. From and after the Effective Date and upon the execution and delivery of the Intercreditor Agreement and the Collateral Documents, the due and punctual payment of the principal of, premium, if any, additional interest, if any, or interest on the Notes when and as the same shall be due and payable, whether on an Interest Payment Date, at stated maturity thereof, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium, if any, additional interest, if any, or interest on the Notes and performance of all other Obligations of the Company and the Subsidiary Guarantors to the Holders, the Collateral Agent or the Trustee under this Indenture, the Notes, the Subsidiary Guarantees, the Intercreditor Agreement and the Collateral Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Collateral Documents, which define the terms of the Liens that secure the Notes Obligations, subject to the terms of the Intercreditor Agreement. The Trustee, the Company and the Subsidiary Guarantors hereby acknowledge and agree that the Collateral Agent holds the Collateral in trust for the benefit of the Holders, the Trustee and the Collateral Agent and pursuant to the terms of the Collateral Documents and the Intercreditor Agreement. Each Holder, by accepting a Note, consents and agrees to the terms of the Collateral Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) and the Intercreditor Agreement as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture and the Intercreditor Agreement, and authorizes and directs the Collateral Agent to enter into the Collateral Documents and the Intercreditor Agreement or joinders thereto on the Effective Date, and at any time after the Effective Date, if applicable, and to perform its obligations and exercise its rights thereunder in accordance therewith. The Company shall deliver to the Collateral Agent copies of all documents required to be filed pursuant to the Collateral Documents and will do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 12.01, to assure and confirm to the Collateral Agent the security interest in the Collateral contemplated hereby, by the Collateral Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. The Company shall, and shall cause the Subsidiary Guarantors to, take any and all actions and make all filings (including the filing of UCC financing statements, continuation statements and amendments thereto and filings at Companies House in the United Kingdom with respect to each English Guarantor) required to cause the Collateral Documents to create and maintain, as security for Notes Obligations, a valid and enforceable perfected Lien and security interest in and on all of the Collateral (subject to the terms of the Intercreditor Agreement and the Collateral Documents), in favor of the Collateral Agent for the benefit of the Notes Secured Parties. It is further understood and agreed that there shall be no Collateral Document (or other security agreements or pledge agreements) governed under the laws of any non-U.S. jurisdiction other than (i) with respect to the equity interests issued by and assets of the English Guarantors and (ii) with respect to the equity interests issued by and assets of any other Foreign Subsidiary that becomes, or is required to become, a Subsidiary Guarantor in accordance with the terms of this Indenture.
Section 12.02    Release of Collateral.
(a)The Collateral may be released from the Liens and security interests created by the Collateral Documents at any time and from time to time with respect to the Notes Obligations in accordance with the provisions of the Collateral Documents, the Intercreditor Agreement and this Indenture. Notwithstanding anything to the contrary in the Collateral Documents and this Indenture, the Liens on any relevant property or assets constituting Collateral securing the Notes Obligations shall be automatically released under any one or more of the following circumstances:
(i)to enable the Company or any Subsidiary Guarantor to consummate the sale, transfer or other disposition (including by the termination of Capital Leases or the repossession of the leased property in a Capital Lease by the lessor) of such property or assets (other than to the Company or any Subsidiary Guarantor) to the extent Section 4.10 hereof is complied with (it being understood that only such portion of the Net Cash Proceeds as is required to be applied on or before the date of such release in accordance with the terms of this Indenture, if any, needs to be applied in accordance therewith at such time);
(ii)in the case of a Subsidiary Guarantor that is released from its Subsidiary Guarantee with respect to the Notes pursuant to the terms of this Indenture, with respect to the property and other assets of such Subsidiary Guarantor, upon the release of such Subsidiary Guarantor from its Subsidiary Guarantee;
(iii)with respect to Collateral that is Capital Stock, upon the dissolution or liquidation of the issuer of that Capital Stock to the extent not prohibited by this Indenture;
(iv)with respect to any Collateral that is or becomes an Excluded Property;
(v)in connection with any enforcement action taken by the Applicable Authorized Representative (as defined in the Intercreditor Agreement) in accordance with the terms of the Intercreditor Agreement; or
(vi)in accordance with Article 9.
(b)The Liens on the Collateral securing the Notes Obligations shall also automatically and without the need for any further action by any Person be terminated and released:
(i)upon payment in full and discharge of the principal of, together with accrued and unpaid interest and premium, if any, on, the Notes and all other Obligations with respect to this Indenture, the Subsidiary Guarantees and the Collateral Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest and premium, if any, are paid;
(ii)upon a Legal Defeasance or Covenant Defeasance in accordance with Article 8 hereof, or a satisfaction and discharge of this Indenture in accordance with Section 11.01 hereof; or

(iii)pursuant to the applicable provisions of the Intercreditor Agreement or the Collateral Documents.
(c)In connection with any release of Collateral which requires execution by the Collateral Agent, the Collateral Agent and the Trustee shall receive an Officers’ Certificate stating that such release is permitted by this Indenture and the Collateral Documents and that all conditions precedent to such release have been complied with. With respect to any release of Collateral, upon receipt of an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent under this Indenture, the Collateral Documents and the Intercreditor Agreement, as applicable, to such release have been complied with and that it is permitted for the Trustee and/or the Collateral Agent to execute and deliver the documents requested by the Company in connection with such release and any necessary or proper instruments of termination, satisfaction or release prepared by the Company, the Trustee and the Collateral Agent shall execute, deliver or acknowledge (at the Company’s expense) such instruments or releases, without recourse, representations or warranties, to evidence the release of any Collateral permitted to be released pursuant to this Indenture, the Collateral Documents and the Intercreditor Agreement.
(d)Neither the Trustee nor the Collateral Agent shall be liable for any such release undertaken in reliance upon any such Officers’ Certificate or Opinion of Counsel, and notwithstanding any term hereof, in any Collateral Document or in the Intercreditor Agreement to the contrary, the Trustee and the Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction or termination, unless and until it receives such Officers’ Certificate and Opinion of Counsel.
Section 12.03    Suits to Protect the Collateral.
(a)Subject to the provisions of Article 7, the Collateral Documents and the Intercreditor Agreement, the Trustee may, or may direct the Collateral Agent to, take all actions they determine in order to:
(i)enforce any of the terms of the Collateral Documents; and
(ii)collect and receive any and all amounts payable in respect of the Obligations hereunder.
(b)Subject to the provisions of the Collateral Documents and the Intercreditor Agreement, the Trustee and the Collateral Agent shall have power to institute and to maintain such suits and proceedings as the Trustee or the Collateral Agent may determine to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Collateral Documents, the Intercreditor Agreement or this Indenture, and such suits and proceedings as the Trustee or the Collateral Agent may determine to preserve or protect its interests and the interests of the Holders of the Notes in the Collateral. Nothing in this Section 12.03 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Collateral Agent.
Section 12.04    Authorization of Receipt of Funds by the Trustee under the Collateral Documents. Subject to the provisions of the Intercreditor Agreement, the Trustee is authorized to receive any funds for the benefit of the Holders of the Notes distributed under the Collateral Documents and to make further distributions of such funds to the Holders of such Notes according to the provisions of this Indenture.

Section 12.05    Purchaser Protected. In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Collateral Agent or the Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article 12 to be sold be under any obligation to ascertain or inquire into the authority of the Company or any Subsidiary Guarantor to make any such sale or other transfer.
Section 12.06    Powers Exercisable by Receiver or Trustee. In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 12 upon the Company or a Subsidiary Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or a Subsidiary Guarantor or of any Officer or Officers thereof required by the provisions of this Article 12; and if the Trustee or the Collateral Agent shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee or the Collateral Agent.
Section 12.07    Release Upon Termination of the Company’s Obligations. In the event that the Company delivers to the Trustee an Officers’ Certificate certifying that (i) payment in full of the principal of, together with accrued and unpaid interest, if any, on, the Notes and all other Obligations under this Indenture, the Notes, the Subsidiary Guarantees and the Collateral Documents that were due and payable at or prior to the time such principal, together with accrued and unpaid interest, if any, were paid or (ii) the Company shall have either (x) exercised their Legal Defeasance option or their Covenant Defeasance option with respect to the Notes, in each case in compliance with the provisions of Article 8 hereof or (y) satisfied and discharged this Indenture as to the Notes in compliance with the provisions of Article 11 hereof, and in each case of (i) and (ii) above, an Opinion of Counsel stating that all conditions precedent to the release of such Lien on the Collateral by the Trustee and the Collateral Agent have been satisfied, the Trustee and the Collateral Agent shall deliver to the Company a release of such Lien on the Collateral with respect to the Notes without recourse, representations or warranties and shall do or cause to be done (at the expense of the Company) all acts reasonably requested of them to release such Lien as soon as is reasonably practicable.
Section 12.08    Collateral Agent.
(a)The Company and each of the Holders, by acceptance of the Notes, hereby designate and appoint the Collateral Agent as their agent under this Indenture, the Collateral Documents and the Intercreditor Agreement, and the Company and each of the Holders, by acceptance of the Notes, hereby irrevocably authorize the Collateral Agent to take such action on their behalf under the provisions of this Indenture, the Collateral Documents and the Intercreditor Agreement and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Indenture, the Collateral Documents and the Intercreditor Agreement, and consent and agree to the terms of the Intercreditor Agreement and each Collateral Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms. The Collateral Agent agrees to act as such on the express conditions contained in this Section 12.08. Each Holder agrees that any action taken by the Collateral Agent in accordance with the provisions of this Indenture, the Intercreditor Agreement and the Collateral Documents, and the exercise by the Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Collateral Documents and the Intercreditor Agreement, the duties of the Collateral Agent shall be ministerial and administrative in nature, and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, in the Collateral Documents and in the Intercreditor Agreement to which the Collateral Agent is a party, nor shall the Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder, the Company or any Subsidiary Guarantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Collateral Documents and the Intercreditor Agreement or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
(b)The Collateral Agent may perform any of its duties under this Indenture, the Collateral Documents or the Intercreditor Agreement by or through receivers, agents, employees, attorneys-in-fact or with respect to any specified Person, such Person’s Affiliates and the respective officers, directors, employees, agents, advisors and attorneys-in-fact of such Person and its Affiliates (each, a “Related Person”), and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel. The Collateral Agent shall not be responsible for the negligence or misconduct of any receiver, agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made in good faith and with due care.
(c)None of the Collateral Agent or any of their respective Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or under or in connection with any Collateral Document or the Intercreditor Agreement or the transactions contemplated thereby (except for its own gross negligence or willful misconduct) or (ii) be responsible in any manner to the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Company or any Subsidiary Guarantor or Affiliate of the Company or any Subsidiary Guarantor, or any Officer or Related Person thereof, contained in this Indenture, the Collateral Documents or the Intercreditor Agreement, or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Indenture, the Collateral Documents or the Intercreditor Agreement, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture, the Collateral Documents or the Intercreditor Agreement, or for any failure of the Company or any Subsidiary Guarantor or any other party to this Indenture, the Collateral Documents or the Intercreditor Agreement to perform its obligations hereunder or thereunder. None of the Collateral Agent or any of their respective Related Persons shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture, the Collateral Documents or the Intercreditor Agreement or to inspect the properties, books or records of the Company or any Subsidiary Guarantor or any of the Company’s or Subsidiary Guarantor’s Affiliates.
(d)The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, order, judgment, consent, certificate, affidavit, letter, telegram, facsimile, certification, or other document (including those by e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Company or any Subsidiary Guarantor), independent accountants and other experts and advisors selected by the Collateral Agent. The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, judgment, bond, debenture or other paper or document. The Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture, the Collateral Documents or the Intercreditor Agreement unless it shall first receive such advice or concurrence of the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes as it determines and, if it so requests, it shall first be offered indemnity to its satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture, the Collateral Documents or the Intercreditor Agreement in accordance with a request, direction, instruction or consent of the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.
(e)The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless an Officer of the Collateral Agent shall have received written notice from the Trustee or the Company referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article 6 or the Holders of a majority in aggregate principal amount of the then outstanding Notes (subject to this Section 12.08).
(f)The Collateral Agent may resign at any time by 30 days’ written notice to the Trustee and the Company, such resignation to be effective upon the acceptance of a successor agent to its appointment as the Collateral Agent. If the Collateral Agent resigns under this Indenture, the Company shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Collateral Agent (as stated in the notice of resignation), the Trustee, at the direction of the Holders of a majority of the aggregate principal amount of the then outstanding Notes, may appoint a successor collateral agent, subject to the consent of the Company (which consent shall not be unreasonably withheld or delayed and which shall not be required during a continuing Event of Default). If no successor collateral agent is appointed and consented to by the Company pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation), the retiring Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor at the sole expense of the Company. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent, and the term “Collateral Agent” shall mean such successor collateral agent, and the retiring Collateral Agent’s appointment, powers and duties as the Collateral Agent shall be terminated. After the retiring Collateral Agent’s resignation hereunder, the Collateral Agent shall be fully and immediately discharged of all responsibilities under this Indenture and the Collateral Documents to which it is a party; provided that the provisions of this Section 12.08 and Section 7.07 shall continue to inure to its benefit, and the retiring Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Indenture.
(g)Except as otherwise explicitly provided herein or in the Collateral Documents or the Intercreditor Agreement, neither the Collateral Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.
(h)The Collateral Agent is authorized and directed to (i) enter into the Collateral Documents to which it is party, whether executed on or after the Effective Date, (ii) enter into the Intercreditor Agreement (including pursuant to joinders thereto) or any Customary Intercreditor Agreement contemplated by this Indenture, (iii) make the representations of the Holders set forth in the Collateral Documents and Intercreditor Agreement (or any Customary Intercreditor Agreement), (iv) bind the Holders on the terms as set forth in the Collateral Documents and the Intercreditor Agreement (or any Customary Intercreditor Agreement) and (v) perform and observe its obligations under the Collateral Documents and the Intercreditor Agreement (or any Customary Intercreditor Agreement).
(i)If at any time or times the Trustee shall receive (i) by payment, foreclosure, setoff or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article 6, the Trustee shall promptly turn the same over to the Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Collateral Agent such proceeds to be applied by the Collateral Agent pursuant to the terms of this Indenture, the Collateral Documents and the Intercreditor Agreement.
(j)The Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession, or which the Collateral Agent requires or considers necessary or desirable to perfect or better perfect the Holders’ security interest. Should any Trustee obtain possession of any such Collateral, upon request from the Company, the Trustee shall notify the Collateral Agent thereof and promptly shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.
(k)The Collateral Agent shall have no obligation whatsoever to the Trustee or any of the Holders (and the Trustee shall have no obligation whatsoever to the Holders) to assure that the Collateral exists or is owned by the Company or any Subsidiary Guarantor or is cared for, protected or insured or has been encumbered, or that the Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all or the Company’s or such Subsidiary Guarantor’s property constituting Collateral intended to be subject to the Lien and security interest of the Collateral Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent pursuant to this Indenture, any Collateral Document or the Intercreditor Agreement other than pursuant to the instructions of the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes or as otherwise provided in the Collateral Documents.
(l)If the Company or any Subsidiary Guarantor (i) incurs any obligations in respect of First Lien Obligations at any time when no applicable intercreditor agreement is in effect or at any time when Indebtedness constituting First Lien Obligations entitled to the benefit of an existing Intercreditor Agreement is concurrently retired and (ii) delivers to the Collateral Agent an Officers’ Certificate so stating and requesting the Collateral Agent to enter into an intercreditor agreement (on substantially the same terms as the applicable Intercreditor Agreement) in favor of a designated agent or representative for the holders of the First Lien Obligations so incurred, together with an Opinion of Counsel, the Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Company, including legal fees and expenses of the Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder; provided that neither an Officers’ Certificate nor an Opinion of Counsel shall be required pursuant to this Section 12.08(l) in connection with the applicable Intercreditor Agreement (including pursuant to a joinder thereto) to be entered into by the Collateral Agent on the Effective Date.

(m)No provision of this Indenture, the Intercreditor Agreement or any Collateral Document shall require the Collateral Agent (or the Trustee) to expend or risk their own funds or otherwise incur any financial liability in the performance of any of their duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee in the case of the Collateral Agent) unless they shall have received indemnity satisfactory to the Collateral Agent and the Trustee against potential costs and liabilities incurred by the Collateral Agent (or the Trustee) relating thereto. Notwithstanding anything to the contrary contained in this Indenture, the Intercreditor Agreement or the Collateral Documents, in the event the Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Collateral Agent has determined that the Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances. The Collateral Agent shall at any time be entitled to cease taking any action described in this clause if it no longer reasonably deems any indemnity, security or undertaking from the Company or the Holders to be sufficient.
(n)The Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture, the Intercreditor Agreement and the Collateral Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from their own gross negligence or willful misconduct, (ii) shall not be liable for interest on any money received by it except as the Collateral Agent may agree in writing with the Company (and money held in trust by the Collateral Agent need not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of their selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in reliance upon the advice or opinion of such counsel. The grant of permissive rights or powers to the Collateral Agent shall not be construed to impose duties to act.
(o)Neither the Collateral Agent nor the Trustee shall be liable for delays or failures in performance resulting from acts caused by, directly or indirectly, forces beyond their control. Such acts shall include, but not be limited to, acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. Neither the Collateral Agent nor the Trustee shall be liable for any indirect, special, punitive, incidental or consequential damages (included, but not limited to, lost profits) whatsoever, even if they have been informed of the likelihood thereof and regardless of the form of action.
(p)The Collateral Agent do not assume any responsibility for any failure or delay in the performance or any breach by the Company or any Subsidiary Guarantor under this Indenture, the Intercreditor Agreement and the Collateral Documents. The Collateral Agent shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in this Indenture, the Collateral Documents, the Intercreditor Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Indenture, the Intercreditor Agreement or any Collateral Document; the execution, validity, genuineness, effectiveness or enforceability of the Intercreditor Agreement and any Collateral Documents of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture, the Intercreditor Agreement and the Collateral Documents. The Collateral Agent shall have no obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture, the Intercreditor Agreement and the Collateral Documents or the satisfaction of any conditions precedent contained in this Indenture, the Intercreditor Agreement and any Collateral Documents. The Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture, the Intercreditor Agreement and the Collateral Documents unless expressly set forth hereunder or thereunder. The Collateral Agent shall have the right at any time to seek instructions from the Holders with respect to the administration of this Indenture, the Collateral Documents and the Intercreditor Agreement.
(q)The parties hereto and the Holders hereby agree and acknowledge that neither the Collateral Agent nor the Trustee shall assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including, but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the Intercreditor Agreement, the Collateral Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture, the Intercreditor Agreement and the Collateral Documents, the Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Collateral Agent in the Collateral and that any such actions taken by the Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral. In the event that the Collateral Agent or the Trustee is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Collateral Agent or the Trustee’s sole discretion may cause the Collateral Agent or the Trustee to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., or otherwise cause the Collateral Agent or the Trustee to incur liability under CERCLA or any other federal, state, provincial or local law, the Collateral Agent and the Trustee reserves the right, instead of taking such action, to either resign as the Collateral Agent or the Trustee or arrange for the transfer of the title or control of the asset to a court-appointed receiver. Neither the Collateral Agent nor the Trustee shall be liable to the Company, the Subsidiary Guarantors or any other Person for any environmental claims or contribution actions under any federal, state, provincial or local law, rule or regulation by reason of the Collateral Agent or the Trustee’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment. If at any time it is necessary or advisable for property to be possessed, owned, operated or managed by any Person (including the Collateral Agent or the Trustee) other than the Company or the Subsidiary Guarantors, Holders of a majority in aggregate principal amount of the then outstanding Notes shall direct the Collateral Agent or the Trustee to appoint an appropriately qualified Person (excluding the Collateral Agent or the Trustee) who they shall designate to possess, own, operate or manage, as the case may be, the property.
(r)Upon the receipt by the Collateral Agent of a written request of the Company signed by an Officer (a “Collateral Document Order”), the Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder or the Trustee, any Collateral Document or amendment or supplement thereto, to be executed after the Effective Date. Such Collateral Document Order shall (i) state that it is being delivered to the Collateral Agent pursuant to, and is a Collateral Document Order referred to in, this Section 12.08(r), and (ii) instruct the Collateral Agent to execute and enter into such Collateral Document or amendment or supplement thereto. Any such exe-

cution of a Collateral Document or amendment or supplement thereto shall be at the direction and expense of the Company, upon delivery to the Collateral Agent of an Officers’ Certificate and, if requested by the Collateral Agent, an Opinion of Counsel, each stating that all conditions precedent to the execution and delivery of the Collateral Document or amendment or supplement thereto have been complied with. The Holders, by their acceptance of the Notes, hereby authorize and direct the Collateral Agent to execute such Collateral Documents or amendment or supplement thereto. Notwithstanding the foregoing, the Collateral Agent shall execute the Collateral Documents on the Effective Date without the delivery of any Collateral Document Order, Officers’ Certificate or any opinions, and shall be fully protected in doing so.
(s)Subject to the provisions of the applicable Collateral Documents and the Intercreditor Agreement, each Holder, by acceptance of the Notes, agrees that the Collateral Agent shall execute and deliver the Intercreditor Agreement and the Collateral Documents to which they are parties and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof. For the avoidance of doubt, the Collateral Agent shall have no discretion under this Indenture, the Intercreditor Agreement or the Collateral Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes or the Trustee, as applicable.
(t)After the occurrence and continuance of a Declared Default (other than in connection with the Security Agreement) or an Event of Default, the Trustee, acting at the direction of the Holders of a majority of the aggregate principal amount of the then outstanding Notes, may direct the Collateral Agent in connection with any action required or permitted by this Indenture, the Collateral Documents or the Intercreditor Agreement. The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless an Officer of the Collateral Agent shall have received written notice from the Trustee or the Company referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article 6 or the Holders of a majority in aggregate principal amount of the then outstanding Notes (subject to this Section 12.08).
(u)The Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Collateral Documents or the Intercreditor Agreement and, to the extent not prohibited under the Intercreditor Agreement, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.13 and the other provisions of this Indenture.
(v)In each case that the Collateral Agent may or is required hereunder or under any Collateral Document or the Intercreditor Agreement to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any Collateral Document or any Intercreditor Agreement, the Collateral Agent may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. The Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by them in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. If the Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Collateral Agent shall be entitled to refrain from such Action unless and until the Collateral Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, and the Collateral Agent shall not incur liability to any Person by reason of so refraining.

(w)Notwithstanding anything to the contrary in this Indenture, in any Collateral Document or the Intercreditor Agreement, in no event shall the Collateral Agent or the Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture, the Collateral Documents or the Intercreditor Agreement (including, without limitation, the filing, continuation or renewal of any UCC financing statement, continuation statements, renewals and amendments thereto or continuation statements or similar documents or instruments and filings at Companies House in the United Kingdom with respect to each English Guarantor), nor shall the Collateral Agent or the Trustee be responsible for, and neither the Collateral Agent nor the Trustee make any representation regarding, the validity, effectiveness or priority of any of the Collateral Documents or the security interests or Liens intended to be created thereby.
(x)Before the Collateral Agent acts or refrains from acting in each case at the request or direction of the Company or the Subsidiary Guarantors, it may require an Officers’ Certificate and an Opinion of Counsel, which shall conform to the provisions of this Section 12.08.
(y)Notwithstanding anything to the contrary contained herein, the Collateral Agent shall act pursuant to the instructions of the Holders and the Trustee solely with respect to the Collateral Documents and the Collateral.
(z)The rights, privileges, benefits, immunities, indemnities and other protections given to the Trustee are extended to, and shall be enforceable by, the Collateral Agent as if the Collateral Agent was named as the Trustee herein and the Collateral Documents were named in this Indenture herein; provided, however, (i) the Collateral Agent shall only be liable to extent of its gross negligence, willful misconduct or bad faith; and (ii) in and during an Event of Default, only the Trustee, and not the Collateral Agent, shall be subject to the prudent person standard.
(aa)Subject to the provisions of the applicable Collateral Documents and the Intercreditor Agreement, each Holder, by acceptance of the Notes, agrees that the Collateral Agent shall execute and deliver the Intercreditor Agreement and the Collateral Documents to which it is a party and all agreements, documents and instruments incidental thereto (including any releases permitted hereunder), and act in accordance with the terms thereof. For the avoidance of doubt, the Collateral Agent shall not be required to exercise discretion under this Indenture, the Collateral Documents or the Intercreditor Agreement and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes or the Trustee, as applicable, except as otherwise expressly provided for herein or in any Collateral Document. For purposes of clarity, phrases such as “satisfactory to the Collateral Agent”, “approved by the Collateral Agent”, “acceptable to the Collateral Agent”, “in the Collateral Agent’s discretion”, “selected by the Collateral Agent”, “requested by the Collateral Agent” and phrases of similar import authorize and permit the Collateral Agent to approve, disapprove, determine, act or decline to act in its discretion.
(bb)The Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Collateral Documents and to the extent not prohibited under the Intercreditor Agreement, for turnover to the Trustee to make further distributions of such funds to itself and the Holders in accordance with the provisions of Section 6.13 hereof and the other provisions of this Indenture.
(cc)The Company and the Subsidiary Guarantors shall pay compensation to, reimburse expenses of and indemnify the Collateral Agent in accordance with Section 7.07. Accordingly, the reference to the “Trustee” in Section 7.07 shall be deemed to include the reference to the Collateral Agent.

(dd)    Anything in this Indenture, any Collateral Document or the Intercreditor Agreement notwithstanding, in no event shall the Collateral Agent be responsible or liable for special, indirect, incidental, punitive, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.
(ee)    Neither the Collateral Agent nor the Trustee shall have any responsibility for preparing, recording, filing, re-recording, or re-filing any financing statement, perfection statement, continuation statement or other instrument in any public office or for otherwise ensuring the perfection or maintenance of any security interest granted pursuant to this Indenture or the Collateral Documents.
(ff)    The Trustee and Collateral Agent shall be under no obligation to effect or maintain insurance or to renew any policies of insurance or to inquire as to the sufficiency of any policies of insurance carried by the Company or any Subsidiary Guarantor, or to report, or make or file claims or proof of loss for, any loss or damage insured against or that may occur, or to keep itself informed or advised as to the payment of any taxes or assessments, or to require any such payment to be made.
Section 12.09    Other Limitations.
(a)    Liens required to be granted from time to time pursuant to this Indenture shall be subject to exceptions and limitations set forth in the Collateral Documents.
(b)    Control agreements or other control or similar arrangements shall not be required with respect to deposit accounts, securities accounts, commodities accounts or other assets requiring perfection by control agreements.
(c)    No actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the United States (other than in respect of an English Guarantor) (including any Capital Stock of any Foreign Subsidiary (other than any Capital Stock of an English Guarantor) and foreign intellectual property (other than foreign intellectual property secured under an English Security Document entered into by an English Guarantor)) or to perfect or make enforceable any security interests in any such assets (it being understood that there shall be no Collateral Document (or other security agreements or pledge agreements) governed under the laws of any non-U.S. jurisdiction other than (i) with respect to the equity interests issued by and assets of the English Guarantors and (ii) with respect to the equity interests issued by and assets of any other Foreign Subsidiary that becomes, or is required to become, a Subsidiary Guarantor in accordance with the terms of this Indenture).
(d)    No actions shall be required to perfect a security interest in letter of credit rights (other than the filing of a UCC financing statement or the equivalent filing required in England and Wales).
ARTICLE 13
MISCELLANEOUS
Section 13.01    Notices. Any notice or communication by the Company, any Subsidiary Guarantor, the Trustee or the Collateral Agent to the others is duly given if in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), e-mail or overnight air courier guaranteeing next day delivery, to the others’ addresses:

If to the Company and/or any Subsidiary Guarantor:
c/o Fortrea Holdings Inc.
8 Moore Drive
Durham, North Carolina 22709
Attention: Stillman Hanson
Email: Stillman.hanson@fortrea.com
With a copy to (which shall not itself constitute proper notice):
Jones Day
1221 Peachtree Street NE, Suite 500
Atlanta, GA 30361
Attention: Joel T. May
Email: jtmay@jonesday.com
If to the Trustee or the Collateral Agent:
U.S. Bank Trust Company, National Association
Attention: Global Corporate Trust
214 N. Tryon Street, 27th Floor
Charlotte, North Carolina 28202
Attention: Allison Lancaster-Poole
Facsimile: (704) 335-4676
Email: allison.lancasterpoole@usbank.com
The Company, any Subsidiary Guarantor, the Trustee or the Collateral Agent, by notice to the others, may designate additional or different addresses for subsequent notices or communications.
All notices and communications shall be deemed to have been duly given: by publication, on the first date on which publication is made, at the time delivered by hand, if personally delivered; three Business Days after being deposited in the mail, postage prepaid, if mailed by first-class mail; by email, on the first date on which electronic delivery is made; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next-day delivery; provided that notice to the Trustee or the Collateral Agent shall be deemed given only upon actual receipt (which actual receipt shall be promptly confirmed to the sender by the Trustee or the Collateral Agent, as applicable).
Any notice or communication to a Holder shall be delivered electronically in accordance with the procedures of DTC if the Notes are in global form or otherwise mailed by first-class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next-day delivery to its address shown on the register kept by the Registrar or by other electronic means or such other delivery system as the Trustee agrees to accept.. Failure to deliver a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.
If a notice or communication is delivered in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.
If the Company furnishes a notice or communication to Holders, they shall furnish a copy to the Trustee, the Collateral Agent and each Agent at the same time in the same manner.

Section 13.02    Communication by Holders of Notes with Other Holders of Notes. At the request of any Holder, the Trustee shall promptly provide such Holder with the names and addresses of each of the Holders identified on the Note Register.
Section 13.03    Certificate and Opinion as to Conditions Precedent.
(a)    Upon any request or application by the Company or any of the Subsidiary Guarantors to the Trustee and/or the Collateral Agent, as applicable, to take any action under this Indenture or any Collateral Document, the Company or such Subsidiary Guarantor, as the case may be, shall furnish to the Trustee, or if such actions relate to a Collateral Agent or the Intercreditor Agreement, the Collateral Agent:
(i)An Officers’ Certificate in form and substance reasonably satisfactory to the Trustee or the Collateral Agent, as applicable (which shall include the statements set forth in Section 13.04) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture and any applicable Collateral Document relating to the proposed action have been complied with; and
(ii)An Opinion of Counsel in form and substance reasonably satisfactory to the Trustee or the Collateral Agent, as applicable (which shall include the statements set forth in Section 13.04) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with.
Section 13.04    Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04) shall include:
(a)    a statement that the Person making such certificate or opinion has read such covenant or condition;
(b)    a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
(c)    a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officers’ Certificate as to matters of fact); and
(d)    a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.
Section 13.05    Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.
Section 13.06    No Personal Liability of Directors, Officers, Employees and Stockholders. No director, officer, employee, incorporator or stockholder of the Company or the Subsidiary Guarantors, as such, shall have any liability for any obligations of the Company or the Subsidiary Guarantors under the Notes, this Indenture, the Subsidiary Guarantees, the Intercreditor Agreement or any Collateral Document or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities law.
Section 13.07    Governing Law. THIS INDENTURE, THE NOTES AND ANY SUBSIDIARY GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
Section 13.08    Waiver of Jury Trial. EACH OF THE COMPANY, THE SUBSIDIARY GUARANTORS, THE TRUSTEE AND THE COLLATERAL AGENT (AND THE HOLDERS BY THEIR ACCEPTANCE OF THE NOTES) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR ANY SUBSIDIARY GUARANTEE, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
Section 13.09    Force Majeure. In no event shall the Trustee or the Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.
Section 13.10    No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.
Section 13.11    Successors. All agreements of the Company in this Indenture and the Notes shall bind its successors. All agreements of the Trustee and/or the Collateral Agent, as applicable, in this Indenture shall bind its successors. All agreements of each Subsidiary Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.06.
Section 13.12    Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 13.13    Counterpart Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Indenture or any document to be signed in connection with this Indenture (other than the Notes) shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Section 13.14    Table of Contents, Headings, etc. The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.
Section 13.15    Intercreditor Agreement. Each Holder, by its acceptance of a Note, (a) agrees that it will be subject to and bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (b) authorizes and instructs the Trustee and the Collateral Agent to enter into the Intercreditor Agreement (including pursuant to joinders thereto) as Trustee and as Collateral Agent, as the case may be, and on behalf of such Holder, including, without limitation, making the representations of the Holders contained therein. The foregoing provisions are intended as an inducement to the lenders under the Senior Credit Facility to extend credit and such lenders are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.
Section 13.16    Jurisdiction; Service of Process. The Company and each Subsidiary Guarantor irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Trustee, the Collateral Agent, any Holder, or any Affiliate of the foregoing in any way relating to this Indenture, the Notes or any other Collateral Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof (except solely to the extent required for a document governed by non-U.S. law), and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Indenture or in any other Collateral Document shall affect any right that the Trustee or any Holder may otherwise have to bring any action or proceeding relating to this Indenture, the Notes or any other Collateral Document against the Company or any other Subsidiary Guarantor or its properties in the courts of any jurisdiction.
(b)    Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Indenture, the Notes or the other Collateral Documents in any New York State or federal court referred to in Section 13.16(a). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c)    Each party to this Indenture irrevocably consents to service of process in the manner provided for notices in Section 13.01. Nothing in this Indenture will affect the right of any party to this Indenture or any other Collateral Document to serve process in any other manner permitted by law. Subsidiary Guarantors that are Foreign Subsidiaries hereby consent to service of process for them being given to the Company and appoint the Company as their agent for such service. Further, each Subsidiary Guarantor that is a Foreign Subsidiary waives any immunity it may have under any non-U.S. law or otherwise in relation to the jurisdiction or ruling of any aforementioned New York State or federal courts.

ARTICLE 14
ESCROW MATTERS
Section 14.01    Escrow Account. Concurrently with the closing on the Issue Date, the Company will enter into an escrow agreement (the “Escrow Agreement”) with Labcorp, the Escrow Agent and the Trustee, and deposit or cause to be deposited the gross proceeds of the offering of the Initial Notes (together with any investment earnings thereon, the Special Mandatory Redemption Deposit, and any other deposits made to the Escrow Account on or prior to the Special Mandatory Redemption Date, collectively, the “Escrowed Funds”), into a segregated escrow account (the “Escrow Account”). The Company will grant the Trustee, for its benefit and the benefit of the Holders of the Notes, a first-priority Lien on and security interest in the Escrow Account and all deposits and investment property therein to secure the payment of the Special Mandatory Redemption Price; provided, however, that such Lien and security interest shall be automatically released on and terminate at such time as the Escrowed Funds are released from escrow as described below (the “Release”).
Section 14.02    Release of Escrowed Funds.
(a)    If a Special Mandatory Redemption of the Notes is to occur pursuant to Section 3.10, (i) the Escrow Agent will release the Escrowed Funds from the Escrow Account to the Trustee and (ii) the Trustee shall pay such amounts to the Paying Agent, each in accordance with the terms of the Escrow Agreement.
(b)    Upon delivery by the Company of an Officers’ Certificate to the Trustee and the Escrow Agent confirming that the following conditions set forth below in clauses (i) through (iv) (the “Release Conditions”) have occurred or will occur, the Company will be entitled to direct the Escrow Agent to release the Escrowed Funds from the Escrow Account in accordance with the terms of the Escrow Agreement:
(i)the Effective Time will occur no later than 11:59 PM on the Effective Date on substantially the terms described in the Offering Memorandum and the Escrowed Funds will be applied in the manner described under “Use of Proceeds” in the Offering Memorandum;
(ii)the provisions of the Subsidiary Guarantees, pursuant to the Effective Date Supplemental Indenture, and the granting of security interests on the Collateral of the Company and the Subsidiary Guarantors pursuant to the Collateral Documents will each be consummated immediately following the Effective Time on the Effective Date;
(iii)the term loan lenders under the Senior Credit Facility have funded, or will fund, substantially concurrently with the Release, the term loans thereunder in an aggregate principal amount of $1,070.0 million, less any applicable discounts, fees and expenses; and
(iv)no Default under this Indenture shall have occurred and be continuing.
Upon their Release, the Escrowed Funds will be delivered to the Company (or as the Company directs) and the Company shall apply them (or cause them to be applied) in the manner described under “Use of Proceeds” in the Offering Memorandum.
Section 14.03    Trustee Direction to Execute the Escrow Agreement. The Trustee is hereby authorized and directed to execute and deliver the Escrow Agreement.

Section 14.04    Amendment of the Escrow Agreement. No provisions of the Escrow Agreement (including, without limitation, those relating to the release of the Escrowed Funds) may be amended or waived in a manner that would adversely affect the Holders without the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes.
[Signatures on following page]

FORTREA HOLDINGS INC.

By:	/s/ Jill McConnell
	Name:	Jill McConnel
	Title:	Chief Financial Officer
Signature Page to Indenture

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee and Collateral Agent

By:	/s/ Allison Lancaster-Poole
	Name:	Allison Lancaster-Poole
	Title:	Vice President
Signature Page to Indenture

EXHIBIT A
[FORM OF FACE OF INITIAL NOTE]
[Global Notes Legend]
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.
[Restricted Notes Legend]
THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR] [IN THE CASE OF REGULATION S NOTES: 40 DAYS] AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE COMPANY, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURI-

TIES ACT, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHTS PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (1) PURSUANT TO CLAUSE (C), (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND (2) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THIS NOTE IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]

CUSIP: [          ]
ISIN: [          ]1
[RULE 144A][REGULATION S][GLOBAL] NOTE
7.500% Senior Secured Notes due 2030
No. [
FORTREA HOLDINGS INC.
[promises to pay to CEDE & CO. or registered assigns, the principal sum set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto [of up to __________ United States Dollars on July 1, 2030.] [USE ONLY FOR GLOBAL NOTES.]]
[promises to pay to [          ] or registered assigns, the principal sum of [__________ United States
Dollars] on July 1, 2030. [USE ONLY FOR DEFINITIVE NOTES]]
Interest Payment Dates: January 1 and July 1, commencing January 1, 2024
Record Dates: December 15 and June 15
1              Rule 144A Note CUSIP: 34965K AA5
Rule 144A Note ISIN: US34965KAA51
Regulation S Note CUSIP: U31685 AA5
Regulation S Note ISIN: USU31685AA57

IN WITNESS HEREOF, the Company has caused this instrument to be duly executed.
Dated: [             ]

FORTREA HOLDINGS INC.

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[Back of Note]
7.500% Senior Secured Notes due 2030
Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.
1.    INTEREST. Fortrea Holdings Inc., a Delaware corporation, promises to pay interest on the principal amount of this Note at 7.500% per annum from June 27, 2023 until maturity. The Company will pay interest semi-annually in arrears on January 1 and July 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that the first Interest Payment Date shall be January 1, 20242. The Company will pay interest (including Post-Petition Interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes; it shall pay interest (including Post-Petition Interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the interest rate on the Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
2.    METHOD OF PAYMENT. The Company will pay interest on the Notes to the Persons who are Holders at the close of business on December 15 and June 15 (whether or not a Business Day), as the case may be, next preceding the Interest Payment Date, even if such Notes are canceled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.14 of the Indenture with respect to defaulted interest. Principal of, premium, if any, and interest on the Notes will be payable at the office or agency of the Company maintained for such purpose or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their respective addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of, and premium (if any) and interest on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent in accordance with the Indenture. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.
3.    PAYING AGENT AND REGISTRAR. Initially, the Trustee under the Indenture will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to the Holders. The Company or any of its Restricted Subsidiaries may act in any such capacity.
4.    INDENTURE. The Company issued the Notes under an Indenture, dated as of June 27, 2023 (the “Indenture”), among Fortrea Holdings Inc., the Subsidiary Guarantors from time to time party thereto, the Trustee and the Collateral Agent. This Note is one of a duly authorized issue of notes of the Company designated as its 7.500% Senior Secured Notes due 2030. The Company shall be entitled to issue Additional Notes subject to compliance with Sections 2.01, 4.09 and 4.12 of the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this
2 Update for any Additional Notes issued after the Issue Date.

Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.
The Notes are senior secured obligations of the Company. The aggregate principal amount of Notes that may be authenticated and delivered under the Indenture is unlimited. This Note is one of the 7.500% Senior Secured Notes due 2030 referred to in the Indenture. The Notes include (i) $570,000,000 aggregate principal amount of the Company’s 7.500% Senior Secured Notes due 2030 issued under the Indenture on June 27, 2023 (herein called “Initial Notes”) and (ii) if and when issued, additional 7.500% Senior Secured Notes due 2030 of the Company that may be issued from time to time under the Indenture subsequent to June 27, 2023 (herein called “Additional Notes”) as provided in Section 2.01(a) of the Indenture. The Initial Notes and Additional Notes are treated as a single class of securities under the Indenture. The Indenture imposes certain covenants as specified in Article 4 thereof. The Indenture also imposes requirements with respect to the provision of financial information and the provision of guarantees of the Notes by certain subsidiaries.
To guarantee the due and punctual payment of the principal, premium, if any, and interest on the Notes and all other amounts payable by the Company under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Subsidiary Guarantors have unconditionally guaranteed (and future guarantors, together with the Subsidiary Guarantors, will unconditionally Guarantee), jointly and severally, such obligations on a senior secured basis pursuant to the terms of the Indenture.
5.    OPTIONAL REDEMPTION.
(a)    Except as described below under clauses 5(b) and 5(c), the Notes will not be redeemable at the Company’s option before July 1, 2026.
(b)    At any time prior to July 1, 2026, upon not less than 10 nor more than 60 days’ prior notice delivered in accordance with the procedures of DTC if the Notes are in global form or otherwise mailed by first-class mail to each Holder’s registered address, the Company may redeem all or part of the Notes at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date).
(c)    At any time prior to July 1, 2026, the Company may on any one or more occasions redeem up to 40% of the aggregate principal amount of Notes issued under the Indenture (calculated after giving effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 107.500% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date); provided that:
(1)    at least 50% of the aggregate original principal amount of Notes issued under the Indenture issued on the Issue Date (excluding Notes held by the Company or any of its Subsidiaries) remains outstanding immediately after each such redemption; and
(2)    the redemption occurs within 180 days after the closing of such Equity Offering.
(d)    On and after July 1, 2026, the Company may, at its option, redeem all or, from time to time, a part of the Notes upon not less than 10 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount of the Notes to be redeemed) plus accrued and unpaid interest to, but not including, the applicable redemption date (subject to the right of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date), if redeemed during the twelve-month period beginning on July 1 of the years indicated below:

Year	Percentage
2026	103.750%
2027	101.875%
2028 and thereafter	100.000%
(e)    Any redemption pursuant to this paragraph 5 shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture.
6.    MANDATORY REDEMPTION. Except as described in Section 3.10 of the Indenture, the Company shall not be required to make mandatory redemption or sinking fund payment with respect to the Notes.
7.    NOTICE OF REDEMPTION. Subject to Section 3.09 of the Indenture, the Company shall deliver or cause to be delivered notices of redemption in accordance with the procedures of DTC if the Notes are in global form or otherwise mail or cause to be mailed by first-class mail, postage prepaid, notices of redemption at least 10 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at such Holder’s registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with Article 8 or Article 11 of the Indenture. Notes and portions of Notes selected shall be in amounts of $2,000 or whole multiples of $1,000 on excess thereof; no Notes of $2,000 or less can be redeemed in part, except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not $2,000 or a multiple of $1,000 in excess thereof, shall be redeemed or purchased. Subject to Section 3.05 of the Indenture, on and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption. Notice of any redemption, whether in connection with an Equity Offering, other transaction or otherwise, may be given prior to the completion thereof, and any such redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering or other transaction.
8.    OFFERS TO REPURCHASE.
(a)    If a Change of Control occurs, unless the Company has exercised its right to redeem all of the Notes under Section 3.07 of the Indenture, each Holder shall have the right to require the Company to repurchase all or any part (equal to $2,000 or larger integral multiples of $1,000) of such Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest, if any, to, but not including, the date of purchase (subject to the right of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date).
(b)    Within ten (10) Business Days of the date on which the amount of Excess Proceeds exceeds (1) the greater of (x) $40.0 million and (y) 10.0% of Consolidated EBITDA for the most recent Test Period with respect to any such Asset Sale or (2) the greater of (x) $60.0 million and (y) 15.0% of Consolidated EBITDA for the most recent Test Period with respect to all such Asset Sales occurring during a single fiscal year (or such lesser amount as the Company in its sole discretion determines), the Company will be required to make an offer (“Asset Sale Offer”) to all Holders of Notes and to the extent required by the terms of any other First Lien Obligations or, if the assets or property disposed of in the Asset Sale were not Collateral, other Pari Passu Indebtedness, to all holders of such First Lien Obligations and/or other Pari Passu Indebtedness, as applicable, outstanding with similar provisions requiring the Company to make an offer to purchase such First Lien Obligations and/or Pari Passu Indebtedness, as applicable, with the Net Cash Proceeds from any Asset Sale, to purchase a principal amount of Notes and, on a pro rata basis, any First Lien Obligations and/or such Pari Passu Indebtedness, as applicable, to which the Asset Sale Offer applies in an amount equal to the Applicable Percentage of the relevant Excess Proceeds, at an offer price in cash equal to 100% of the principal amount of the Notes, First Lien Obligations and Pari Passu Indebtedness plus accrued and unpaid interest to, but not including, the date of purchase, in accordance with the procedures set forth in the Indenture or the agreements governing the First Lien Obligations and/or Pari Passu Indebtedness, as applicable. To the extent that the aggregate amount of Notes, First Lien Obligations and Pari Passu Indebtedness so properly tendered and not withdrawn pursuant to an Asset Sale Offer is less than the Applicable Percentage of the applicable Excess Proceeds, the Company may use any remaining Excess Proceeds for any purpose not prohibited by the Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the portion of Asset Sale Offer Amount applicable to the Notes, the Trustee shall select the Notes to be purchased in accordance with Section 3.02 of the Indenture (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of $2,000 or in integral multiples of $1,000 in excess thereof shall be purchased or returned or delivered to the applicable Holders). Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.
Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer by book-entry transfer, to the Company, the Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Asset Sale Purchase Date.
9.    DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and Holders shall be required to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed.
10.    PERSONS DEEMED OWNERS. A Holder may be treated as its owner for all purposes.
11.    AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Subsidiary Guarantees or the Notes may be amended or supplemented as provided in the Indenture.
12.    DEFAULTS AND REMEDIES.
(a)    If an Event of Default (other than an Event of Default described in Section 6.01(a)(8), (9), (13) or (14) of the Indenture with respect to the Company) occurs and is continuing, the Trustee by notice in writing specifying the Event of Default and that it is a “notice” to the Company, or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes by notice to the Company and the Trustee, may declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable (a “Declaration”). Upon such a Declaration, such principal, premium and accrued and unpaid interest shall be due and payable immediately.

(b)    In the event of a Declaration because an Event of Default described in Section 6.01(a)(7) of the Indenture has occurred and is continuing, the Declaration shall be automatically annulled if the default triggering such Event of Default pursuant to Section 6.01(a)(7) of the Indenture shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 30 days after the cross-payment default with respect thereto or acceleration thereof and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.
(c)    If an Event of Default described in Section 6.01(a)(8), (9), (13) or (14) of the Indenture occurs and is continuing occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Notes shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.
(d)    The Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, through consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) may waive all past defaults (except with respect to a continuing Default or Event of Default with respect to nonpayment of principal, premium or interest on the Notes) and rescind any such acceleration with respect to the Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.
(e)    If a Default occurs and is continuing and is actually known to the Trustee, the Trustee shall deliver a notice of the Default in accordance with the procedures of DTC if the Notes are in global form or otherwise mail to each Holder notice of the Default within 90 days after it occurs. However, except in the case of a Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as a Trust Officer of the Trustee in good faith determines that withholding notice is in the interests of the Holders. In addition, the Company shall deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year.
13.    AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.
14.    GOVERNING LAW. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THE NOTES AND THE GUARANTEES.
15.    CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.
16.    SECURITY. The Notes and the Subsidiary Guarantees shall be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture and the Collateral Documents. The Trustee and the Collateral Agent, as the case may be, shall hold the Collateral in trust for the benefit of the Holders of the Notes, in each case pursuant to the Collateral Documents and the Intercreditor Agreement. Each Holder of the Notes, by accepting this Note, consents and agrees to the terms of the Collateral

Documents (including the provisions providing for the foreclosure and release of Collateral) and the Intercreditor Agreement as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture and authorizes and directs the Collateral Agent to enter into the Collateral Documents and the Intercreditor Agreement (including pursuant to the joinders thereto) on the Effective Date, and at any time after Effective Date, if applicable, and to perform its obligations and exercise its rights thereunder in accordance therewith.
To the extent the Indenture is not publically available from the SEC via the EDGAR filing system, the Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Company at the following address:
c/o Fortrea Holdings Inc.
8 Moore Drive
Durham, North Carolina 22709
Attention: Stillman Hanson
Email: Stillman.hanson@fortrea.com

ASSIGNMENT FORM
To assign this Security, fill in the form below:
I or we assign and transfer this Security to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security or tax I.D. No.)
and irrevocably appoint __________ agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.
Date: __________    Your Signature:
Signature Guarantee:
(Signature must be guaranteed)
Sign exactly as your name appears on the other side of this Security.
The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.
The undersigned hereby certifies that it [is / is not] an Affiliate of the Company and that, to its knowledge, the proposed transferee [is / is not] an Affiliate of the Company.
In connection with any transfer or exchange of any of the Notes evidenced by this certificate occurring prior to the date that is one year after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Company or any Affiliate of the Company, the undersigned confirms that such Notes are being:
CHECK ONE BOX BELOW:

(1)	☐	acquired for the undersigned’s own account, without transfer; or
(2)	☐	transferred to the Company; or
(3)	☐	transferred pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”); or
(4)	☐	transferred pursuant to an effective registration statement under the Securities Act; or
(5)	☐	transferred pursuant to and in compliance with Regulation S under the Securities Act; or
(6)	☐	transferred pursuant to another available exemption from the registration requirements of the Securities Act of 1933, as amended.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the Holder thereof; provided, however, that if box (5) or (6) is checked, the Company may require, prior to registering any such transfer of the Notes, in its sole discretion, such legal opinions, certifications and other information as the Company may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended, such as the exemption provided by Rule 144 under such Act.
    Signature:
Signature Guarantee:
(Signature must be guaranteed)    Signature:
The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.
TO BE COMPLETED BY PURCHASER IF BOX (1) OR (3) ABOVE IS CHECKED.
The undersigned represents and warrants that it is purchasing this Security for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:

Signature:

OPTION OF HOLDER TO ELECT PURCHASE
If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:
☐ Section 4.10    ☐ Section 4.14
If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:
$___________
Date: _________
Your Signature:
        (Sign exactly as your name appears on
        the face of this Note)
Tax Identification No.:
Signature Guarantee*:
*    Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*
The initial outstanding principal amount of this Global Note is $[ ]. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Custodian

*    This schedule should be included only if the Note is issued in global form.

EXHIBIT B
FORM OF EFFECTIVE DATE SUPPLEMENTAL INDENTURE
Supplemental Indenture (this “Effective Date Supplemental Indenture”), dated as of [          ], 2023, among the entities listed on the signature pages hereto (together, the “Initial Subsidiary Guarantors”), each a subsidiary of Fortrea Holdings Inc., a Delaware corporation (the “Company”), and U.S. Bank Trust Company, National Association, as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”).
W I T N E S S E T H:
WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of June 27, 2023, providing for the issuance of an unlimited aggregate principal amount of 7.500% Senior Secured Notes due 2030 (the “Notes”);
WHEREAS, the Initial Subsidiary Guarantors, the Company, the Trustee and the Collateral Agent hereby enter into this Effective Date Supplemental Indenture, under which the Initial Subsidiary Guarantors shall become party to the Indenture;
WHEREAS, pursuant to this Effective Date Supplemental Indenture, the Initial Subsidiary Guarantors shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Subsidiary Guarantees”); and
WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Effective Date Supplemental Indenture.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
(1)    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
(2)    Agreement to Subsidiary Guarantee. Each of the Initial Subsidiary Guarantors hereby agrees as follows:
(a)    Subject to Article 10 of the Indenture, to jointly and severally unconditionally guarantee, on a senior secured basis, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and the Collateral Agent and their respective successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Company hereunder, that:
(i)    the principal of, premium, if any, or interest on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders, the Collateral Agent or the Trustee under the Indenture, the Notes and the Collateral Documents shall be promptly paid in full or performed, all in accordance with the terms thereof; and

(ii)    in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Initial Subsidiary Guarantors shall be jointly and severally obligated to pay the same immediately. This is a guarantee of payment and not a guarantee of collection.
(b)    The obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.
(c)    The following is hereby waived: diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever.
(d)    This Subsidiary Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes, the Indenture and this Supplemental Indenture, and each Initial Subsidiary Guarantor accepts all obligations of a Subsidiary Guarantor under the Indenture.
(e)    If any Holder, the Collateral Agent or the Trustee is required by any court or otherwise to return to the Company, the Initial Subsidiary Guarantors, or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Initial Subsidiary Guarantors, any amount paid either to the Trustee, the Collateral Agent or such Holder, this Subsidiary Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.
(f)    The Initial Subsidiary Guarantors shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.
(g)    As between the Initial Subsidiary Guarantors, on the one hand, and the Holders and the Trustee and the Collateral Agent, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 of the Indenture for the purposes of this Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Initial Subsidiary Guarantors for the purpose of this Subsidiary Guarantee.
(h)    If any Initial Subsidiary Guarantor makes a payment under its Subsidiary Guarantee, such Initial Subsidiary Guarantor will be entitled upon payment in full of all Obligations Guaranteed under the Indenture to a contribution from each other Initial Subsidiary Guarantor in an amount equal to such other Initial Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Initial Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

(i)    Pursuant to Section 10.02 of the Indenture, the obligations of the Initial Subsidiary Guarantors under this Subsidiary Guarantee shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Initial Subsidiary Guarantors that are relevant under any applicable Bankruptcy Law or fraudulent conveyance laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Initial Subsidiary Guarantor in respect of the obligations of such other Initial Subsidiary Guarantor under Article 10 of the Indenture, result in the obligations of such Initial Subsidiary Guarantor under this Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. This Subsidiary Guarantee shall not apply to any liability to the extent that it would result in this Subsidiary Guarantee constituting unlawful financial assistance as prohibited by sections 678 and/or 679 of the Companies Act 2006 of the United Kingdom.
(j)    This Subsidiary Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation, reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes and Subsidiary Guarantee, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Note shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
(k)    In case any provision of this Subsidiary Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
(l)    Each payment to be made by the Initial Subsidiary Guarantors in respect of this Subsidiary Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.
(3)    Execution and Delivery. Each Initial Subsidiary Guarantor agrees that its Subsidiary Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Subsidiary Guarantee on the Notes.
(4)    Merger, Consolidation or Sale of All or Substantially All Assets. Except as otherwise provided in Section 5.01 of the Indenture, the Initial Subsidiary Guarantors may not consolidate or merge with or into or wind up into (whether or not the Company or Subsidiary Guarantor is the surviving corporation), or sell, assign, convey, transfer or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person (other than to the Company or another Initial Subsidiary Guarantor).
(5)    Releases. The Subsidiary Guarantee of any Initial Subsidiary Guarantor shall be automatically and unconditionally released and discharged under the circumstances described in Section 10.06 of the Indenture.
(6)    No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Initial Subsidiary Guarantors shall have any liability for any obligations of the Company or the

Subsidiary Guarantors (including the Initial Subsidiary Guarantors hereunder) under the Notes, the Subsidiary Guarantees, the Indenture, the Intercreditor Agreement, any Collateral Document or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
(7)    Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
(8)    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
(9)    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
(10)    The Trustee. The Trustee and the Collateral Agent shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Subsidiary Guarantors.
(11)    Subrogation. The Initial Subsidiary Guarantors shall be subrogated to all rights of Holders of Notes against the Company in respect of any amounts paid by the Initial Subsidiary Guarantors pursuant to the provisions of Section 2 hereof and Section 11.01 of the Indenture; provided that, if an Event of Default has occurred and is continuing, the Initial Subsidiary Guarantors shall not be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Company under the Indenture or the Notes shall have been paid in full.
(12)    Benefits Acknowledged. The Initial Subsidiary Guarantors’ Subsidiary Guarantees are subject to the terms and conditions set forth in the Indenture. The Initial Subsidiary Guarantors acknowledge that they will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Subsidiary Guarantee are knowingly made in contemplation of such benefits.
(13)    Successors. All agreements of the Initial Subsidiary Guarantors in this Supplemental Indenture shall bind its successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee and/or the Collateral Agent, as applicable, in this Supplemental Indenture shall bind its successors.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

FORTREA HOLDINGS INC.

By:
Name:
Title:

FORTREA INC.
SNAPIOT, INC.
FORTREA CRU INC.
FORTREA PATIENT ACCESS INC.
FORTREA SPECIALTY PHARMACY LLC
FORTREA LATIN AMERICA INC.
NEXIGENT INC.
FORTREA ASIA-PACIFIC INC.
LABCORP ENDPOINT CLINICAL INC.
FORTREA CLINICAL RESEARCH UNIT INC.
FORTREA UK HOLDINGS LIMITED
FORTREA CLINICAL RESEARCH UNIT LIMITED
FORTREA DEVELOPMENT LIMITED
HAVENFERN LIMITED
CHILTERN INTERNATIONAL LIMITED

By:
Name:
Title:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee and as Collateral Agent

By:
Name:
Title:

EXHIBIT C
FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT SUBSIDIARY GUARANTORS
Supplemental Indenture (this “Supplemental Indenture”), dated as of [           ], among the entities listed on the signature pages hereto (together, the “Subsidiary Guarantors”), each a subsidiary of Fortrea Holdings Inc., a Delaware corporation (the “Company”), and U.S. Bank Trust Company, National Association, as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”).
W I T N E S S E T H:
WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of June 27, 2023, providing for the issuance of an unlimited aggregate principal amount of 7.500% Senior Secured Notes due 2030 (the “Notes”);
WHEREAS, the Indenture provides that under certain circumstances the Subsidiary Guarantors shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Subsidiary Guarantors shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Subsidiary Guarantees”); and
WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
(1)    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
(2)    Agreement to Subsidiary Guarantee. Each of the Subsidiary Guarantors hereby agrees as follows:
(a)    Along with all Subsidiary Guarantors party to the Indenture, subject to Article 10 of the Indenture, to jointly and severally unconditionally guarantee, on a senior secured basis, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and the Collateral Agent and their respective successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Company hereunder, that:
(i)    the principal of, premium, if any, or interest on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders, the Collateral Agent or the Trustee under the Indenture, the Notes, and the Collateral Documents shall be promptly paid in full or performed, all in accordance with the terms thereof; and

(ii)    in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Subsidiary Guarantors and the other Subsidiary Guarantors party to the Indenture shall be jointly and severally obligated to pay the same immediately. This is a guarantee of payment and not a guarantee of collection.
(b)    The obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.
(c)    The following is hereby waived: diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever.
(d)    This Subsidiary Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes, the Indenture and this Supplemental Indenture, and each Subsidiary Guarantor accepts all obligations of a Subsidiary Guarantor under the Indenture.
(e)    If any Holder, the Collateral Agent or the Trustee is required by any court or otherwise to return to the Company, the Subsidiary Guarantors (including the Subsidiary Guarantors hereunder), or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Subsidiary Guarantors, any amount paid either to the Trustee, the Collateral Agent or such Holder, this Subsidiary Guarantees, to the extent theretofore discharged, shall be reinstated in full force and effect.
(f)    The Subsidiary Guarantors shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.
(g)    As between the Subsidiary Guarantors, on the one hand, and the Holders and the Trustee and the Collateral Agent, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 of the Indenture for the purposes of this Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Subsidiary Guarantors for the purpose of this Subsidiary Guarantee.
(h)    If any Subsidiary Guarantor makes a payment under its Subsidiary Guarantee, such Subsidiary Guarantor will be entitled upon payment in full of all Obligations Guaranteed under the Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

(i)    Pursuant to Section 10.02 of the Indenture, the obligations of the Subsidiary Guarantors under this Subsidiary Guarantee shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Subsidiary Guarantors that are relevant under any applicable Bankruptcy Law or fraudulent conveyance laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under Article 10 of the Indenture, result in the obligations of such Subsidiary Guarantor under this Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. This Subsidiary Guarantee shall not apply to any liability to the extent that it would result in this Subsidiary Guarantee constituting unlawful financial assistance as prohibited by sections 678 and/or 679 of the Companies Act 2006 of the United Kingdom.
(j)    This Subsidiary Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation, reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes and Subsidiary Guarantee, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Note shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
(k)    In case any provision of this Subsidiary Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
(l)    Each payment to be made by the Subsidiary Guarantors in respect of this Subsidiary Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.
(3)    Execution and Delivery. Each Subsidiary Guarantor agrees that its Subsidiary Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Subsidiary Guarantee on the Notes.
(4)    Merger, Consolidation or Sale of All or Substantially All Assets. Except as otherwise provided in Section 5.01 of the Indenture, the Subsidiary Guarantors may not consolidate or merge with or into or wind up into (whether or not the Company or Subsidiary Guarantor is the surviving corporation), or sell, assign, convey, transfer or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person (other than to the Company or another Subsidiary Guarantor).
(5)    Releases. The Subsidiary Guarantee of any Subsidiary Guarantor shall be automatically and unconditionally released and discharged under the circumstances described in Section 10.06 of the Indenture.
(6)    No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Subsidiary Guarantors shall have any liability for any obligations of the Company or the Subsidiary

Guarantors (including the Subsidiary Guarantors hereunder) under the Notes, the Subsidiary Guarantees, the Indenture, the Intercreditor Agreement, any Collateral Document or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
(7)    Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
(8)    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
(9)    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
(10)    The Trustee. The Trustee and the Collateral Agent shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Subsidiary Guarantors.
(11)    Subrogation. The Subsidiary Guarantors shall be subrogated to all rights of Holders of Notes against the Company in respect of any amounts paid by the Subsidiary Guarantors pursuant to the provisions of Section 2 hereof and Section 11.01 of the Indenture; provided that, if an Event of Default has occurred and is continuing, the Subsidiary Guarantors shall not be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Company under the Indenture or the Notes shall have been paid in full.
(12)    Benefits Acknowledged. The Subsidiary Guarantors’ Subsidiary Guarantees are subject to the terms and conditions set forth in the Indenture. The Subsidiary Guarantors acknowledge that they will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Subsidiary Guarantee are knowingly made in contemplation of such benefits.
(13)    Successors. All agreements of the Subsidiary Guarantors in this Supplemental Indenture shall bind its successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee and/or the Collateral Agent, as applicable, in this Supplemental Indenture shall bind its successors.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

FORTREA HOLDINGS INC.

By:
Name:
Title:

[GUARANTEEING SUBSIDIARIES]

By:
Name:
Title:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee and as Collateral Agent

By:
Name:
Title: